Form 10-K, Exhibit 13
period 1996-09-30
FINANCIAL BANCORP INC
filed 1996-12-30
CIK 855932

Exhibit 13.0 Annual Report to Stockholders for the year ended September 30, 1996

                             FINANCIAL BANCORP, INC.

--------------------------------------------------------------------------------


                                   [Graphic]

                                FINANCIAL FEDERAL
                                  SAVINGS BANK

                    Bank on our strength to build your dreams



                               1996 ANNUAL REPORT

                       SELECTED CONSOLIDATED FINANCIAL AND
                             OTHER DATA OF THE BANK

The following table sets forth certain summary historical financial information concerning the financial position of Financial Bancorp, Inc. (the "Company"), including its subsidiary, Financial Federal Savings Bank (the "Bank"), for the period and at the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of the Company contained elsewhere herein. (In Thousands) At September 30,

(In Thousands)                                   At September 30,
--------------------------------------------------------------------------------
                                  1996      1995      1994      1993      1992
                                ------------------------------------------------

Financial Condition Data:

Total assets .................  $266,763  $228,823  $171,642  $147,871  $156,749
Total loans receivable, net ..   140,314   110,062    83,505    83,425    94,708
Investment securities(1) .....    56,406    40,359    17,801     5,435    11,561
Mortgage-backed securities(2)     54,853    62,008    49,839    49,408    40,862
Deposits .....................   202,884   186,492   140,182   136,638   146,823
Borrowed funds ...............    33,652    12,501      --        --        --
Stockholders' equity .........    25,787    27,179    29,300     9,374     7,696


(In Thousands)                                        Year Ended September 30,
--------------------------------------------------------------------------------------------
                                          1996       1995       1994       1993       1992
                                        ----------------------------------------------------
Selected Operating Data:
Interest income ......................  $ 17,823   $ 14,256   $ 10,490   $ 11,305   $ 12,275
Interest expense .....................     8,691      6,286      4,000      4,383      6,569
                                        ----------------------------------------------------
Net interest income ..................     9,132      7,970      6,490      6,922      5,706

Provision for loan losses ............       543        342        183        732         75
                                        ----------------------------------------------------
Non-interest income:
  Fees, service charges, gain (loss)
    on sales and other income ........       490        309        355      1,063      1,087
  (Loss) from real estate operations        (313)      (618)      (300)      (380)      --
                                        ----------------------------------------------------
  Total non-interest income (loss):          177       (309)        55        683      1,087
                                        ----------------------------------------------------
Non-interest expense:
  Salaries and employee benefits .....     3,048      2,619      2,301      1,967      1,909
  Premises and equipment .............     1,064      1,048        826        920        984
  Advertising ........................        70        129         41         19         19
  Loss (income) from real estate owned        84         77        (12)       183         (2)
  Federal insurance premiums(3) ......     1,502        390        360        306        314
  Miscellaneous ......................     1,170      1,014        668        700        646
                                        ----------------------------------------------------
  Total non-interest expense .........     6,938      5,277      4,184      4,095      3,870
                                        ----------------------------------------------------
Income before income taxes ...........     1,828      2,042      2,178      2,778      2,848
Income tax expense(4) ................       675        836        921      1,099      1,308
                                        ----------------------------------------------------
Net income ...........................  $  1,153   $  1,206   $  1,257   $  1,679   $  1,540
============================================================================================

                                                             At Year Ended September 30,
------------------------------------------------------------------------------------------------------
                                                1996        1995        1994        1993        1992
                                              --------------------------------------------------------
Selected Financial Ratios and Other Data:
Retained earnings to assets at period end        9.67%      11.88%      17.07%       6.34%       4.91%
Return on average assets .................       0.47        0.60        0.79        1.09        1.00
Return on average equity .................       4.31        4.18        9.76       19.71       22.21
Average equity to average assets .........      10.97       14.27        8.08        5.54        4.49
Net interest rate spread .................       3.48        3.70        4.12        4.63        3.78
Net interest margin ......................       3.91        4.18        4.29        4.74        3.88

Operating expenses to average assets(5)(7)       2.20        2.57        2.63        2.55        2.51
Efficiency ratio(7) ......................      56.01       62.81       61.29       53.38       62.68
Non-performing assets to total assets ....       3.09        2.65        2.95        4.05        3.07
Non-performing loans to total loans ......       3.15        1.72        1.95        2.58        4.70
Allowance for loan losses to total loans .       1.09        1.10        1.31        1.18        0.36
Allowance for loan losses
  to non-performing assets(6) ............      19.08       20.50       22.09       16.78        7.13
Number of full-service facilities ........          5           5           5           5           6

----------
(1) Includes Federal Home Loan Bank of New York ("FHLB") stock and investment securities available for sale.

(2) Includes mortgage-backed securities available for sale.

(3) Includes non-recurring SAIF assessment of $1,115,000 for the year ended September 30, 1996.

(4) Includes for the year ended September 30, 1993, an income tax benefit of $196,665, which reflects the cumulative effect of a change in accounting for income taxes resulting from the adoption of Statement of Financial Accounting Standards ("FASB") 109 as of October 1, 1992.

(5) Operating expenses represent total non-interest expenses excluding (income) loss from real estate owned.

(6) Non-performing assets for the years ended September 30, 1996, 1995, 1994 and 1993, include investments in real estate.

(7) Excludes non-recurring SAIF assessment of $1,115,000 and severance payment of $369,000 for the year ending September 30, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Financial Bancorp, Inc. (the "Company"), is the holding company for Financial Federal Savings Bank (the "Bank"), which converted to a federally chartered stock savings association on August 17, 1994 and to a federally chartered stock savings bank on October 20, 1994. The Company is headquartered in Long Island City, New York and its principal business currently consists of the operations of the Bank. The Bank's results of operations are primarily dependent on net interest income, which is the difference between income earned on its loan, mortgage-backed securities and investment securities portfolio, and its cost of funds, consisting primarily of the interest paid on its deposits and borrowings. The Bank's results of operations are also affected by its provision for loan losses. The Bank's non-interest expenses principally consists of salaries and employee benefits, occupancy and equipment expenses, federal deposit insurance premiums, and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

FINANCIAL CONDITION

As of September 30, 1996, total assets were $266.8 million, which represents a $38.0 million, or a 16.6%, increase from $228.8 million as of September 30, 1995. During the same period, deposits increased by $16.4 million, or 8.8%, to $202.9 million as of September 30, 1996 from $186.5 million at September 30, 1995. Furthermore, advances from the Federal Home Loan Bank of New York ("FHLB") increased by $4.3 million to $9.7 million, at September 30, 1996, as compared to $5.4 million at September 30, 1995. The treasury tax and loan account and other short-term borrowings increased to $9.9 million at September 30, 1996, from zero at September 30, 1995. Securities sold under agreements to repurchase increased by $6.9 million, to $14.0 million at September 30, 1996, from $7.1 million at September 30, 1995. Asset growth was funded by a combination of both the $16.4 million increase in the Bank's deposit base, the $4.3 million increase in FHLB advances, in addition to the $16.8 million increase in other short-term borrowings and securities sold under agreements to repurchase.

      At September 30, 1996, cash and cash equivalents totalled $5.1 million, which represents a $2.8 million, or a 35.0%, decrease from $7.9 million, from the same period in 1995. This decrease primarily resulted from the cash utilized to fund the Company's stock repurchase programs.

      Investment securities available for sale increased to $3.6 million, at September 30, 1996, as compared to zero at September 30, 1995. Furthermore, mortgage-backed securities available for sale increased to $5.0 million, at September 30, 1996, as compared to zero at September 30, 1995. In accordance with an implementation guide for Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities," released by the Financial Accounting Standards Board ("FASB") on November 15, 1995, which permitted a one-time reassessment and related reclassification, no later than December 31, 1995, the Bank, during this window period, realigned its investment securities portfolio to provide greater flexibility and maximize its total rate of return by transferring $2.0 million of U.S. Treasury Securities from the held to maturity to the available for sale portfolio.

      As of September 30, 1996, investment securities, including available for sale, consisted primarily of medium-term U.S. Government Agency obligations, with features such as calls and/or interest rate "step-ups," and Treasury Securities increased $15.8 million, or 40.6%, to $54.7 million from $38.9 million as of September 30, 1995. Mortgage-backed securities decreased by $12.2 million, or 19.6%, to $49.8 million as of September 30, 1996, from $62.0 million as of September 30, 1995, exclusive of $5.0 million in mortgage-backed securities which were classified as available for sale. Loans receivable increased by $30.3 million, or 27.5%, to $140.3 million as of September 30, 1996, from $110.0 million as of September 30, 1995. This $30.3 million, or 27.5% increase in loans receivable primarily resulted from the origination of $34.3 million in mortgage loans, and the purchase of $14.3 million of one- to-four family, adjustable rate residential mortgage loans, partially offset by normal amortization, prepayments and satisfactions.

      Non-performing loans totaled $4.6 million, or 3.15% of total loans at September 30, 1996 as compared to $1.9 million, or 1.72% of total loans at September 30, 1995. The increase in non-performing loans represents the balance of Thrift Association Service Corporation ("TASCO") pass-through securities. In May 1996, the FDIC stated that they would not continue the scheduled pass-through of principal and interest payments whether or not collected. At September 30, 1996, the FDIC continued to withhold principal and interest payments on these securities. At September 30, 1996, nonperforming assets totalled $8.2 million, or 3.09% of total assets as compared to $6.1 million, or 2.65% of total assets as of September 30, 1995. The Company's allowance for loan losses totalled $1.6 million at September 30, 1996, which represents a ratio of allowance for loan losses to nonperforming assets and to total loans of 19.08% and 1.09%, respectively, as compared to 20.51% and 1.10%, respectively, at September 30, 1995. Of the $1.6 million in allowance for loan losses, $504,000 is attributable to one loan participation with Tasco.

      Total stockholders' equity was $25.8 million at September 30, 1996, reflecting a $1.4 million, or 5.2%, decrease from the prior year. The decrease in stockholders' equity was the result of the Company's repurchase of

192,266 shares as part of the Company's two, five percent repurchase programs, each for five percent of the then outstanding common stock, at a total cost of $2.5 million. As of September 30, 1996, the Company has repurchased 18.5% of the total shares issued in the initial public offering. At September 30, 1996, the Company had 1,790,622 common shares outstanding and the stated book value per common share was $14.40, an increase of $0.62 per common share, or 4.5%, from $13.78 per common share at September 30, 1995.

INTEREST RATE SENSITIVITY ANALYSIS

The Bank is subject to interest rate risk to the extent that its interest-bearing liabilities reprice or mature more or less frequently than its interest-earning assets. The Bank's interest rate risk management policy has been structured to monitor and maintain the Bank's interest rate sensitivity to within Board prescribed limits while attempting to maximize net interest income. In connection with its interest rate risk management strategy, management has emphasized the purchase of adjustable rate-mortgage loans, and has limited its other investments to medium-term, U.S. Government Agency securities with an average maturity of five years or less. This strategy is necessary to offset the significant amount of fixed-rate loan origination activity. On the liability side, management has closely monitored the pricing of its deposit products, and has made a conscious effort to extend deposit maturities, and secure fixed-rate borrowings when market conditions are favorable. In addition, the Bank has had tremendous success in growing its noninterest-bearing demand accounts and utilizing low cost sources of overnight and short-term borrowings to fund short-to medium-term investments.

      The table below summarizes the estimated contractual maturities of the Bank's interest-earning assets and interest-bearing liabilities at September 30, 1996. Maturities are adjusted using assumptions for prepayments and decay rates as researched and developed by the Bank. The assumptions for prepayments on fixed-rate mortgage loans and mortgage-backed securities range from 15% to 20% dependent upon the type of property (single-family or multi-family) and type of lien (first or second). The assumptions for deposits are: (i) certificate accounts are not withdrawn prior to maturity; and (ii) the decay rates for NOW accounts, money market and regular savings accounts range from 17% to 79% per year. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures and, therefore, actual prepayment and withdrawal experience may vary from that indicated.

      The effect of these assumptions is to quantify the dollar amounts of items that are interest-sensitive and can be repriced within each of the periods specified. The difference, or "gap," provides an indication of the extent to which the Bank's net interest income may be affected by future changes in interest rates. The Bank's cumulative one-year gap, as a percent of total interest-earning assets, increased to a positive 11.12% at September 30, 1996 from a positive 8.97% at September 30, 1995. A positive gap denotes asset sensitivity, which in a given period will result in more assets subject to repricing than liabilities. Generally, asset sensitive gaps will result in a net positive effect on net interest income and consequently, net income in an increasing interest rate environment. Alternatively, asset sensitive gaps will generally result in a net negative effect on net interest income and consequently, net income in a decreasing interest rate environment.


(Dollars in Thousands)                                                          At September 30, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                More than               More than   More than
                                                     Three    Three Months  More than  Three Years  Five Years
                                                     Months    to Twelve   One Year to   to Five     to Ten     More than
                                                    or Less      Months    Three Years    Years       Years     Ten Years     Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage and other loans ......................   $  9,651    $ 40,874    $ 31,012    $ 27,688    $ 24,708    $ 10,759    $144,692
  Investment securities .........................     34,988      13,568       2,566       2,908        --          --        54,030
  Mortgage-backed securities ....................     17,348      14,765       5,347       5,665       7,750       3,978      54,853
  Repurchase agreements .........................      2,185        --          --          --          --          --         2,185
  FHLB stock and equity securities ..............       --          --          --          --          --         2,376       2,376
                                                    --------------------------------------------------------------------------------
Total interest-earning assets ...................   $ 64,172    $ 69,207    $ 38,925    $ 36,261    $ 32,458    $ 17,113    $258,136
                                                    ================================================================================
Interest-bearing liabilities:
  Savings and club accounts .....................   $  4,208    $  9,306    $ 18,843    $ 12,982    $ 17,422    $ 11,323    $ 74,084
  NOW accounts ..................................        738       2,214       3,030       1,203         713          79       7,977
  Money market accounts .........................      2,102       6,306       2,137          94           6        --        10,645
  Certificates of deposit .......................     15,514      37,663      29,097      19,873         875        --       103,022
  Borrowed funds ................................     24,452       1,200       8,000        --          --          --        33,652
                                                    --------------------------------------------------------------------------------
Total interest-bearing liabilities ..............   $ 47,014    $ 56,689    $ 61,107    $ 34,152    $ 19,016    $ 11,402    $229,380
                                                    ================================================================================
Interest-sensitivity gap ........................   $ 17,158    $ 12,518    $(22,182)   $  2,109    $ 13,442    $  5,711    $ 28,756
                                                    ================================================================================
Cumulative interest-sensitivity gap .............   $ 17,158    $ 28,676    $  7,494    $  9,603    $ 23,045    $ 28,756
                                                    ====================================================================

Cumulative interest-sensitivity gap as a
  percentage of total assets ....................       6.43%      11.12%       2.81%       3.60%       8.64%      10.78%

Cumulative net interest-earning assets as a
  percentage of interest-bearing liabilities ....     136.50%     128.62%     104.55%     104.83%     110.57%     112.54%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances, except for federal funds, and borrowed funds which are derived from average daily balances. Management does not believe that the use of average monthly balances instead of average daily balances on all other accounts has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. (Dollars in Thousands) Year Ended September 30,


(Dollars in Thousands)                                                  Year Ended September 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                 1996                               1995                            1994
                                     -----------------------------   ---------------------------------  ----------------------------
                                     Average             Average     Average                 Average    Average            Average
                                     Balance  Interest  Yield/Cost   Balance     Interest   Yield/Cost  Balance  Interest Yield/Cost
                                     -----------------------------------------------------------------------------------------------
Interest-earning assets:
  Federal funds sold and
    securities purchased
    under agreements to resell...     $  659    $  38      5.72%    $  2,296       $  136        5.91%  $  5,476   $  194   3.55%
  Investment securities(1).......     48,728    3,444      7.07       33,059        2,381        7.20     15,659      935   5.97
  Loans receivable(2)............    127,050   10,316      8.12       93,592        7,551        8.07     82,568    6,752   8.18
  Mortgage-backed securities(3)..     57,274    4,025      7.03       61,872        4,188        6.77     47,655    2,609   5.48
                                    --------  -------               --------       ------               --------   ------
Total interest-earning assets....    233,711   17,823      7.63      190,819       14,256        7.47    151,358   10,490   6.93
                                              -------     -----                    ------       -----              ------  -----
Non-interest-earning assets......     10,202                          11,386                               8,015
                                    --------                        --------                            --------
    Total assets.................   $243,913                        $202,205                            $159,373
                                    ========                        ========                            ========
Interest-bearing liabilities:
  NOW and money market deposits..   $ 18,818      436      2.31     $ 16,492       $  373        2.26   $ 18,623      424   2.28
  Savings deposits...............     75,243    1,674      2.22       79,679        1,930        2.42     85,803    1,994   2.32
  Certificates of deposit........     95,003    5,483      5.76       67,563        3,816        5.65     38,008    1,582   4.16
                                    --------  -------               --------       ------               --------   ------
  Total interest-bearing deposits    189,064    7,593      4.01      163,734        6,119        3.741    42,434    4,000    2.81
  Borrowed funds.................     19,770    1,098      5.46        2,804          167        5.98       --       --       --
                                    --------  -------               --------       ------               --------   ------
    Total interest-bearing
      liabilities ...............    208,834    8,691      4.15      166,538        6,286        3.771    42,434    4,000    2.81
                                              -------     -----                    ------        -----              ------  -----
Non-interest bearing liabilities.      8,313                           6,809                               4,061
Total liabilities................    217,147                         173,347                             146,495
Stockholders' equity.............     26,766                          28,858                              12,878
                                    --------                        --------                            --------
    Total liabilities and
      stockholders' equity.......   $243,913                        $202,205                            $159,373
                                    ========                        ========                            ========

Net interest income..............             $ 9,132                             $ 7,970                         $ 6,490
                                              =======                             =======                         =======
Net interest rate spread(4)......                         3.48%                                  3.70%                       4.12%
                                                          ====                                   ====                        ====
Net interest-earning
  assets/net interest margin(5)..   $ 24,877              3.91%     $ 24,281                     4.18%  $  8,924             4.29%
                                    ========              ====      ========                     ====   ========             ====

Ratio of average interest-earning
  assets to average
  interest-bearing liabilities...      1.12x                           1.15x                               1.06x
                                    ========                        ========                            ========

----------
(1) Includes FHLB stock and investment securities available for sale.

(2) Includes non-accrual loans.

(3) Includes mortgage-backed securities available for sale.

(4) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); (iii) the changes attributable to the combined impact of changes in volume and rate; and (iv) the net change.


(In Thousands)                                      Year Ended September 30,                      Year Ended September 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                         1996 vs. 1995                                 1995 vs. 1994
                                            ---------------------------------------------------------------------------------------
                                                  Increase (Decrease) Due to                     Increase (Decrease) Due to
                                            ---------------------------------------------------------------------------------------
                                            Volume     Rate    Rate/Volume    Total       Volume      Rate     Rate/Volume   Total
                                            ---------------------------------------------------------------------------------------
Interest income:
  Federal funds sold and securities
    purchased under agreements to resell    $  (97)  $    (2)    $     1     $   (98)    $  (113)    $   130     $   (75)   $   (58)
  Investment securities .................    1,128       (44)        (21)      1,063       1,039         193         214      1,446
  Loans receivable ......................    2,700        47          18       2,765         902         (91)        (12)       799
  Mortgage-backed securities ............     (311)      161         (13)       (163)        779         617         183      1,579
                                           ----------------------------------------------------------------------------------------
Total ...................................    3,420       162         (15)      3,567       2,607         849         310      3,766
                                           ----------------------------------------------------------------------------------------
Interest expense:
  NOW and money market deposits .........       53        11           2          66         (49)         (3)          1        (51)
  Savings deposits ......................     (107)     (159)          9        (257)       (142)         84          (6)       (64)
  Certificates of deposit ...............    1,551        81          33       1,665       1,230         565         439      2,234
                                           ----------------------------------------------------------------------------------------
Total deposits ..........................    1,497       (67)         44       1,476       1,039         646         434      2,119
Borrowed funds ..........................    1,015       (12)        (22)        831        --          --           167        167
                                           ----------------------------------------------------------------------------------------
Total ...................................    2,512       (79)        (28)      2,405       1,039         646         601      2,286
                                           ----------------------------------------------------------------------------------------
Net change in net interest income .......  $   908   $   241     $    13     $ 1,162     $ 1,568     $   203     $  (291)   $ 1,480
                                           ========================================================================================

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995.

General. Net income for the year ended September 30, 1996 modestly decreased by $53,000 to $1.15 million, or $0.64 per share, from $1.20 million, or $0.59 per share, for the year ended September 30, 1995. This decrease was primarily due to a $598,000, after-tax, one-time special assessment for the recapitalization of the Savings Association Insurance Fund ("SAIF"), a $369,000 severance payment made to the former president and chief executive officer of the Company and a $201,000 increase in provisions for loan losses, which was partially offset by a $1.2 million increase in net interest income before provision for loan losses. For the year ended September 30, 1996, net income, excluding the $598,000 one-time after-tax special assessment for the recapitalization of the SAIF, was $1.8 million, or $0.98 per share.

      Interest Income. Interest income increased by $3.6 million, or 25.0%, to $17.8 million for the year ended September 30, 1996, from $14.2 million for the year ended September 30, 1995. The increase primarily resulted from an increase in interest-earning assets from the continued leveraging and growing of the balance sheet to fund new loan originations, loan purchases and the purchase of investment securities. The average yield on interest-earning assets increased 16 basis points to 7.63%, for the year ended September 30, 1996, from 7.47% from the year ended September 30, 1995. The increase in the average yield primarily resulted from a higher interest rate environment during fiscal 1996 in addition to the Company's investment into higher yielding assets. For the year ended September 30, 1996, average interest-earning assets were $233.7 million, as compared to $190.8 million for the fiscal year ended September 30, 1995, which represents a $42.9 million, or a 22.5% increase. The increase in the average balance of interest-earning assets resulted from an increase in loans receivable and investment securities. Interest income from loans increased by $2.8 million, or 36.6%, to $10.3 million in fiscal 1996 from $7.5 million in fiscal 1995. This increase was due to a $33.5 million, or 35.7%, increase in the average balance of loans and a 5 basis point increase in the average yield on loans to 8.12% for fiscal 1996 from 8.07% for the same period in 1995. The higher average balance of loans receivable was consistent with management's strategy of deploying the Company's funds into loans receivable. In fiscal 1996, interest income from mortgage-backed securities decreased $163,000, or 3.9%, to $4.0 million from $4.2 million for fiscal 1995. This decrease is primarily due to a $4.6 million, or 7.4% decline in the average balance of mortgage-backed securities to $57.3 million in fiscal 1996 from $61.9 million in fiscal 1995, partially offset by a 26 basis point increase in the average yield on such securities to 7.03% for fiscal 1996 from 6.77% for the corresponding period in 1995. Interest income on investment securities increased $1.0 million, or 44.6%, to $3.4 million during fiscal 1996 from $2.4 million during fiscal 1995, primarily due to an increase of $15.7 million, or 47.4%, in the average balance of investment securities, partially offset by a 13 basis point decrease in the average yield on such securities of 7.07% during fiscal 1996 from 7.20% for fiscal year 1995. Interest income from federal funds sold and securities purchased under agreements to resell for fiscal 1996 decreased by $98,000, or 72.1%, to $38,000 in fiscal 1996 from $136,000 for fiscal 1995. This decrease resulted from a

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

$1.6 million, or 71.3%, decrease in the average asset balance, and a 19 basis point decrease in the average rate earned on such assets from 5.91% to 5.72%.

      Interest Expense. Interest expense on total deposits for the year ended September 30, 1996, increased $1.5 million, or 24.1%, to $7.6 million, from $6.1 million for the year ended September 30, 1995. The increase resulted from a 27 basis point increase in the average cost of interest-bearing deposits to 4.01% for fiscal 1996 from 3.74% for fiscal 1995, and a $25.3 million, or 15.5%, increase in the average balance of interest-bearing deposits to $189.0 million in fiscal 1996 from $163.7 million in fiscal 1995. Interest expense on borrowings increased $931,000 to $1.1 million, due to a $17.0 million increase in the average balance of borrowed funds to $19.8 million in fiscal 1996 from $2.8 million in fiscal 1995. The increase in the average cost of interest-bearing liabilities resulted from the continued leveraging and growing of the balance sheet, in addition to competitive pricing of longer-term certificate of deposit accounts. Interest expense on savings accounts decreased $257,000, or 13.3%, to $1.7 million for fiscal 1996 from $1.9 million for fiscal 1995, resulting from a $4.4 million reduction in average balances, in addition to a 20 basis point decrease in the average cost of such deposits. The average balance of savings and club accounts decreased to 39.8% of total average deposits for fiscal 1996, as compared to 48.7% for fiscal 1995. For the year ended September 30, 1996, interest expense on certificates of deposit increased $1.7 million, or 43.7%, to $5.5 million, which resulted from a 40.6% increase in the average balance of these accounts to $95.0 million for fiscal 1996 from $67.6 million in fiscal 1995, and an 11 basis points increase in the average cost of such accounts to 5.76% in fiscal 1996 from 5.65% in fiscal 1995.

      Net Interest Income. Net interest income for the year ended September 30, 1996, increased $1.1 million, or 14.6%, to $9.1 million from $8.0 million for fiscal 1995. The Bank's net interest rate spread decreased to 3.48% in fiscal 1996 from 3.70% in fiscal 1995, and its net interest margin decreased to 3.91% in fiscal 1996 from 4.18% in fiscal 1995. During the fiscal year ended September 30, 1996, the narrowing of the net interest rate spread and net interest margin was primarily caused by the Bank's competitive deposit pricing in an effort to attract new certificate of deposits during the first quarter of fiscal 1996 and the simultaneous leveraging of the balance sheet in an effort to increase net interest income. The average yield on interest-earning assets was 7.63% for the year ended September 30, 1996, as compared to 7.47% for the year ended September 30, 1995. The average cost of interest-bearing liabilities was 4.15% for the year ended September 30, 1996, as compared to 3.77% for the corresponding period last year.

      Provision for Loan Losses. The provision for loan losses increased by $201,000 to $543,000 for the year ended September 30, 1996 from $342,000 for the year ended September 30, 1995, which resulted in an increase of the Bank's total allowance for loan losses to $1.6 million at September 30, 1996. The increase in the provision for losses is partially attributable to an increase in loss provisions established for participation loans. In addition, the increase in the provisions for losses is reflective of the significant increase in the loan portfolio as a result of an increase in loan originations and the purchase of one-to-four family mortgage loans. In determining its provision for loan losses, management establishes loss allowances on identified problem loans and establishes general allowances on the remainder of the loan portfolio.

      Non-Interest Income. Non-interest income for the year ended September 30, 1996, increased $486,000, or 157.1%, to $177,000 from a loss of $309,000 for the year ended September 30, 1995. This significant increase is primarily attributable to the decrease in provisions for losses on investments in real estate, which represents a joint venture project in which a subsidiary of the bank has a one-third interest. In addition, the increase in non-interest income is attributable to a $109,000 increase in fees and service charges and a $37,000 net gain on sale of investment securities after the write-down for the decline in market value of TASCO common stock.

      Non-Interest Expenses. Non-interest expense increased $1.66 million, or 31.5%, to $6.9 million for the year ended September 30, 1996 from $5.3 million for the year ended September 30, 1995. Salaries and employee benefits increased $430,000, or 16.4%, to $3.0 million for fiscal 1996 from $2.6 million for fiscal 1995. The increase in salaries and employee benefits is primarily attributable to a one-time charge of $369,000 pursuant to the employment contract with the former president and chief executive officer of the Company and Bank. For the year ended September 30, 1996, office occupancy decreased by $50,000 to $493,000 from $543,000 for the year ended September 30, 1995. The decrease in occupancy expense during fiscal 1996 is partly attributable to the collection of rental income on the Bank owned properties. For the year ended September 30, 1996, equipment expense increased by $65,000 to $571,000 from $506,000 for the fiscal year ended September 30, 1995. The increase in equipment expense represents costs associated with the Company's data processing service, deposit and check processing service fees, automated teller machines ("ATMs") and other vendor related services and contracts. In addition, advertising expense decreased by $60,000 to $69,000 for fiscal 1996 from $129,000 for fiscal 1995. The Company has limited its advertising expense in an effort to bolster earnings. Losses on real estate owned increased $7,000 to $84,000 for fiscal 1996, as compared to $77,000 in losses realized in fiscal 1995. It is management's objective to dispose of real estate owned as rapidly as possible. For the fiscal year ended September 30, 1996, the federal insurance premium increased by $1.1 million to $1.5 million from $400,000 for fiscal year ended September 30, 1995. The increase is solely attributable to a $1.1 million one-time special assessment to recapitalize the SAIF. Exclusive of the SAIF assessment and the loss from real estate owned, the ratio of operating expenses to average assets decreased by 22 basis points to 2.35% for fiscal 1996 from 2.57% for fiscal 1995.

      Income Tax Expense. Income tax expense decreased by $161,000, or 19.2%, to $675,000 in fiscal 1996 from $836,000 in fiscal 1995, due primarily to a decrease in income before income taxes. Income tax expense is indicative of the normal level of income tax expense attributable to pre-tax income for the period.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994.

General. Net income for the year ended September 30, 1995 decreased by $51,000 to $1.2 million, or $0.59 per share, from $1.3 million, or $0.62 per share, for the year ended September 30, 1994. This decrease was primarily due to a $318,000 increase in losses from real estate operations, an additional $159,000 in provisions for loan losses, and a $1.1 million increase in non-interest expenses, which was partially offset by a $1.5 million increase in net interest income before provisions for loan losses.

      Interest Income. Interest income increased by $3.8 million, or 35.9%, to $14.3 million for the year ended September 30, 1995 from $10.5 million for the year ended September 30, 1994. The increase primarily resulted from an increase in interest-earning assets from the investment of net proceeds from the initial public offering, cash obtained from the Company's purchase of a branch with $14.8 million in deposits, and income earned on the investment of cash realized from borrowings obtained during the fiscal year. The average yield on interest earning assets increased 54 basis points to 7.47%, for the year ended September 30, 1995, from 6.93% from the year ended September 30, 1994. The increase in the average yield primarily resulted from a higher interest rate environment during fiscal 1995. For the year ended September 30, 1995, average interest-earning assets were $190.8 million, as compared to $151.4 million for the fiscal year ended September 30, 1994, which represents a $39.4 million, or a 26.1% increase. The increase in the average balance of interest-earning assets resulted from an increase in loans receivable, investment securities, and mortgage-backed securities. Interest income from loans increased by $799,000, or 11.8%, to $7.6 million in fiscal 1995 from $6.8 million in fiscal 1994. This increase was due to an $11.0 million, or 13.4%, increase in the average balance of loans, offset by an 11 basis point decrease in the average yield on loans to 8.07% for the fiscal 1995 period from 8.18% for the corresponding period in 1994. In fiscal 1995, interest income from mortgage-backed securities increased $1.6 million, or 60.5%, to $4.2 million from $2.6 million for fiscal 1994. This increase is primarily due to an increase in the average yield on such securities of 129 basis points to 6.77%, and by a $14.2 million, or 29.8% increase in the average balance of mortgage-backed securities. Interest income on investment securities increased $1.4 million, or 154.9%, to $2.4 million during fiscal 1995 from $935,000 during fiscal 1994, primarily due to an increase of $17.4 million, or 111.1%, in the average balance of investment securities. The average yield on investment securities increased 123 basis points to 7.20% during fiscal 1995 from 5.97% during fiscal 1994. Interest income from federal funds sold and securities purchased under agreements to resell for fiscal 1995 decreased by $58,000, or 29.9%, to $136,000 in fiscal 1995 from $194,000 for fiscal 1994.
This decrease resulted from a $3.2 million, or 58.1%, decrease in the average asset balance, offset by a 236 basis points increase in the average rate earned on such assets from 3.55% to 5.91%.

      Interest Expense. Interest expense on total deposits for the year ended September 30, 1995, increased $2.1 million, or 53.0%, to $6.1 million for the year ended September 30, 1995, from $4.0 million for the year ended September 30, 1994. The increase resulted from a 93 basis point increase in the average cost of interest-bearing deposits to 3.74% for fiscal 1995 from 2.81% for fiscal 1994, and a $21.3 million, or 15.0%, increase in the average balance of interest-bearing deposits. Interest expense on borrowings increased $168,000 due to a $2.8 million increase in the average balance of borrowed funds. The increase in the average cost of interest-bearing liabilities resulted from the higher interest rate environment and the Bank's competitive deposit pricing during the fiscal year. Interest expense on savings accounts decreased $64,000, or 3.2%, to $1.9 million for fiscal 1995 from $2.0 million for fiscal 1994, resulting from a $6.1 million reduction in average balances, partially offset by a 10 basis point increase in the average cost of such deposits. The average balance of savings and club accounts decreased to 48.7% of total average deposits for fiscal 1995, as compared to 60.2% for fiscal 1994. For the year ended September 30, 1995, interest expense on certificates of deposit increased $2.2 million, or 141.2%, to $3.8 million, which resulted from a 77.8% increase in the average balance of these accounts to $67.6 million for fiscal 1995 from $38.0 million in fiscal 1994, and a 149 basis points increase in the average cost of such accounts to 5.65% in fiscal 1995 from 4.16% in fiscal 1994.

      Net Interest Income. Net interest income for the year ended September 30, 1995, increased $1.5 million, or 22.8%, to $8.0 million for fiscal 1995 from $6.5 million for fiscal 1994. The Bank's net interest rate spread decreased to 3.70% in fiscal 1995 from 4.12% in fiscal 1994, and its net interest margin decreased to 4.18% in fiscal 1995 from 4.29% in fiscal 1994. The narrowing of the net interest margin and spread reflects the impact of several Federal Reserve rate increases during 1994 and the first three months of 1995, an overall flattening of the yield curve, and the Bank's competitive deposit pricing in an effort to attract new certificate of deposit accounts. The average yield on interest-earning assets was 7.47% for the year ended

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

September 30, 1995, as compared to 6.93% for the year ended September 30, 1994. The average cost of interest-bearing liabilities was 3.77% for the year ended September 30, 1995, as compared to 2.81% for the corresponding period last year.

      Provision for Loan Losses. The provision for loan losses increased by $159,000 to $342,000 for the year ended September 30, 1995 from $183,000 for the year ended September 30, 1994, which resulted in an increase of the Bank's total allowance for loan losses to $1.2 million at September 30, 1995. This increase resulted from the decline in value of the Hyde Park Tasco loan participation, along with additional valuation allowances required for the overall increase in mortgage lending activity during fiscal 1995. In determining its provision for loan losses, management establishes loss allowances on identified problem loans and establishes general allowances on the remainder of the loan portfolio.

      Non-Interest Income. Non-interest income for the year ended September 30, 1995, decreased $364,000, or 661.8%, to a $309,000 loss from $55,000 in income for the year ended September 30, 1994. This decrease is primarily attributable to an additional $318,000 provision for losses on investment in real estate, which reflects a current appraisal of the value of real estate owned by the joint venture in which a subsidiary of the Bank has a one-third interest. The remainder of the decrease represents a decline in other fees and service charges.

      Non-Interest Expenses. Non-interest expenses increased $1.1 million, or 26.1%, to $5.3 million for the year ended September 30, 1995 from $4.2 million for the year ended September 30, 1994. Salaries and employee benefits increased $318,000, or 13.8%, to $2.6 million for fiscal 1995 from $2.3 million for fiscal 1994. The increase in salaries and employee benefits resulted from the establishment and implementation of the Bank's Recognition and Retention Plan
(RRP) and the Company's Employee Stock Ownership Plan (ESOP), increased overtime and additional staffing during the first half of 1995. The additional staffing resulted from the temporary operation of two branches in Brooklyn at the time of the purchase of deposits from the East New York Savings Bank. For the year ended September 30, 1995, office occupancy and equipment expense increased by $122,000 and $100,000, respectively, to $542,000 and $506,000, respectively, from $420,000 and $406,000, respectively, for the year ended September 30, 1994. The increase in occupancy expense represents costs associated with the temporary operation of two branches in Brooklyn at the time of the deposit purchase from the East New York Savings Bank. The increase in equipment expense represents costs associated with the Company's data processing service, automated teller machines ("ATMs") and other vendor related services and contracts. In addition, advertising and miscellaneous expense increased by $88,000 and $346,000, respectively, to $129,000 and $1.0 million, respectively, for fiscal 1995 from $41,000 and $668,000, respectively, for fiscal 1994. The substantial increase in advertising expense represents the Company's gift and advertising campaign associated with the deposit purchase in Brooklyn and a Company-wide campaign emphasizing specific time deposits. The increase in miscellaneous expense is attributable to additional stationery and printing costs associated with the Bank's change of name and logo during the fiscal year, servicing costs related to newly installed ATMs and other costs associated with a publicly traded company, including but not limited to, legal costs. Losses on real estate owned increased $89,000 to $77,000 for fiscal 1995, as compared to $13,000 in net income in fiscal 1994. It is management's objective to dispose of real estate owned as rapidly as possible.

      Income Tax Expense. Income tax expense decreased by $85,000, or 9.2%, to $836,000 in fiscal 1995 from $921,000 in fiscal 1994, due primarily to a decrease in income before income taxes. Income tax expense is indicative of the normal level of income tax expense attributable to pre-tax income for the period.

LIQUIDITY AND CAPITAL RESOURCES

The Bank is required to maintain an average daily balance of liquid assets (as defined in the regulations) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 5%. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The liquidity of the Bank at September 30, 1996 was 13.9%, which exceeded the then applicable 5.0% liquidity requirement. Its short-term liquidity ratio at September 30, 1996 was 3.2%.

      The primary investment activities of the Bank are the origination of mortgage loans, the purchase of mortgage loans, and the purchase of mortgage-backed securities and investment securities. During the years ended September 30, 1996, 1995 and 1994, the Bank originated mortgage loans in the amounts of $34.0 million, $30.4 million and $12.3 million, respectively, and purchased mortgage loans in the amounts of $14.8 million, $9.0 million and zero, respectively. Purchases of mortgage-backed securities totalled $5.1 million, $19.3 million, and $8.1 million for the same periods. Other investments primarily include U.S. government and federal agency obligations.

      At September 30, 1996, the Bank had outstanding loan commitments of $7.4 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1996, totalled $53.2 million.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW LEGISLATION

Recapitalization of SAIF. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Special Assessment of $1,115,000 was paid in November 1996 and expensed in the fourth quarter of 1996.

      The Funds Act also spreads the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO payment of 1.3 basis points, while SAIF deposits will pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

      As a result of the Funds Act, the FDIC recently proposed to lower SAIF assessments to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    Financial Bancorp, Inc. and Subsidiaries

                                                                                                   September 30,
------------------------------------------------------------------------------------------------------------------------
                                                                        Note(s)                1996            1995
                                                                      -----------         -------------   --------------
Assets
Cash and cash amounts due from depository institutions.............                        $ 2,917,223     $ 2,395,316
Securities purchased under agreements to resell....................           3              2,185,000       5,458,000
                                                                                          ------------------------------
    Total cash and cash equivalents................................    1 and 21              5,102,223       7,853,316
Investment securities available for sale...........................                          3,608,125              --
Investment securities held to maturity, net;
  estimated fair value of $49,903,000
  and $38,857,000 at September 30, 1996
  and 1995, respectively...........................................   1, 4 and 21           51,122,128      38,935,960
Mortgage-backed securities available for sale......................   1, 5 and 21            5,016,112              --
Mortgage-backed securities held to maturity, net;
  estimated fair value of $49,901,000 and $62,544,000
  at September 30, 1996 and 1995, respectively.....................   1, 5 and 21           49,836,734      62,008,234
Loans receivable, net..............................................   1, 6 and 21          140,314,158     110,061,579
Real estate owned, net.............................................     1 and 7                377,910         591,027
Investments in real estate.........................................   1, 8 and 20            3,493,153       3,531,166
Premises and equipment, net........................................   1, 9 and 20            2,522,264       1,862,127
Federal Home Loan Bank of New York stock, at cost..................                          1,675,800       1,423,000
Accrued interest receivable, net...................................   1, 10 and 21           1,788,970       1,575,020
Other assets.......................................................   15 and 19              1,904,945         981,927
                                                                                          ------------------------------
    Total assets...................................................                       $266,762,522    $228,823,356
                                                                                          ==============================

Liabilities and stockholders' equity

Deposits...........................................................   11, 19 and 21       $202,883,766    $186,491,588
Advance payments by borrowers for taxes and insurance..............                          1,063,036         954,080
Advances from Federal Home Loan Bank of New York...................   12 and 21              9,725,000       5,375,000
Securities sold under agreements to repurchase.....................   13 and 21             14,046,000       7,126,250
Treasury tax and loan account and other short-term borrowings......   14 and 21              9,880,970
Other liabilities..................................................   15 and 17              3,376,552       1,697,410
                                                                                          ------------------------------
    Total liabilities..............................................                        240,975,324     201,644,328
                                                                                          ------------------------------
Commitments and contingencies......................................   20 and 21
Stockholders' equity:..............................................   1, 2, 15, 16
                                                                      17 and 18

  Preferred stock $0.01 par value, 2,500,000 shares authorized;
    none issued and outstanding....................................                                  --              --
  Common stock $0.01 par value, 6,000,000 shares authorized;
    1,790,622 and 1,971,963 shares issued and outstanding
    at September 30, 1996 and 1995, respectively...................                             21,850          21,850
  Additional paid-in capital.......................................                         20,151,858      20,130,021
  Retained earnings--substantially restricted .....................   .                     12,218,607      11,544,464
  Common stock acquired by Employee Stock
    Ownership Plan ("ESOP")........................................                         (1,173,422)     (1,335,278)
  Common stock acquired by Recognition and
    Retention Plan ("RRP").........................................                           (454,221)       (590,487)
  Treasury stock, at cost; 394,378 and 213,037
    shares at September 30, 1996 and 1995..........................                         (4,976,986)     (2,591,542)
  Unrealized loss on securities available for sale,
    net of income taxes............................................                               (488)              0
                                                                                          ------------------------------
    Total stockholders' equity.....................................                         25,787,198      27,179,028
                                                                                          ------------------------------
    Total liabilities and stockholders' equity.....................                       $266,762,522    $228,823,356
                                                                                          ==============================

See notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                    Financial Bancorp, Inc. and Subsidiaries

                                                                                         Year Ended September 30,
----------------------------------------------------------------------------------------------------------------------------
                                                             Note(s)             1996              1995            1994
                                                           ----------        -----------------------------------------------
Interest income:
  Loans..................................................   1 and 6           $10,316,082      $ 7,551,131     $ 6,751,742
  Mortgage-backed securities.............................         1             4,025,030        4,187,550       2,609,188
  Investments and other interest-earning assets..........         1             3,443,504        2,381,326         934,295
  Federal funds sold and securities purchased
    under agreements to resell...........................         1                38,354          135,739         194,185
                                                                             -----------------------------------------------
      Total interest income..............................                      17,822,970       14,255,746      10,489,410
                                                                             -----------------------------------------------
Interest expense:
  Deposits...............................................        11             7,592,723        6,118,726       3,999,910
  Borrowings.............................................                       1,098,104          167,609              --
                                                                             -----------------------------------------------
      Total interest expense.............................                       8,690,827        6,286,335       3,999,910
                                                                             -----------------------------------------------
Net interest income......................................                       9,132,143        7,969,411       6,489,500
Provision for loan losses................................   1 and 6               542,920          341,530         182,763
                                                                             -----------------------------------------------
Net income after provision for loan losses...............                       8,589,223        7,627,881       6,306,737
                                                                             -----------------------------------------------
Non-interest income (loss):

  Fees and service charges...............................                         402,813          293,722         306,158
  Gain (loss) on sale and write-down of investments......   1 and 4                36,089          (8,964)         (2,656)
  (Loss) from real estate operations.....................   1 and 8              (313,011)        (618,074)       (299,658)
  Miscellaneous..........................................                          50,635           24,255          51,041
                                                                             -----------------------------------------------
      Total non-interest income (loss)...................                         176,526         (309,061)         54,885
                                                                             -----------------------------------------------
Non-interest expenses:

  Salaries and employee benefits......................... 17 and 18             3,048,238        2,618,287       2,300,895
  Net occupancy expense of premises......................  1 and 20               492,507          542,375         420,332
  Equipment..............................................         1               571,180          505,834         406,238
  Advertising............................................                          69,510          129,237          40,967
  Loss (income) from real estate owned...................   1 and 7                84,123           76,890         (12,556)
  Federal insurance premium..............................                       1,502,263          390,011         359,715
  Miscellaneous..........................................                       1,169,816        1,014,132         668,124
                                                                             -----------------------------------------------
      Total non-interest expenses........................                       6,937,637        5,276,766       4,183,715
                                                                             -----------------------------------------------
Income before income taxes...............................                       1,828,112        2,042,054       2,177,907
Income taxes.............................................  1 and 15               675,227          836,092         920,984
                                                                             -----------------------------------------------
Net income...............................................                     $ 1,152,885      $ 1,205,962     $ 1,256,923
                                                                             ===============================================

Net income per common share and

  common stock equivalents...............................         1           $      0.64      $      0.59     $      0.62
                                                                             ===============================================

Weighted average number of common shares and

  common stock equivalents outstanding...................         1             1,790,900        2,039,500       2,033,000
                                                                             ===============================================

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                    Financial Bancorp, Inc. and Subsidiaries

                                                                                                        Unrealized
                                                    Retained       Common      Common                     loss on
                                     Additional     Earnings--       Stock       Stock                   securities
                           Common      Paid-in    Substantially   Acquired    Acquired      Treasury     available
                            Stock      Capital     Restricted      By ESOP     By RRP         Stock    for sale, net      Total
                         -----------------------------------------------------------------------------------------------------------
Balance--
  October 1, 1993......  $   --     $       --    $ 9,374,129   $        --  $       --   $        --   $   --        $  9,374,129
Net income for the
  year ended
  September 30, 1994...      --             --      1,256,923            --          --            --       --           1,256,923
Net proceeds from
  issuance of common
  stock................   21,850    20,158,395             --            --          --            --       --          20,180,245
Acquisition of common
  stock by the ESOP....       --            --             --    (1,529,500)         --            --       --          (1,529,500)
ESOP shares committed
  to be released.......       --            --             --        18,208          --            --       --              18,208
                         -----------------------------------------------------------------------------------------------------------
Balance--
  September 30, 1994...   21,850    20,158,395     10,631,052    (1,511,292)         --            --       --          29,300,005
Additional conversion
  expenses.............       --       (43,099)            --            --          --            --       --             (43,099)
Net income for the
  year ended
  September 30, 1995...       --            --      1,205,962            --          --            --       --           1,205,962
ESOP shares committed
  to be released.......       --        14,725             --       176,014          --            --       --             190,739
Acquisition of common
  stock by the RRP.....       --            --             --            --    (681,331)           --       --            (681,331)
Amortization of cost of
  common stock
  acquired by the RRP..       --            --             --            --      90,844            --       --              90,844
Purchase of 213,037
  shares of
  treasury stock.......       --            --             --            --          --    (2,591,542)      --          (2,591,542)
Dividends paid.........       --            --       (292,550)           --          --            --       --            (292,550)
                         -----------------------------------------------------------------------------------------------------------
Balance--
  September 30, 1995...   21,850    20,130,021     11,544,464    (1,335,278)   (590,487)   (2,591,542)      --          27,179,028
Net income for the
  year ended
  September 30, 1996...      --             --      1,152,885            --          --            --       --           1,152,885
ESOP shares committed
  to be released.......      --         55,705             --       161,856          --            --       --             217,561
Amortization of cost of
  common stock
  acquired by the RRP..      --             --             --            --     136,266            --       --             136,266
Purchase of 192,266
  shares of
  treasury stock.......      --             --             --            --          --    (2,522,444)      --          (2,522,444)
Reissue of 10,925 shares
  of treasury stock
  for stock options....      --        (33,868)            --            --          --       137,000       --             103,132
Dividends paid.........      --             --       (478,742)           --          --            --       --            (478,742)
Unrealized loss on
  securities available
  for sale, net........      --             --             --            --          --            --     (488)               (488)
                         -----------------------------------------------------------------------------------------------------------
Balance--
  September 30, 1996... $21,850    $20,151,858    $12,218,607   $(1,173,422)  $(454,221)  $(4,976,986)  $ (488)        $25,787,198
                         ===========================================================================================================

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Financial Bancorp, Inc. and Subsidiaries

                                                                         Year Ended September 30,
----------------------------------------------------------------------------------------------------------
                                                                     1996            1995           1994
                                                                ------------------------------------------
Cash flows from operating activities:
  Net income .................................................  $  1,152,885   $  1,205,962   $  1,256,923
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization of premises and equipment ..       298,613        302,168        274,285
    Amortization of premiums and accretion of
      discounts on investment securities, net ................       (91,107)         2,122        (42,781)
    Amortization of premiums and of accretion of discounts
      on mortgage-backed securities, net .....................        19,268        (44,020)       115,106
    Accretion of deferred loan fees and discounts ............       (84,132)       (39,114)       (45,071)
    Amortization of intangible assets ........................         5,373          8,500           --
    (Gain) on sale of investment securities available for sale       (51,029)          --             --
    Loss (gain) on sale of real estate owned .................        33,583         24,667       (116,359)
    Write-down on investment securities ......................        14,940          8,964          2,656
    Provision for loan losses ................................       542,920        341,530        182,763
    Provision for losses on real estate owned ................          --             --           48,195
    Deferred income taxes ....................................    (1,088,167)      (376,195)       109,427
    (Increase) in accrued interest receivable, net ...........      (213,950)      (913,785)       (64,530)
    (Increase) decrease in refundable income taxes ...........       (13,693)       123,292         82,985
    Decrease (increase) in other assets ......................       173,852       (177,832)       (29,690)
    Cost of ESOP and RRP .....................................       353,827        281,583         18,208
    Increase (decrease) in other liabilities .................     1,679,142        877,521        (65,633)
                                                                ------------------------------------------
        Net cash provided by operating activities ............     2,732,325      1,625,363      1,726,484
                                                                ------------------------------------------
Cash flows from investing activities:
  Purchases of investment securities available for sale ......    (8,596,719)          --             --
  Purchases of investment securities held to maturity ........   (48,040,000)   (28,413,729)   (26,406,271)
  Proceeds from maturities of investment securities
    held to maturity .........................................    33,930,000      6,000,000     14,000,000
  Proceeds from sale of investment securities available
    for sale .................................................     7,028,594           --             --
  Purchases of mortgage-backed securities available for sale .    (5,068,148)          --             --
  Purchases of mortgage-backed securities held to maturity ...          --      (19,294,195)    (8,082,017)
  Proceeds from principal repayments on mortgage-backed
    securities available for sale ............................        61,971           --             --
  Proceeds from principal repayments on mortgage-backed
    securities held to maturity ..............................    12,152,454      7,168,724      7,536,229
  Loan originations, net of repayments .......................   (16,486,091)   (18,521,635)      (853,669)
  Purchases of loans .........................................   (14,326,221)    (9,019,089)          --
  Proceeds from sale of and insurance recoveries on
    real estate owned ........................................       289,116        705,959        748,106
  Capitalized expenses on real estate owned ..................        (8,637)       (20,427)       (13,757)
  Net (increase) decrease in investments in real estate ......       217,450       (742,549)       364,729
  Additions to premises and equipment ........................    (1,138,187)      (645,783)       (97,622)
  (Purchase) redemption of Federal Home Loan Bank
    of New York stock ........................................      (252,800)      (155,100)        80,200
  Net cash received on acquisition of branch .................          --       14,638,010           --
                                                                ------------------------------------------
        Net cash (used in) investing activities ..............  $(40,237,218)  $(48,299,814)  $(12,724,072)
                                                                ------------------------------------------

See notes to consolidated financial statements.

                    Financial Bancorp, Inc. and Subsidiaries

                                                                              Year Ended September 30,
----------------------------------------------------------------------------------------------------------------
                                                                          1996            1995           1994
                                                                      ------------------------------------------
Cash flows from financing activities:
  Net increase in deposits .........................................  $ 16,392,178   $ 31,496,186   $  3,543,635
  Increase (decrease) in advance payments by borrowers
    for taxes and insurance ........................................       108,956       (340,661)       321,413
  Advances from Federal Home Loan Bank of New York .................     9,200,000           --             --
  Net change in short-term borrowings from Federal Home
    Loan Bank of New York ..........................................     9,196,000      5,375,000           --
  Net change in other borrowings ...................................     2,754,720      7,126,250           --
  Net proceeds from issuance of common stock .......................          --             --       20,180,245
  Additional conversion expenses ...................................          --          (43,099)          --
  Dividends paid ...................................................      (478,742)      (292,550)          --
  Acquisition of common stock by the ESOP ..........................          --             --       (1,529,500)
  Acquisition of common stock by the RRP ...........................          --         (681,331)          --
  Treasury stock acquired ..........................................    (2,522,444)    (2,591,542)          --
  Reissue of treasury stock for stock options ......................       103,132           --             --
                                                                      ------------------------------------------
    Net cash provided by financing activities ......................    34,753,800     40,048,253     22,515,793
                                                                      ------------------------------------------
Net (decrease) increase in cash and cash equivalents ...............    (2,751,093)    (6,626,198)    11,518,205
Cash and cash equivalents--beginning ...............................     7,853,316     14,479,514      2,961,309
                                                                      ------------------------------------------
Cash and cash equivalents--ending ..................................  $  5,102,223   $  7,853,316   $ 14,479,514
                                                                      ==========================================
Supplemental schedule of noncash investing and financing activities:
  Loans transferred to real estate owned ...........................  $    248,945   $    681,725   $     29,891
                                                                      ==========================================
  Loans to facilitate sales of real estate owned ...................  $    148,000   $       --     $     94,000
                                                                      ==========================================
  Securities transferred to available for sale from held to maturity  $  1,989,839   $       --     $       --
                                                                      ==========================================
Unrealized loss on securities available for sale ...................  $        871   $       --     $       --
Deferred income tax ................................................          (383)          --             --
                                                                      ------------------------------------------
                                                                      $        488   $       --     $       --
                                                                      ==========================================
Property transferred to investment in real estate,
  net of accumulated depreciation ..................................  $    190,174   $       --     $       --
                                                                      ==========================================
Assets acquired in connection with the acquisition of branch:
  Equipment ........................................................  $       --     $      4,871   $       --
  Other assets .....................................................          --           70,454           --
                                                                      ------------------------------------------
                                                                      $       --     $    175,325   $       --
                                                                      ==========================================
Supplemental disclosures of cash flows information:
  Cash paid (net of refunds received) during the year for:
    Federal, state and city income taxes ...........................  $  1,777,958   $  1,088,995   $    728,572
                                                                      ==========================================
    Interest .......................................................  $  8,676,430   $  6,208,733   $  3,998,039
                                                                      ==========================================

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Financial Bancorp, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of financial statement presentation

The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of Financial Bancorp, Inc. (the "Company"), its wholly owned subsidiaries, 842 Manhattan Avenue Corporation and Financial Federal Savings Bank (the "Bank"), a federally chartered stock savings bank and the Bank's wholly owned subsidiaries, FinFed Development Corp. which participates in a joint venture for development of land and sale of lots, FinFed Funding Ltd., which serves as a conduit for funding investments in FinFed Development Corp. and F.S. Agency Inc., which is engaged in the sale of annuities. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-consolidated joint ventures are accounted for using the equity method of accounting.

      Effective October 20, 1994, the Bank changed its charter from that of a federally chartered savings and loan association to that of a federally chartered savings bank and changed its name to Financial Federal Savings Bank. Such changes do not materially impact financial condition or operations.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the valuation of real estate owned and investments in real estate. Management believes that the allowance for loan losses is adequate and that real estate owned and investments in real estate are appropriately valued. While management uses available information to recognize losses on loans, real estate owned and investments in real estate, future additions to the allowance for loan losses or further writedowns of real estate owned and investments in real estate may be necessary based on changes in economic conditions in the market area.

      In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the allowance for loan losses and the valuations of real estate owned and investments in real estate. Such agencies may require additions to the allowance or additional writedowns based on their judgments about information available to them at the time of their examinations.

(b) Cash and cash equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell, all with original maturities of three months or less.

(c) Investments and mortgage-backed securities

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which established standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Pursuant to SFAS 115, securities are to be classified into one of three categories: held-to-maturity, available-for-sale, or trading.

      Investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading must be classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of retained earnings.

      The Bank adopted SFAS 115, effective October 1, 1994. No securities were classified as available for sale or trading at that time as the Bank elected to maintain its original intent to hold its investments and mortgage-backed securities until maturity. The equity securities have been marked down to fair value as the result of a permanent impairment and are included in investment securities held-to-maturity.

      As permitted by FASB's "A guide to Implementation of SFAS 115 on Accounting for Certain Investments in Debt and Equity Securities," the Bank reassessed the classification of its held-to-maturity portfolio during December, 1995 and transferred investment securities with a carrying value of $1,989,839 and a fair value of $2,005,630 from the held to maturity to available-for-sale portfolio.

      Premiums and discounts on all securities are amortized/accreted to maturity by use of a method which approximates the level-yield method.

      Gains or losses on sales are recognized based on the specific identification method.

                    Financial Bancorp, Inc. and Subsidiaries

      In October 1994, the FASB issued Statement of Financial Accounting Standards No. 119 ("SFAS 119"), "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosure of all derivative financial instruments defined as "futures, forward, swap, and option contracts, and other financial instruments with similar characteristics." SFAS 119 also expands on and amends SFAS's 105 and 107 which dealt with off-balance-sheet risk and disclosing the fair value of financial instruments. The amendments require a distinction as to whether financial instruments are held for sale or issued for trading, or other purposes. The standard is effective for fiscal years ending after December 15, 1994. The adoption of SFAS 119, effective October 1, 1994, did not have a material effect on the Company's consolidated financial condition or results of operations as the statements extends only to financial statement disclosure. Further, the Company does not have any derivative financial instruments, as defined by SFAS 119, at September 30, 1996 and 1995.

(d) Loans receivable, net

Loans receivable is carried at unpaid principal balances less the allowance for loan losses and net deferred loan fees and discounts.

      Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment of yield over the contractual lives of the related loans.

(e) Allowance for loan losses

An allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of problem loans and establishment of loss allowances on such loans; and (2) establishment of valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Loan loss allowances are established for identified loans based on a review of such data and/or estimates of the fair value of the underlying collateral. Loan loss allowances are established on the remainder of the loan portfolio, based upon a combination of factors including, but not limited to actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.

      Effective October 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan"("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures"("SFAS 118"). The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value, and to all loans that are renegotiated in a troubled debt restructuring involving a modification of terms.

      SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent, except that loans renegotiated as part of a troubled debt restructuring subsequent to the adoption of SFAS 114 and 118 must be measured for impairment by discounting the total expected cash flow under the renegotiated terms at each loan's original effective interest rate.

      A loan evaluated for impairment pursuant to SFAS 114 is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes.

      Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

(f) Allowances for uncollected interest

The Bank provides an allowance for the loss of uncollected interest on loans where collection of the uncollected interest is doubtful. Such interest ultimately collected is credited to income in the period of recovery.

(g) Real estate owned, net

Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the lower of cost or fair value at the date of acquisition and subsequently carried at the lower of cost or fair value less estimated selling costs. Fair value is defined as the amount reasonably expected to be received in a current sale between a willing seller and a willing buyer. Cost incurred in developing or preparing properties for sale are capitalized. Income and expense related to operating and holding properties are recorded in operations as incurred. Gains and losses on such properties are recognized as incurred. The amounts ultimately recoverable from real estate owned could differ from the net carrying value of these assets because of weak economic conditions and the current softness in certain geographic real estate markets.

(h) Investments in real estate

Investments in real estate consists of investments in non-consolidated joint ventures and property held by a subsidiary. Investments in non-consolidated joint ventures are recorded at the lower of cost or estimated fair values.

(i) Concentration of risk

Lending and real estate activities are concentrated in real estate and loans secured by real estate located in the State of New York.

(j) Premises and equipment, net

Premises and equipment are comprised of land, at cost, and buildings and improvements, leasehold improvements and furniture, fixtures and equipment, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

Buildings and improvements              6 to 40 years
Furniture, fixtures and equipment       5 to 10 years
Leasehold improvements                  The lesser of useful
                                        life or term of lease.

      Significant renewals and betterments are capitalized to the premises and equipment account. Maintenance and repairs are charged to expense in the period incurred. Rental income is netted against occupancy costs in the consolidated statements of income.

(k) Income taxes

The Company and its subsidiaries file consolidated federal, state and city income tax returns, except for one of the subsidiaries, which files separate state and city income tax returns. Income taxes are allocated to the Company and its subsidiaries based upon the contribution of their respective income or loss to the consolidated returns. Federal, state and city income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

(l) Net income per common share

Net income per common share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the ESOP in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 93-6. Stock options granted are considered common stock equivalents and therefore considered in net income per common share calculation, if dilutive, using the treasury stock method.

      Net income per common share for the year ended September 30, 1994 is calculated based on the net income for the entire year. The weighted average number of common shares outstanding, adjusted for the unallocated portion of shares held by the ESOP, from the date of conversion to stock form (August 17, 1994) through September 30, 1994, assume such shares were outstanding for the entire year (as if the conversion had taken place on October 1, 1993).

                    Financial Bancorp, Inc. and Subsidiaries

(m) Fair value of financial instrument

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

      Cash and cash equivalents, term deposits and interest receivable: The carrying amounts reported in the consolidated financial statements for cash and cash equivalents and interest receivable approximate their fair value.

      Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans receivable: The fair value of loans is determined by reference to market prices for similar loans with same maturities and interest rates.

      Deposits: The carrying amounts reported in the consolidated financial statements for demand and savings and NOW accounts approximate their fair values. For fixed-maturity time deposits, fair value is estimated using market rates currently offered for deposits of similar remaining maturities.

      Advances from Federal Home Loan Bank of New York, Securities sold under agreements to repurchase, Treasury tax and loan account and other short-term borrowings: The fair values are estimated using rates currently available to the Bank for debts with similar terms and remaining maturities.

      Commitments to extend credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

(n) Impact of new accounting standards

In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 does not apply to financial instruments, long-term customer relationships of a financial institution (i.e. core deposit intangibles), mortgage and other servicing rights, or deferred tax assets. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, an impairment loss is to be recognized if the carrying value of such asset exceeds its fair value. In regard to long-lived assets to be disposed of either through sales or abandonment, such assets are to be carried at the lower of cost or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15, 1995 and restatement of previously issued financial statements is not permitted. SFAS 121 was adopted effective October 1, 1996 and such adoption did not have a material adverse effect on the Company's consolidated financial condition or results of operations.

      In June 1995, the FASB issued SFAS 122, "Accounting for Mortgage Servicing Rights." SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights were acquired, should such loans be sold or securitized and the related mortgage servicing rights retained. The servicing rights are to be recorded based on an allocation of the total investment in related loans to the relative fair values of the loans and the separated servicing rights retained, providing it is practical to estimate those fair values. SFAS 122 is effective prospectively in fiscal years beginning after December 15, 1995. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before adoption of SFAS 122 is prohibited. SFAS 122 was adopted effective October 1, 1996 and such adoption did not have a material adverse effect on the Company's consolidated financial condition or results of operations.

      In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. SFAS 123 encourages all entities to adopt the "fair value base method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and its recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

      The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company intends to continue accounting for compensation cost under the intrinsic value based method and will provide proforma disclosures for all awards granted after October 1, 1996. Such disclosures include net income and earnings per share as if the fair value based method of accounting has been applied.

      In September 1996 the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and should be applied prospectively. Earlier or retroactive application of SFAS 125 is not permitted. SFAS 125, when adopted, is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.

(o) Reclassification

Certain amounts for the years ended September 30, 1995 and 1994 have been reclassified to conform to the current period's presentation.

2. STOCK FORM OF OWNERSHIP

On December 21, 1993, the Board of Directors of Financial Federal Savings and Loan Association (the "Association") approved plans to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association. Concurrent with the conversion, the Company was organized under the laws of the State of Delaware for the purpose of acquiring all of the capital stock of the Association. The shares of the Company were offered for subscription by eligible members of the Association. On August 17, 1994, the Company offered 2,185,000 shares of common stock, at a par value $0.01, at a price of $10.00 per share, resulting in net proceeds, after conversion expenses, of $20,180,000. The ESOP purchased 152,950 shares from the initial offering. Simultaneous with the issuance of common stock, the Company purchased all the capital stock issued by the Association for $10,115,000. The financial position and results of operations of the Company only, as of and for the year ended September 30, 1996 and 1995 and as of and for the period from completion of conversion through September 30, 1994, are presented in Note 22.

    At the time of conversion, the Association established a liquidation account in an amount equal to its total retained earnings at June 30, 1994. The liquidation account will be maintained by the Bank for the benefit of eligible account holders who continue to maintain savings accounts with the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account may be decreased if the balances of eligible account holders decreased on the annual determination date. The balance of the liquidation account on September 30, 1996 was $3,143,000. The Bank shall not declare or pay any dividend on or repurchase any of its capital stock if the effect thereof would cause its net worth to be reduced below: 1) the amount required for the liquidation account, or 2) the net worth requirements contained in Section 563.13(b) of the Rules and Regulations of Office of Thrift Supervision.

      During the year ended September 30, 1995, the Company approved plans to repurchase 311,635 shares of common stock outstanding, up to five percent (5%) of common stock outstanding at any single instance. In accordance with the plans, 213,037 shares at an aggregate cost of $2,591,542 were purchased in the open market.

      During the year ended September 30, 1996 the Company approved similar plans to repurchase 183,199 shares of common stock outstanding and in accordance with the plans, 192,266 shares, at an aggregate cost of $2,522,444, were purchased in the open market. These repurchases are reflected as treasury stock in the consolidated statements of financial condition. Subsequent to September 30, 1996, the Company began purchasing the remaining 89,531 shares of approved repurchases in open market transactions.

3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The Company purchases securities under agreements to resell substantially identical securities. These agreements represent short-term loans and are included as cash equivalents in the consolidated statements of financial condition as all such agreements mature within ninety days.

      During the years ended September 30, 1996 and 1995, the average balances of securities purchased under agreements to resell totalled $133,000 and $102,000 respectively and the maximum amount outstanding at any month end was $5,240,000 and $7,000,000 respectively. The average interest rate for 1996 and 1995 was 5.89% and 5.70%, respectively.

                    Financial Bancorp, Inc. and Subsidiaries

4. INVESTMENT SECURITIES

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                                       Gross Unrealized
                                                          Carrying    -----------------    Estimated
                                                            Value     Gains      Losses    Fair Value
                                                        ---------------------------------------------
Available for sale
U.S. Government obligations maturing within five years  $ 2,919,153  $  --    $   11,028  $ 2,908,125
Corporate preferred stock ............................      700,000     --          --        700,000
                                                        ---------------------------------------------
                                                        $ 3,619,153  $  --    $   11,028  $ 3,608,125
                                                        =============================================

Held to Maturity
U.S. Government (including agencies):
  After one through five years .......................  $18,000,000  $22,100  $   25,000  $17,997,100
  After five through ten years .......................   11,972,067     --       483,707   11,488,360
  After ten years ....................................   21,150,061     --       732,805   20,417,256
                                                        ---------------------------------------------
                                                        $51,122,128  $22,100  $1,241,512  $49,902,716
                                                        =============================================

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                                       Gross Unrealized
                                                          Carrying    -----------------    Estimated
                                                            Value     Gains      Losses    Fair Value
                                                        ---------------------------------------------
Held to Maturity
U.S. Government (including agencies):
  Less than one year .................................  $ 2,494,879  $  --    $   19,879  $ 2,475,000
  After one through five years .......................   15,984,918   42,748     218,506   15,809,160
  After five through ten years .......................   19,441,223  137,836      37,308   19,541,751
  After ten years ....................................    1,000,000   16,240        --      1,016,240
Common stock .........................................       14,940     --          --         14,940
                                                        ---------------------------------------------
                                                        $38,935,960  $196,824 $  275,693  $38,857,091
                                                        =============================================

      At December 31, 1995, the Bank transferred investment securities with a carrying value of $1,989,839 and a fair value of $2,005,630 from held to maturity to available for sale.

      There were no sales of investment securities held to maturity during the years ended September 30, 1996, 1995, and 1994. Proceeds from sales investment securities available for sale during the year ended September 30, 1996 were $7,028,594. Gross gains of $51,029 were realized on these sales. Provision for losses of $14,940, $8,964 and $2,656 representing permanent impairment in the value of common stock, were charged to operations during the years ended September 30, 1996, 1995 and 1994, respectively.

5. MORTGAGE-BACKED SECURITIES

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                        Principal Unamortized  Unearned    Carrying
                                                          Balance   Premiums   Discounts     Value
                                                        ---------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation ...............  $ 4,988,029  $17,926  $     --    $ 5,005,955
                                                        =============================================

Held to maturity
Government National Mortgage Association .............  $26,853,877  $304,560 $   52,458  $27,105,979
Federal Home Loan Mortgage Corporation ...............   18,013,608   20,823      35,545   17,998,886
Federal National Mortgage Association ................    2,681,985   15,434        --      2,697,419
Other pass-through ...................................    2,042,108     --         7,658    2,034,450
                                                        ---------------------------------------------
                                                        $49,591,578  $340,817 $   95,661  $49,836,734
                                                        =============================================

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                        Principal Unamortized  Unearned    Carrying
                                                          Balance   Premiums   Discounts     Value
                                                        ---------------------------------------------
Held to maturity
Government National Mortgage Association .............  $32,834,845  $371,382 $   61,871  $33,144,356
Federal Home Loan Mortgage Corporation ...............   23,035,466   26,742      83,363   22,978,845
Federal National Mortgage Association ................    3,367,166   20,711        --      3,387,877
Other pass-through ...................................    2,506,555     --         9,399    2,497,156
                                                        ---------------------------------------------
                                                        $61,744,032  $418,835 $  154,633  $62,008,234
                                                        =============================================

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                                       Gross Unrealized
                                                          Carrying    -----------------    Estimated
                                                            Value     Gains      Losses    Fair Value
                                                        ---------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation ...............  $ 5,005,955  $10,157  $     --    $ 5,016,112
                                                        =============================================
Held to maturity
Government National Mortgage Association .............  $27,105,979  $307,930 $  215,575  $27,198,334
Federal Home Loan Mortgage Corporation ...............   17,998,886  149,978     189,156   17,959,708
Federal National Mortgage Association ................    2,697,419   12,211       1,545    2,708,085
Other pass-through ...................................    2,034,450     --          --      2,034,450
                                                        ---------------------------------------------
                                                        $49,836,734  $470,119 $  406,276  $49,900,577
                                                        =============================================

                                                                     September 30, 1996
-----------------------------------------------------------------------------------------------------
                                                                       Gross Unrealized
                                                          Carrying    -----------------    Estimated
                                                            Value     Gains      Losses    Fair Value
                                                        ---------------------------------------------
Held to maturity
Government National Mortgage Association .............  $33,144,356  $496,694 $  152,628  $33,488,422
Federal Home Loan Mortgage Corporation ...............   22,978,845  360,929     149,089   23,190,685
Federal National Mortgage Association ................    3,387,877   18,342      38,385    3,367,834
Other pass-through ...................................    2,497,156     --             1    2,497,155
                                                        ---------------------------------------------
                                                        $62,008,234  $875,965 $  340,103  $62,544,096
                                                        =============================================

                    Financial Bancorp, Inc. and Subsidiaries

      The schedule of maturities as of September 30, 1996 follows (in thousands):

                                                        Carrying       Estimated
                                                          Value       Fair Value
                                                       -------------------------
After one through five years ...................         $ 5,903         $ 5,888
After five through ten years ...................           2,762           2,755
After ten years ................................          46,188          46,274
                                                       -------------------------
                                                         $54,853         $54,917
                                                       =========================

      There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended September 30, 1996, 1995 and 1994.

6. LOANS RECEIVABLE, NET

                                                             September 30,
--------------------------------------------------------------------------------
                                                       1996              1995
                                                  ------------------------------
Real estate mortgages:
  One-to-four family .......................      $115,499,853      $ 93,360,878
  Equity and second mortgages ..............         2,779,860         3,806,267
  Multi-family .............................         5,622,129         4,295,959
  Commercial ...............................        15,301,665         8,030,860
                                                  ------------------------------
                                                   139,203,507       109,493,964
                                                  ------------------------------
Construction ...............................         4,919,747         3,079,975
                                                  ------------------------------
Consumer:
  Passbook or certificate ..................           171,055           152,374
  Home improvement .........................             6,844             9,508
  Student education guaranteed
    by the State of New York ...............           201,789           214,295
  Personal .................................            21,468            27,414
                                                  ------------------------------
                                                       401,156           403,591
                                                  ------------------------------
Commercial, including lines
  of credit ................................           167,910           123,050
                                                  ------------------------------
    Total loans.............................       144,692,320       113,100,580
                                                  ------------------------------
Less: Loans in process .....................         2,508,812         1,485,237
        Allowance for loan losses ..........         1,573,338         1,243,068
        Deferred loan fees
          and discounts ....................           296,012           310,696
                                                  ------------------------------
                                                     4,378,162         3,039,001
                                                  ------------------------------
                                                  $140,314,158      $110,061,579
                                                  ==============================

      At September 30, 1996, 1995 and 1994, loans serviced by the Bank for the benefit of others totalled approximately $10,067,000, $11,877,000 and $13,653,000 respectively.

    An analysis of the allowance for loan losses follows:

                                             Year Ended September 30,
--------------------------------------------------------------------------------
                                       1996           1995              1994
                                  ----------------------------------------------
Balance--beginning ..........     $ 1,243,068      $ 1,119,542      $ 1,004,668
Provision for
  loan losses ...............         542,920          341,530          182,763
Charge-offs .................        (212,650)        (218,716)         (70,476)
Recoveries ..................            --                712            2,587
                                  ----------------------------------------------
Balance--ending .............     $ 1,573,338      $ 1,243,068      $ 1,119,542
                                  ==============================================

      Non-accrual loans totalled approximately $4,380,000, $1,794,000 and $1,629,000 at September 30, 1996, 1995 and 1994, respectively. Interest income that would have been recognized on loans for which the accrual of income has been discontinued totalled approximately $256,000, $171,000 and $165,000 for the years ended September 30, 1996, 1995 and 1994, respectively. Interest income on these loans, which is recorded only when collected, amounted to approximately $43,000, $24,000 and $17,000 for the years ended September 30, 1996, 1995 and
1994, respectively.

      Impaired loans and related amounts recorded in the allowance for loan losses at September 30, 1996 are summarized as follows:

Recorded investment in impaired loans:
  With recorded allowance ....................................          $922,426
  Without recorded allowance .................................              --
                                                                        --------
  Total impaired loans .......................................           922,426
Recorded allowances for loan losses ..........................           504,095
                                                                        --------
  Net impaired loans .........................................          $418,331
                                                                        ========

      For the year ended September 30, 1996 interest income that would have been recognized for these loans had they been performing in accordance with the original terms approximated $78,000 and interest income recognized when received was $31,000.

      The average balance of impaired loans during the year ended September 30, 1996 approximated $933,000.

      The following is a summary of the loans to the directors and officers (and to any associates of such persons) of the Company and its subsidiaries exclusive of loans to any such persons which in the aggregate did not exceed $60,000:

                                                            Year Ended
                                                           September 30,
--------------------------------------------------------------------------------
                                                     1996               1995
                                                  ------------------------------
Balance--beginning .....................          $ 651,939           $ 351,469
New loans ..............................               --               310,000
Repayments .............................             (6,581)             (9,530)
Loans removed ..........................           (249,835)               --
                                                  ------------------------------
Balance--ending ........................          $ 395,523           $ 651,939
                                                  ==============================

7. REAL ESTATE OWNED, NET

Real estate owned is summarized as follows:

                                                           September 30,
--------------------------------------------------------------------------------
                                                     1996               1995
                                                  ------------------------------
Acquired by foreclosure                           $377,910             $591,027
                                                  ==============================

      The following is an analysis of loss (income) from real estate owned:

                                                Year Ended September 30,
--------------------------------------------------------------------------------
                                            1996         1995            1994
                                          --------------------------------------
Provision for losses ..............       $  --         $  --         $  48,195
Operational expenses,
  net of rental
  income ..........................        50,540        52,223          55,608
Loss (gain) on sale
  and write down ..................        33,583        24,667        (116,359)
                                          --------------------------------------
Net loss (income) .................       $84,123       $76,890       $ (12,556)
                                          ======================================

8. INVESTMENTS IN REAL ESTATE

                                                             September 30,
--------------------------------------------------------------------------------
                                                          1996           1995
                                                      --------------------------
Investment in real estate including:
  Real estate held for
    rental operations ..........................      $  184,987      $     --
  Investment in real estate
    for development ............................       3,308,166       3,531,166
                                                      --------------------------
                                                      $3,493,153      $3,531,166
                                                      ==========================

      The Bank's wholly owned subsidiary has entered into joint venture with builders, developers and one financial institution to acquire land, design projects and install site improvements thereon and engage in marketing activities to sell the improved lots. Profits and losses are shared in accordance with partnership agreements, under which the subsidiary shares of 33.33% of profits and losses.

Combined Statements of Financial Condition

                                                            September 30,
--------------------------------------------------------------------------------
Assets                                                  1996             1995
                                                    ----------------------------
Cash .........................................      $    19,738      $    90,489
                                                    ----------------------------
Investments ..................................          133,163           49,507
                                                    ----------------------------
Land and construction-in-progress:
  Land .......................................        7,210,900        7,210,900
  Construction-in-progress ...................        7,848,912        7,018,280
                                                    ----------------------------
                                                     15,059,812       14,229,180
                                                    ----------------------------
  Less allowances for inventory
    valuation ................................        3,645,000        2,751,000
                                                    ----------------------------
                                                     11,414,812       11,478,180
                                                    ----------------------------
  Total assets ...............................      $11,567,713      $11,618,176
                                                    ============================
Liabilities and partners' capital
Liabilities
Loan payable to Bank's
  subsidiary .................................      $ 1,256,934      $ 1,256,934
Loan payable to other partner ................        1,256,934        1,256,934
                                                    ----------------------------
  Loans payable ..............................        2,513,868        2,513,868
Other liabilities ............................        1,237,876          619,339
                                                    ----------------------------
  Total liabilities ..........................        3,751,744        3,133,207
                                                    ----------------------------
Partners' capital
Bank's subsidiaries ..........................        2,176,926        2,399,926
Other partners ...............................        5,639,043        6,085,043
                                                    ----------------------------
  Total partners' capital ....................        7,815,969        8,484,969
                                                    ----------------------------
  Total liabilities and
    partners' capital ........................      $11,567,713      $11,618,176
                                                    ============================

                    Financial Bancorp, Inc. and Subsidiaries

Combined Statements of Income (Loss)

                                               Year Ended September 30,
                                         1996            1995            1994
                                      ------------------------------------------
Allowance for inven-
  tory valuation ................     $(894,000)     $(1,842,000)     $(909,000)
(Loss) on sale of
  real estate ...................          --               --           (2,393)
                                      ------------------------------------------
Net (loss) ......................     $(894,000)     $(1,842,000)     $(911,393)
                                      ==========================================

Combined Statements of Partners' Capital

                                    Bank's
Partners' capital                Subsidiaries        Others           Total
                                 -----------------------------------------------
Balance
  October 1, 1993 ..........     $ 3,153,346      $ 7,229,761      $ 10,383,107
Capital
  contribution .............         335,000          522,553           857,553
(Loss) for year ended
  September 30,
  1994 .....................        (286,313)        (625,080)         (911,393)
Distribution of
  capital ..................        (413,416)            --            (413,416)
                                 -----------------------------------------------
Balance September 30,
  1994 .....................       2,788,617        7,127,234         9,915,851
Capital
  contribution .............         225,309          185,809           411,118
(Loss) for year ended
  September 30,
  1995 .....................        (614,000)      (1,228,000)       (1,842,000)
                                 -----------------------------------------------
Balance September 30,
  1995 .....................       2,399,926        6,085,043         8,484,969
Capital
  contribution .............          75,000          150,000           225,000
(Loss) for year ended
  September 30,
  1996 .....................        (298,000)        (596,000)         (894,000)
                                 -----------------------------------------------
Balance September 30,
  1996 .....................     $ 2,176,926      $ 5,639,043      $  7,815,969
                                 ===============================================

      See Note 20 to consolidated financial statements regarding related commitments.

9. PREMISES AND EQUIPMENT, NET
                                                            September 30,
                                                        1996            1995
                                                    ----------------------------
Land .......................................        $  220,000        $  102,000
Buildings and improvements .................         2,174,114         1,594,663
Leasehold improvements .....................         1,245,011         1,238,491
Furniture, fixtures and
  equipment ................................           904,034           868,620
                                                    ----------------------------
                                                     4,543,159         3,803,774
Less accumulated depreciation
  and amortization..........................         2,020,895         1,941,647
                                                    ----------------------------
                                                    $2,522,264        $1,862,127
                                                    ============================

10. ACCRUED INTEREST RECEIVABLE, NET
                                                            September 30,
                                                        1996            1995
                                                    ----------------------------
Loans, net of allowance for
  uncollected interest of
  $473,000, and $353,000
  at September 30, 1996 and
  1995, respectively .......................        $  605,257        $  401,176
Mortgage-backed securities .................           382,225           405,353
Investment securities ......................           801,142           766,741
Other interest-earning assets ..............               346             1,750
                                                    ----------------------------
                                                    $1,788,970        $1,575,020
                                                    ============================

11. DEPOSITS

                                                               September 30,
-----------------------------------------------------------------------------------------------------
                                                1996                                1995
                                  --------------------------------------------------------------------
                                                           Weighted                           Weighted
                                                            Average                           Average
                                  Percent      Amount        Rate      Percent       Amount    Rate
                                  --------------------------------------------------------------------
Non-interest bearing demand          3.52  $  7,155,614      0.00%       1.98  $  3,688,019    0.00%
Interest-bearing demand ...          9.18    18,621,553      2.18%      8.911     6,622,561    2.29%

Savings and club ..........         36.52    74,084,490      2.11%      41.49    77,370,417    2.44%
Certificates of deposit ...         50.78   103,022,109      5.85%      47.62    88,810,591    5.98%
                                   --------------------                --------------------
  Total deposits ..........        100.00  $202,883,766      3.94%     100.00  $186,491,588    4.06%
                                   ====================                ====================

      The following table presents certificates of deposit outstanding, based upon interest rate ranges, at September 30, 1996 and 1995:

(In Thousands)                                                September 30,
--------------------------------------------------------------------------------
                                                          1996            1995
                                                       -------------------------
Certificate accounts:
  3.00% to 3.99% ............................          $    163          $ 1,121
  4.00% to 4.99% ............................            24,776           10,896
  5.00% to 5.99% ............................            50,468           36,702
  6.00% to 6.99% ............................            10,685           23,712
  7.00% to 7.99% ............................            16,879           16,313
  8.00% to 8.99% ............................                51               67
                                                       -------------------------
                                                       $103,022          $88,811
                                                       =========================

      The scheduled maturities of certificates of deposit were as follows:

(In Thousands)                                                September 30,
--------------------------------------------------------------------------------
                                                         1996             1995
                                                      --------------------------
One year or less ..........................           $ 53,177           $56,201
One to two years ..........................             23,168            11,264
Two to three years ........................              5,929             3,053
Thereafter ................................             20,748            18,293
                                                      --------------------------
    Total .................................           $103,022           $88,811
                                                      ==========================

      Certificates of deposit of $100,000 or more totalled approximately $7,860,000 and $6,677,000 at September 30, 1996 and 1995, respectively.

      Interest expense on deposits consists of the following:

                                               Year Ended September 30,
--------------------------------------------------------------------------------
                                          1996            1995           1994
                                      ------------------------------------------
Demand .........................      $  439,309      $  372,698      $  423,873
Savings and clubs ..............       1,672,529       1,930,106       1,994,256
Certificates of
  deposit ......................       5,480,885       3,815,922       1,581,781
                                      ------------------------------------------
                                      $7,592,723      $6,118,726      $3,999,910
                                      ==========================================

12. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

                                                      September 30,
--------------------------------------------------------------------------------
                                           Interest
                                             Rate        1996           1995
                                         ---------------------------------------
Overnight advances due:
  October 2, 1995 ...............           6.625%   $     --         $5,375,000
  October 1, 1996 ...............           6.125%      525,000             --
Notes maturing on:
  February 14, 1997 .............           5.133%    1,200,000             --
  December 19, 1997 .............           5.597%    2,000,000             --
  December 28, 1998 .............           5.670%    6,000,000             --
                                                     ---------------------------
                                                     $9,725,000       $5,375,000
                                                     ---------------------------

      The Bank has an available overnight line of credit with the FHLB, subject to the terms and conditions of the lender's overnight advance program in the amount of $22,330,400 and $20,956,300, at September 30, 1996 and 1995,
respectively. Advances under this line of credit, which expires on December 22, 1996, are made for one-day periods. The advances were secured by stock of the FHLB in the amount of $1,675,000 and $1,423,000 and mortgage loans with an unpaid balance of $5,185,000 and $6,716,000 at September 30, 1996 and 1995, respectively.

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
                                                             September 30,
                                               Interest ------------------------
Lender                            Maturity       Rate      1996         1995
--------------------------------------------------------------------------------
Security broker-dealer .....  November 9, 1995   5.78%  $      --    $5,112,500
Security broker-dealer .....  January 26, 1996   5.75%         --     2,013,750
Federal Home Loan Bank .....  December 18, 1996  5.46%    4,600,000        --
Federal Home Loan Bank .....  December 20, 1996  5.46%    4,768,000        --
Federal Home Loan Bank .....  December 26, 1996  5.40%    4,678,000        --
                                                        ------------------------
                                                        $14,046,000  $7,126,250
                                                        ========================

                    Financial Bancorp, Inc. and Subsidiaries

      Information concerning borrowings collateralized by securities sold under agreements to repurchase is summarized as follows:

                                                                Year Ended
                                                               September 30,
--------------------------------------------------------------------------------
                                                            1996          1995
                                                          ----------------------
                                                          (Dollars in Thousands)
Average balance during
  the year ........................................       $ 8,228        $1,876
Average interest rate
  during the year .................................          5.70%         6.01%
Maximum month-end
  balance during the year .........................       $15,064        $9,229
Investment securities underlying the
  agreement at year end:
    Carrying value ................................       $15,150        $6,988
    Estimated fair value ..........................       $14,520        $7,047

14. TREASURY TAX AND LOAN ACCOUNT AND OTHER SHORT TERM BORROWINGS

At September 30, 1996, the Bank had borrowings from the Federal Reserve Bank of New York under the Treasury Tax and Depository program in the amount of $9,880,970 at an interest rate of 5.20 per annum payable on demand. These borrowings are secured by investment securities with a carrying value of $10,972,000 and fair value of $10,570,000.

15. INCOME TAXES

The Bank qualifies as a Savings and Loan Association under the provisions of the Internal Revenue Code and was therefore permitted to deduct from taxable income an allowance for bad debts based on the greater of; (1) actual loan losses (the "experience method"); or (2) eight (8) percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method"). For the tax years 1996, 1995, and 1994, the Bank used the percentage of taxable income method.

      On August 21, 1996, legislation was signed into law which repealed the percentage of taxable income method for tax bad debt deduction. The repeal is effective for the Bank's taxable year beginning October 1, 1996. In addition, the legislation requires the Company to include in taxable income its bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for Federal tax bad debt deduction and the corresponding increase in the Federal tax bad debt reserve in excess of the base year have been recorded as temporary differences pursuant to SFAS 109, this change in the tax law is not expected to have a material adverse effect on the Company's statement of operations.

      Retained earnings at September 30, 1996 include approximately $3,127,000 related to bad debt deductions for income tax purposes for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rates.

      The components of income taxes are summarized as follows:

                                                Year Ended September 30,
--------------------------------------------------------------------------------
                                           1996             1995          1994
                                      ------------------------------------------
Current tax expense:
  Federal income ................     $ 1,186,475      $   846,068      $499,873
  State and city
    income ......................         576,919          366,219       311,684
                                      ------------------------------------------
                                        1,763,394        1,212,287       811,557
                                      ------------------------------------------
Deferred tax expense
(benefit):
  Federal income ................        (609,709)        (220,292)       71,730
  State and city
    income ......................        (478,458)        (155,903)       37,697
                                      ------------------------------------------
                                       (1,088,167)        (376,195)      109,427
                                      ------------------------------------------
                                      $   675,227      $   836,092      $920,984
                                      ==========================================

      The following table presents a reconciliation between reported income taxes and the income taxes which would be computed by applying the federal statutory rate of 34% to income before income taxes:

                                                  Year Ended September 30,
--------------------------------------------------------------------------------
                                             1996          1995         1994
                                          --------------------------------------
Federal income
  taxes .............................     $ 621,558      $694,298     $ 740,488
Increase (reduction) of
  income taxes
  resulting from:
    New York state
    and city taxes,
    net of federal
    income tax
    effect ..........................        79,010       138,809       230,591
  ESOP and MRP ......................       (14,835)         --            --
  Other .............................       (10,506)        2,985       (50,095)
                                          --------------------------------------
                                          $ 675,227      $836,092     $ 920,984
                                          --------------------------------------

      Refundable income taxes of $36,340 and $22,647 at September 30, 1996 and 1995, respectively, and net deferred income taxes of $1,419,226 and $330,676 at September 30, 1996 and 1995, respectively are included in other assets.

      The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                              September 30,
--------------------------------------------------------------------------------
                                                          1996            1995
                                                      --------------------------
Deferred tax assets
Uncollected interest .........................        $  219,699        $169,444
Allowance for loss on loans
  in excess of tax bad debt
  deductions .................................           352,744         176,505
Deferred loan fees ...........................            73,972         108,052
Prepaid pension ..............................            93,084          49,824
Depreciation .................................           131,650         104,818
ESOP and RRP cost ............................            99,702          94,387
Special assessment of
  Federal Insurance ..........................           517,452            --
Other ........................................            59,922          11,313
                                                      --------------------------
                                                       1,548,225         714,343
                                                      --------------------------
Deferred tax liabilities
Deferred premiums
  and discounts ..............................            11,953          12,993
Deferred loss on investments in
  real estate ................................           117,046         287,600
State and city taxes .........................              --            68,643
Other ........................................              --            14,431
                                                      --------------------------
                                                         128,999         383,667
                                                      --------------------------
Net deferred tax assets
    (liabilities) ............................        $1,419,226        $330,676
                                                      ==========================

16. REGULATORY CAPITAL

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations prescribed by the Office of Thrift Supervision (the "OTS") prescribed capital requirements, which include three separate measurements of capital adequacy (the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its adjusted total assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

      The following table sets forth the capital position of the Bank as calculated under the Capital Rule:

                                                        Tangible                Core                Risk-based
                                                  ----------------------------------------------------------------
                                                    Amount    Percent     Amount    Percent     Amount    Percent
------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
GAAP stockholders' equity ......................  $ 21,660       8.31   $ 21,660       8.31   $ 21,660      20.78
Less goodwill and other intangibles ............      (143)     (0.05)      (143)     (0.05)      (143)     (0.14)
Less investment in "non-includable" subsidiaries
  required to be deducted ......................    (3,308)     (1.27)    (3,308)     (1.27)    (3,308)     (3.17)
Add general valuation allowance ................      --         --         --         --        1,021       0.98
                                                  ----------------------------------------------------------------
Capital as calculated under FIRREA .............    18,209       6.99     18,209       6.99     19,230      18.45
Capital as required under FIRREA ...............     3,908       1.50      7,816       3.00      8,337       8.00
                                                  ----------------------------------------------------------------
Excess .........................................  $ 14,301       5.49   $ 10,393       3.99   $ 10,893      10.45
                                                  ================================================================

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandates the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized.

                    Financial Bancorp, Inc. and Subsidiaries

17. BENEFIT PLANS

Pension Plan

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based upon each employee's years of service. The Bank's policy is to fund the plan with annual contributions equal to the maximum amount deductible for federal income tax purposes.

      The following table sets forth the plan's funded status:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1996              1995
                                                  ------------------------------
Actuarial present value of
  benefit obligation, including
  vested benefits of $1,840,708
  and $1,857,122, respectively .............      $ 1,903,127       $ 1,922,763
                                                  ==============================
Projected benefit obligation ...............      $(2,299,516)      $(2,318,598)
Plan assets at fair value ..................        2,234,942         2,009,196
                                                  ------------------------------
Projected benefit obligation
  in excess of plan assets .................          (64,574)         (309,402)
Unrecognized (gain) loss ...................         (536,887)         (318,597)
Unrecognized net obligation
  at October 1, 1988 being
  amortized over 15 years ..................          197,925           225,225
Unrecognized prior service cost
  at October 1, 1989 being
  amortized over 11.1 years ................          145,598           179,984
Contributions made during
  the three months ended
  September 30 .............................           57,290           120,527
                                                  ------------------------------
(Accrued) pension cost included
  in other liabilities .....................      $  (200,648)      $  (102,263)
                                                  ==============================

      Net periodic pension cost included the following components:

                                               Year Ended September 30,
--------------------------------------------------------------------------------
                                         1996            1995            1994
                                      ------------------------------------------
Service cost ...................      $  87,457       $  74,246       $  70,308
Interest cost ..................        169,729         210,445         199,052
Actual return on
  plan assets ..................       (217,332)       (141,270)       (147,514)
Net amortization
  and deferrals ................        115,821          61,686          61,686
                                      ------------------------------------------
Net periodic pension
  cost included in
  salaries and
  employee benefits ............      $ 155,675       $ 205,107       $ 183,532
                                      ==========================================

      Assumptions used in accounting for the plan are as follows:

                                                   Year Ended September 30,
--------------------------------------------------------------------------------
                                               1996          1995          1994
                                               ---------------------------------
Discount rate ........................         7.50%         8.25%         8.25%
Rate of increase in
  compensation .......................         5.50%         6.00%         6.00%
Long-term rate of
  return on
  plan assets ........................         8.00%         8.00%         8.00%

Savings Incentive Plan

The Bank has a savings incentive plan, pursuant to Section 401(K) of the Internal Revenue Code, for all eligible employees of the Bank. Employees may elect to save from 1% to 15% of their eligible compensation, of which the Bank will match the lesser of 25% of the employees' contribution or 1% of the employees' compensation. The Bank may make a special employer contribution in addition to its matching contribution. Total savings incentive plan expense for the years ended September 30, 1996, 1995 and 1994 was approximately $13,700, $22,000 and $36,000, respectively.

18. STOCK BENEFIT PLANS

Employee Stock Ownership Plan

Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $1,529,500 of proceeds from a term loan from the Company to purchase 152,950 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP was payable initially over seven annual installments commencing on December 31, 1994. Interest on the term loan is payable annually, commencing on December 31, 1994, at a rate of 7.75 percent per annum. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required from the ESOP on the term loan less any dividends received by the ESOP on unallocated shares. Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation. During the years ended September 30, 1996 and 1995, the Bank made $302,190 and $127,284 cash contributions to the ESOP of which $190,184 and $72,833 were applied to the principal. During the year ended September 30, 1994, no contributions were made to the ESOP and no loan repayments were due. Effective January 1, 1995, the terms of the term loan were renegotiated between the Company and the ESOP and the remaining term to maturity was extended from six to nine years. At September 30, 1996, the loan had an outstanding balance of $1,266,483.

      The ESOP is accounted for in accordance with SOP 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the AICPA in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings. Contributions equivalent to dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expenses were $218,000, $191,000 and $18,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

      The ESOP shares at September 30, 1996 and 1995 were as follows:

                                                        1996             1995
                                                     ---------------------------
Allocated shares .............................           26,302            7,283
Shares committed to be released ..............            9,306           12,139
Unreleased shares ............................          117,342          133,528
                                                     ---------------------------
Total ESOP shares ............................          152,950          152,950
                                                     ===========================
Fair value of unreleased shares ..............       $1,768,344       $1,886,083
                                                     ===========================

Recognition and Retention Plan

On January 26, 1995, the Bank established a Recognition and Retention Plan ("RRP") to provide both key employees and outside directors of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The Bank contributed $681,331 from available liquid assets to the RRP to enable the trust to acquire 65,550 shares of the Company's common stock in open market transactions. As of September 30, 1995, 3,500 of the total of 4,589 shares allotted to outside directors have been awarded and 54,407 of the total of 60,961 shares allotted to officers and employees have been awarded.

      Under the RRP, awards are granted in the form of common stock held by the RRP trust. The awards vest over a period of time not more than five years commencing one year from the date of award. The awards become fully vested upon termination of employment due to death, disability or normal retirement. The awards to officers, employees and outside directors become fully vested upon a change in control of the Bank or the Company. At September 30, 1995, 1,500 shares awarded were vested. During the year ended September 30, 1996, an additional 6,964 shares were awarded to officers and employees and awards for 13,547 shares were forfeited. As of September 30, 1996, 11,274 shares to officers and employees and 1900 shares to outside directors were distributed and 1600 shares to outside directors were vested. $136,266 and $90,844 of expenses related to the RRP shares are included in the consolidated statements of income for years ended September 30, 1996 and 1995, respectively.

Stock Option Plan

The Company has adopted an Incentive Stock Option Plan ("ISO") Plan") authorizing the grant of stock options and limited rights equal to 152,950 shares of common stock to officers and employees of the Bank or the Company. Options granted under the ISO Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death, disability or normal retirement or in the event of a change in control of the Bank or the Company. The options expire ten years from the date of the grant. Simultaneously with the grant of options, the Company granted "limited rights" with respect to the shares covered by the options, which enables the optionee, upon a change of control of the Bank or the Company, to elect to receive cash for each option granted, equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of the exercise.

      As of September 30, 1995, 86,970 shares of common stock had been granted under the ISO Plan at an option price of $9.44 per common share (the market price on the date approved by the stockholders). No options are exercisable as of September 30, 1995 and no options were exercised during the year then ended. During the year ended September 30, 1996, options previously granted for 19,534 shares were canceled. At September 30, 1996, options to purchase 4,064 shares are exercisable.

      The Company adopted a stock option plan for outside directors (the "Option Plan") authorizing the grant of non-statutory stock options equal to 65,550 shares of common stock to outside directors of the Bank and/or the Company. Options granted will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date the individual began serving as outside director, including service prior to adoption of the Plan. All options granted under the Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a Director for any reason other than removal for cause. If Director is removed for cause, all options awarded to him shall expire upon such removal. Upon the death or disability of the participant, all options previously granted would automatically be exercisable. As of September 30, 1995, 43,700 shares of common stock were granted under the Option Plan at an option price of $9.44 per common share (the market price on the date approved by the stockholders). Options to purchase 10,925 shares of common stock were exercised during the year ended September 30, 1996 and options to purchase 32,775 shares are exercisable.

                    Financial Bancorp, Inc. and Subsidiaries

      Activity for the stock option plans is as follows:

Stock Options                                                            Option
                                                               Option    Price
                                                     ISO Plan   Plan   Per Share
                                                    ----------------------------
Balance at
  September 30, 1994 ...........................       --         --        --
Granted ........................................     86,970     43,700     $9.44
Exercised ......................................       --         --        --
Cancelled ......................................       --         --        --
                                                    ----------------------------
Balance at
  September 30, 1995 ...........................     86,970     43,700     $9.44
                                                    ----------------------------
Exercised ......................................       --       10,925      9.44
Cancelled ......................................     19,534       --        --
                                                    ----------------------------
Balance at
  September 30, 1996 ...........................     67,436     32,775     $9.44
                                                    ============================

19. BRANCH ACQUISITION

On February 24, 1995, the Bank purchased deposit liabilities associated with a branch office located in Greenpoint, Brooklyn. The Bank assumed deposit liabilities in the amount of $14,813,000 and paid a premium of $127,000. The premium, along with other costs of acquisition, is amortized on a straight-line basis over a period of ten years. At September 30, 1996, the unamortized premium and other acquisition costs totalling $143,000 are included in other assets. The amortization expense for the years ended September 30, 1996 and 1995 were $19,000 and $9,000, respectively.

20. COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off- balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate.

      The Bank has the following outstanding commitments to originate conventional mortgage loans. All commitments expire within three months.

                                                           September 30,
--------------------------------------------------------------------------------
                                                      1996               1995
                                                   -----------------------------
Conventional mortgages ...................         $7,355,000         $4,122,000
                                                   =============================

      At September 30, 1996, of the $7,355,000 in outstanding commitments to originate loans, $6,768,000 are at a fixed rate within ranges from 7.08% to 10.00% and $587,000 are at adjustable rates with initial rates within a range from 6.23% to 8.00%.

      Rentals under long-term operating leases for certain branch offices amounted to approximately $144,000, $142,000 and $109,000 for the years ended September 30, 1996, 1995 and 1994, respectively. At September 30, 1996, the minimum rental commitments under all non-cancelable leases with initial or remaining terms of more than one year and expiring through August 31, 2005 are as follows:

Year Ending
September 30,                                                       Minimum Rent
--------------------------------------------------------------------------------
   1997 ...............................................                 $179,000
   1998 ...............................................                  187,000
   1999 ...............................................                  190,000
   2000 ...............................................                  139,000
Thereafter ............................................                  299,000
                                                                        --------
                                                                        $994,000
                                                                        ========

      At September 30, 1996, a real estate joint venture, in which FinFed Development Corp. ("FDC") is a partner, may require additional contributions to the joint venture over the next two-year period to enable development of the property, and its share of the normal operating costs of the joint venture.

      The Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

      The Company and is subsidiaries, in the conduct of their business, are involved in normal litigation matters. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or results of operations of the Company and Subsidiaries.

21. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the corporation's financial instruments at September 30, 1996 are as follows:

                                                       Carrying          Fair
                                                         Value           Value
                                                       -------------------------
                                                            (In Thousands)
Financial assets
Cash and cash equivalents ....................         $  5,102         $  5,102
Investment securities ........................           54,730           53,511
Mortgage-backed securities ...................           54,853           54,917
Loans receivable .............................          140,314          140,464
Interest receivable ..........................            1,789            1,789
Financial liabilities
Deposits .....................................          202,884          203,510
Advances and borrowings ......................           33,652           33,486
Commitments
To originate loans ...........................            7,355            7,355

      The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale.

      In addition, the fair value estimates were based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

      Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of the active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

22. PARENT ONLY FINANCIAL INFORMATION

Financial Bancorp, Inc. operates two wholly owned subsidiaries, Financial Federal Savings Bank, and 842 Manhattan Avenue Corp. ("Corporation"). The earnings of the subsidiaries are recognized by the holding company using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Company's investment in the Subsidiary. The following are the condensed financial statements for Financial Bancorp, Inc. (Parent company only) as of September 30, 1996 and 1995 and for the periods then ended. The Company had no operations prior to the Bank's conversion to stock form on August 17, 1994.

Statements of Financial Condition

                                                            September 30,
--------------------------------------------------------------------------------
                                                         1996           1995
                                                    ----------------------------
Assets
Cash and amounts due from depository institutions   $      6,475   $        536
Repurchase agreements ............................     2,185,000      5,458,000
                                                    ----------------------------
  Cash and cash equivalents ......................     2,191,475      5,458,536
Accrued interest receivable ......................        75,058         86,184

ESOP loan to Financial Federal Savings Bank ......     1,266,483      1,456,667
Investment in Financial Federal Savings Bank .....    21,660,028     20,090,937

Investment in 842 Manhattan Avenue Corp. .........       232,193           --
Other assets .....................................       401,809         86,704
                                                    ----------------------------
    Total assets .................................  $ 25,827,046   $ 27,179,028
                                                    ============================
Liabilities and stockholders' equity
Other liabilities ................................  $     39,360   $       --
                                                    ----------------------------
    Total liabilities ............................        39,360           --
                                                    ----------------------------
Stockholders' equity
Common stock .....................................        21,850         21,850
Paid-in capital ..................................    20,151,858     20,130,021
Retained earnings ................................    12,218,607     11,544,464
Employees Stock Ownership Plan ...................    (1,173,422)    (1,335,278)
Recognition and Retention Plan ...................      (454,221)      (590,487)
Treasury stock ...................................    (4,976,986)    (2,591,542)
                                                    ----------------------------
    Total stockholders' equity ...................    25,787,686     27,179,028
                                                    ----------------------------
    Total liabilities and stockholders' ..........  $ 25,827,046   $ 27,179,028
                                                    ============================

                    Financial Bancorp, Inc. and Subsidiaries

Statements of Income

                                                                                  From Inception
                                                                                   August 17, to
                                                        Year Ended September 30,   September 30,
------------------------------------------------------------------------------------------------
                                                          1996          1995           1994
                                                     -------------------------------------------
Interest income ...................................  $   112,031   $   119,883        $ 14,817
Equity in undistributed earning of the subsidiaries    1,211,457     1,262,813         382,243
                                                     -------------------------------------------
                                                       1,323,488     1,382,696         397,060
Expenses ..........................................      201,401       226,383           2,180
                                                     -------------------------------------------
Income before income taxes ........................    1,122,087     1,156,313         394,880
Income tax (benefit) expense ......................      (30,798)      (49,649)          5,932
                                                     -------------------------------------------
Net income ........................................  $ 1,152,885   $ 1,205,962        $388,948
                                                     ===========================================

Statements of Cash Flows

                                                                                       From Inception
                                                                                        August 17, to
                                                           Year Ended September 30,     September 30,
-----------------------------------------------------------------------------------------------------
                                                               1996           1995           1994
                                                           ------------------------------------------
Cash flows from operating activities:
  Net income ............................................  $ 1,152,885   $ 1,205,962   $    388,948
  Adjustments to reconcile net income to net cash used
   in operating activities:
    Equity in undistributed earnings of the subsidiary ..   (1,211,457)   (1,262,813)      (382,243)
    Decrease (increase) in accrued interest receivable ..       11,126       (71,367)       (14,817)
    (Increase) in other assets ..........................     (315,105)      (80,818)        (5,886)
    Increase (decrease) in other liabilities ............       39,360        (5,932)         5,932
                                                           ------------------------------------------
      Net cash (used in) operating activities ...........     (323,191)     (214,968)        (8,066)
                                                           ------------------------------------------
Cash flows from investing activities:

  Purchase of all outstanding stock of the Bank .........         --            --      (10,114,817)
  Decrease (increase) in ESOP loan receivable ...........      190,184        72,833     (1,529,500)
  Capital contribution to 842 Manhattan Avenue Corp. ....     (236,000)         --             --
                                                           ------------------------------------------
      Net cash (used in) provided by investing activities      (45,816)       72,833    (11,644,317)
                                                           ------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock ............         --            --       20,180,245
  Acquisition of treasury stock .........................   (2,522,444)   (2,591,542)          --
  Payment of dividends on common stock ..................     (478,742)     (292,550)          --
  Payment of conversion expenses ........................         --         (43,099)          --
  Treasury stock reissued for stock options .............      103,132          --             --
                                                           ------------------------------------------
     Net cash (used in) provided by financing activities    (2,898,054)   (2,927,191)    20,180,245
                                                           ------------------------------------------
Net (decrease) increase in cash and cash equivalents ....   (3,267,061)   (3,069,326)     8,527,862
Cash and cash equivalents--beginning ....................    5,458,536     8,527,862           --
                                                           ------------------------------------------
Cash and cash equivalents--ending .......................  $ 2,191,475   $ 5,458,536   $  8,527,862
                                                           ==========================================

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        First    Second      Third       Fourth
Year ended September 30, 1996          Quarter   Quarter    Quarter      Quarter
--------------------------------------------------------------------------------
                                          (In Thousands, except per share data)
Interest income ....................    $4,212    $4,393    $ 4,532     $ 4,686
Interest expense ...................     2,071     2,170      2,131       2,319
                                        ----------------------------------------
  Net interest income ..............     2,141     2,223      2,401       2,367
Provision for loan losses ..........        54        76        159         254
Non-interest income (loss) .........        77        92       (110)        117
Non-interest expenses ..............     1,301     1,353      1,332       2,951
Income taxes .......................       379       391        295        (390)
                                        ----------------------------------------
Net income (loss) ..................    $  484    $  495    $   505     $  (331)
                                        ----------------------------------------
Net income (loss) per common share
  and common stock equivalents .....    $ 0.26    $ 0.27    $  0.29     $ (0.19)
                                        ========================================

                                        First    Second      Third       Fourth
Year ended September 30, 1996          Quarter   Quarter    Quarter      Quarter
--------------------------------------------------------------------------------
                                          (In Thousands, except per share data)
Interest income ....................    $2,978    $3,388    $ 3,844     $ 4,046
Interest expense ...................     1,079     1,442      1,788       1,977
                                        ----------------------------------------
  Net interest income ..............     1,899     1,946      2,056       2,069
Provision for loan losses ..........        30        36         32         244
Non-interest income (loss) .........        12        45         60        (426)
Non-interest expenses ..............     1,265     1,384      1,332       1,296
Income taxes .......................       259       240        317          20
                                        ----------------------------------------
Net income .........................    $  357    $  331    $   435     $    83
                                        ----------------------------------------
Net income per common share and
  common stock equivalents .........    $ 0.18    $ 0.16    $  0.21     $  0.04
                                        ========================================

                              INDEPENDENT AUDITORS'
                                     REPORT

To The Board of Directors
Financial Bancorp, Inc.
  and Subsidiaries

We have audited the consolidated statements of financial condition of Financial Bancorp, Inc. (the "Company") and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Financial Bancorp, Inc. and Subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to consolidated financial statements, the Company changed its methods of accounting for debt and equity securities as of October 1, 1994.

/s/ Radics & Co., LLC
Pine Brook, New Jersey
November 19, 1996


                            MANAGEMENT RESPONSIBILITY
                                    STATEMENT

Management of Financial Bancorp, Inc. and Subsidiaries is responsible for the preparation of the consolidated financial statements and all other consolidated financial information included in this report. Consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      All consolidated financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

      Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

      Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes that the accounting and internal control systems provide reasonable assurance that assets are safeguarded and the consolidated financial information is reliable.

      The Board of Directors through its Audit Committee of non-management directors, is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the independent certified public accountants. The Audit Committee meets with management, the independent certified public accountants and the internal auditor, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.


/s/ Frank Latawiec
Frank Latawiec
President/Chief Executive Officer

/s/ Irene C. Greco
Irene C. Greco
Executive Vice President/
Chief Operating Officer


/s/ P. James O'Gorman
P. James O'Gorman
Senior Vice President/Chief Financial Officer

Common Stock Information

Financial Bancorp, Inc. common
stock is traded on the Nasdaq
National Market under the symbol
"FIBC." The table below shows the
reported high and low sales price of
the common stock during the periods
indicated in the fiscal years ended
September 1996 and 1995.

                        1996
---------------------------------
                  High      Low
---------------------------------
First Quarter     14       13
Second Quarter    13 3/4   12 1/2
Third Quarter     13 1/2   12 1/2
Fourth Quarter    16 1/4   12 1/2

                        1995
---------------------------------
                  High      Low
---------------------------------

First Quarter     10 1/2    8 1/2
Second Quarter    10 3/4    8 7/8
Third Quarter     12 1/4   10 1/2
Fourth Quarter    15       11 3/4

As of December 3, 1996, the
Company had approximately 175
stockholders of record, not including
the number of persons or entities
holding stock in nominee or street
name through broker-dealers and
banks. At December 3, 1996, the
Company had 1,747,686 shares of
common stock outstanding.