Form 10-K, Exhibit 13
period 1997-09-30
FINANCIAL BANCORP INC
filed 1997-12-29
CIK 855932

FINANCIAL BANCORP, INC.


                                [DRAWING OMITTED}
                                FINANCIAL FEDERAL
                                  SAVINGS BANK

             50 years of commitment and dedication to our community
























1997 ANNUAL REPORT

Financial Bancorp, Inc. and Subsidiaries

Corporate Profile
--------------------------------------------------------------------------------

Financial Bancorp, Inc. headquartered in Long Island City, New York, is the holding company for Financial Federal Savings Bank. At September 30, 1997, total assets were $297.0 million and stockholders' equity was $26.9 million. Financial Federal Savings Bank is a federally chartered savings bank which was organized in 1947, and has five full service banking facilities, four of which are located in Queens and one in Brooklyn.

The Bank's principal business is attracting retail deposits from the communities surrounding the main office and the branch offices, and investing these funds in mortgage loans throughout the greater New York City metropolitan area. Financial Federal Savings Bank is a community-oriented savings institution, offering traditional deposit and lending products, with particular emphasis on the origination of one-to-four family residential loans, mixed-use real estate loans, commercial real estate loans, and to a lesser extent, construction loans.

Financial Bancorp, Inc. had 1,709,700 shares of common stock outstanding as of September 30, 1997. Financial Bancorp. Inc.'s common stock is publicly traded on the Nasdaq National Market under the symbol "FIBC".


Contents

Financial Highlights..................................    1
Letter to Stockholders................................    2
Selected Consolidated Financial
  and Other Data......................................    6
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations...........................    8
Consolidated Financial Statements.....................   16
Notes to Consolidated Financial Statements............   21
Independent Auditors' Report..........................   40
Management Responsibility Statement ..................   40
Corporate and
  Stockholders Information.............   Inside Back Cover

--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Financial Highlights
--------------------------------------------------------------------------------

                                                                                            At or for the
(Dollars in Thousands, Except for Per Share Data)                                      Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                                       1997            1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Data:
Total assets............................................              $296,956        $266,763      $228,823       $171,642
Loans receivable........................................               153,292         140,314       110,062         83,505
Investment securities...................................                71,986          56,406        40,359         17,801
Mortgage-backed securities..............................                47,878          54,853        62,008         49,839
Deposits................................................               213,394         202,884       186,492        140,182
Borrowed funds..........................................                53,000          33,652        12,501             --
Stockholders' equity....................................                26,856          25,787        27,179         29,300
Book value per share....................................                 15.71           14.40         13.78          13.41
Cash dividends declared.................................                 0.375           0.275          0.15             --
Market price per common share...........................                 22.50           15.50         14.13          10.25
---------------------------------------------------------------------------------------------------------------------------

Selected Operating Data:
Net interest income.....................................              $ 10,043         $ 9,132       $ 7,970        $ 6,490
Net income..............................................                 2,505           1,153         1,206          1,257
Earnings per share......................................                  1.50            0.64          0.59           0.62
---------------------------------------------------------------------------------------------------------------------------



                 [THE FOLLOWING TABLE WAS PRESENTED AS A SERIES
                  OF FOUR BAR CHARTS IN THE PRINTED DOCUMENT]

                                        1994        1995        1996        1997
                                        ----        ----        ----        ----
                                                     (in millions)
Net Interest Income                   $  6.5      $  8.0      $  9.1      $ 10.0
Total Assets                          $171.6      $228.8      $266.8      $297.0
Investment Securities                 $ 17.8      $ 40.4      $ 56.4      $ 72.0
Loans Receivable, Net                 $ 83.5      $110.1      $140.3      $153.3





                                   fifty years of dedication to our community  1
--------------------------------------------------------------------------------

                     Fifty years of Serving our Community...




To Our Stockholders:

We thank you, our stockholders, customers, local communities and dedicated employees for making Financial Federal Savings Bank's 50th anniversary an exciting and memorable milestone. Fiscal 1997 was the Bank's most profitable and successful year in its past half-century history. The year posed significant challenges which were successfully addressed and the Company is well positioned with financial strength to meet the challenges ahead.


Now that the Savings Association Insurance Fund (SAIF) has been recapitalized, the Bank's deposit premium is 75% lower than previous years. This enables the Bank to effectively compete with the rest of the financial services industry. Since the Company's stock conversion in 1994, earnings growth and operating efficiency have been, and continue to be, a key component of the Board of Directors' strategic vision. We now take a moment to review the Company's achievements during fiscal 1997.....


Financial Highlights
--------------------------------------------------------------------------------

Net income for the year was a record $2.5 million, which represents a return on equity of 9.6% and a return on average assets of 0.92%. Earnings per share rose by 53% to $1.50 for fiscal 1997, as compared to $0.98 for fiscal 1996, exclusive of the one-time, after-tax, $598,000 SAIF assessment. The Company's stock price increased by 45% to $22.50 per share as of September 30, 1997, from $15.50 per share as of September 30, 1996. Net interest income was a record $10.0 million for fiscal 1997 as compared to $9.1 million for the same period in 1996. Another important measure of the past year's success was the significant improvement in the efficiency ratio, exclusive of the SAIF assessment and severance payment, to 52.3% for fiscal 1997, from 56.0% for fiscal 1996. During the year, total assets increased by $30.2 million to $297.0 million and deposits increased by $10.5 million to $213.4 million. Total stockholders' equity increased by $1.1 million to $26.9 million for the year. Prudent growth in the balance sheet, strong core earnings and capital management strategies are integral parts of the Company's overall objectives, which were met, thereby increasing the long-term value of your investment.


Another component of increasing value is the repurchase of the Company's common stock which the Board of Directors and Senior Management believe to be a sound investment. Since the initial public offering in 1994, the Company has completed five repurchase programs, representing the repurchase of 494,834 shares at an aggregate cost of $6.5 million, or an average price of $13.19 per common share. On September 4, 1997, the Company announced a sixth repurchase program in which the Board of Directors has authorized the repurchase of 10%, or 170,970 shares of its outstanding shares. The repurchase of such shares will be made from time to time, during the next two years through open-market transactions, subject to the availability and the price of the stock.


2
--------------------------------------------------------------------------------

In January 1997, the Company announced an increase in the regular quarterly cash dividend of 33%, to $0.10 per common share from $0.075 per common share. The regular dividend declaration for the quarter ended September 30, 1997 represents the twelfth consecutive quarter of dividend payments. The Board will continue to review the dividend on a regular basis and plans to continue the payment of a dividend consistent with the Company's financial position and current earnings performance.


Management Succession
--------------------------------------------------------------------------------

During the year, the Board of Directors announced a corporate reorganization and the appointment of Peter S. Russo as Chairman of the Board. Peter succeeds Dominick L. Segrete as Chairman. At the Board's request, Dominick remains a Director and is confident of the Company's success under Peter's leadership. The Company's Senior Management team was restructured in order to maximize expertise and increase productivity. It is our belief that professional, experienced and dedicated individuals are the key to attaining the strategic goals set forth in the Company's business plan. The Board believes that succession planning is a key component to the Company's on-going success and, therefore, the Board promoted P. James O'Gorman, Chief Financial Officer, to Executive Vice President and Valerie M. Swaya, Vice President, to Chief Administrative Officer. Furthermore, in order to strengthen the depth of the management team, experienced professionals were hired in fiscal 1997 to oversee marketing initiatives, business development and technology.


The new Management team remains committed to increasing stockholder value by continually finding ways to increase the Bank's franchise value. Under the leadership of Frank S. Latawiec, President and Chief Executive Officer, and guidance from the Board of Directors, Senior Management is dedicated to growing the Company in a conservative manner, while increasing profitability and thereby enhancing value to our stockholders.


Loan Production
--------------------------------------------------------------------------------

Fiscal 1997 has been a successful year in the development of new real estate mortgage lending products and services. This is clearly highlighted by the emphasis on small to moderate sized mixed-use real estate loan originations within our geographic lending areas. During the fiscal year, total loans receivable increased by $13.0 million, or 9.2%, to a record $153.3 million, of which $140.9 million represents residential and mixed-use loans. Usually a combination of residential units and retail space, mixed-use loans provide attractive interest rate yields without compromising the integrity of the underwriting process. In conjunction with the emphasis on mixed-use real estate lending, Senior Management fine-tuned fifty years of dedication to our community  3
--------------------------------------------------------------------------------

                                                                With Commitment,
                                                       to giving quality service


lending policies and procedures in order to maintain prudent underwriting standards and adequate internal controls. In addition, two additional Loan Originators have recently been hired in order to further bolster mortgage production within the Bank's geographic lending area. With the newly adopted lending procedures, the increased staff of professionals and the diversification of the Bank's product base, the Company has created a foundation to increase our presence in the Metropolitan area lending market and bolster overall profitability.


Retail Banking
--------------------------------------------------------------------------------

For the past fifty years, the Bank has been proud to serve the financial needs of its local communities which are the lifeblood of its still growing deposit and customer base. We remain committed to providing high quality and courteous customer service throughout our branch network. Senior Management has taken a proactive approach in training the staff and rewarding cross-selling and customer retention activities. In conjunction with this sales culture, various staff members are now licensed to sell Savings Bank Life Insurance (SBLI) and annuities, which will expand relationship banking and cultivate a market for new customers. These new products will be an important source of additional fee income while providing an expanded array of products to our customers at a reasonable cost.


As the focus continues on targeting our market areas, we are in the process of implementing a customer relationship banking strategy. With increased expertise in information systems, we are developing a greater understanding of our customer base through analyses of our customer composition, account relationships and demographics. This information is assisting us in creating the most valuable and cost effective marketing strategies. Given the fierce competition that exists within the financial services marketplace, it is crucial to growth and profitability to know our customers' needs and financial expectations and to have technologies equal to those of the larger financial institutions.


50 Years of Commitment to Our Community
--------------------------------------------------------------------------------

Since Financial Federal Savings Bank was incorporated in 1947, our main mission has been to provide affordable home financing to our local communities. Fifty years ago the Bank was incorporated as a building and loan association in the once suburban area and home of our main office, Sunnyside, Queens. A half-century later, Sunnyside has developed into a residential and retail center. As the neighborhood changed and its new residents' needs evolved, Financial Federal Savings Bank has kept pace with the financial requirements and challenges by fulfilling their needs with its products and services. We look forward to meeting the deposit and credit needs of our communities


4
--------------------------------------------------------------------------------

          Understanding               and                    Dedication.
what our community wants and needs                      to all our customers


and appreciate all the support and loyalty we have received from our community, both homeowners and retail business owners.


As we enter the next fiscal year, there is a renewed sense of excitement and commitment to all of our customers and stockholders to build upon the foundation of the franchise and stockholder value that has been established in the past.
Take a look at what lies ahead in fiscal 1998......


Now and In the Future
--------------------------------------------------------------------------------

We are in the midst of a comprehensive review of each component of the Company's expense items, focusing on areas of cost reduction and the feasibility of outsourcing certain functions. Senior Management will continue to emphasize cost containment while providing high quality products and services at a reasonable cost to our customers. This is an integral part of the strategic business plan approved by the Board.


As we look down the road, Senior Management and the Board of Directors are committed to technology, diversification of deposit products, creating new and innovative mortgage products, which all, in turn, will generate more business and increase profitability. Increased profitability and the streamlining of operating expenses, will assist us in attaining the most important goal-building stockholder value.


We take a moment to particularly express our thanks to Mr. Dominick L. Segrete for his valuable years of service as our Chairman. His vision of the future and strong leadership ability have shaped the Company into its current position. Dominick and all the members of the Board have faith that Peter S. Russo, our new Chairman, will provide the energetic leadership to continue to build value for the future.


Growing the Bank is a challenging and rewarding experience. We thank you, our stockholders, for supporting our efforts and for your loyalty to our Company. May our future be as memorable and successful as our past.





/s/Peter S. Russo                 /s/Frank S. Latawiec

Peter S. Russo                    Frank S. Latawiec

Chairman of the Board             President and

                                  Chief Executive Officer



                                   fifty years of dedication to our community  5
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Selected Consolidated Financial and Other Data
--------------------------------------------------------------------------------

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


                                                                                 At September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                          1997          1996           1995           1994          1993
                                                        -------------------------------------------------------------------
                                                                                  (In thousands)
Financial Condition Data:
Total assets                                            $296,956       $266,763      $228,823       $171,642      $147,871
Total loans receivable, net                              153,292        140,314       110,062         83,505        83,425
Investments securities(1)                                 71,986         56,406        40,359         17,801         5,435
Mortgage-backed securities(2)                             47,878         54,853        62,008         49,839        49,408
Deposits                                                 213,394        202,884       186,492        140,182       136,638
Borrowed Funds                                            53,000         33,652        12,501             --            --
Stockholders' equity                                      26,856         25,787        27,179         29,300         9,374

                                                                         For the Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                          1997          1996           1995           1994          1993
                                                        -------------------------------------------------------------------
                                                                                  (In thousands)
Selected Operating Data:
Interest income                                         $ 20,072       $ 17,823      $ 14,256       $ 10,490      $ 11,305
Interest expense                                          10,029          8,691         6,286          4,000         4,383
                                                        -------------------------------------------------------------------
Net interest income                                       10,043          9,132         7,970          6,490         6,922
                                                        -------------------------------------------------------------------
Provision for loan losses                                    427            543           342            183           732
                                                        -------------------------------------------------------------------
Non-interest income:
  Fees, service charges, gain/(loss)
    on sales and other income                                655            490           309            355         1,063
  Gain/(loss) from real estate operations                     28           (313)         (618)          (300)         (380)
                                                        -------------------------------------------------------------------
  Total non-interest income (loss):                          683            177          (309)            55           683
                                                        -------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits                           3,207          3,048         2,619          2,301         1,967
  Occupancy and equipment                                  1,155          1,064         1,048            826           920
  Advertising                                                 62             70           129             41            19
  Loss (income) from real estate owned                        16             84            77            (12)          183
  Federal insurance premiums(3)                              173          1,502           390            360           306
  Miscellaneous                                            1,253          1,170         1,014            668           700
                                                        -------------------------------------------------------------------
  Total non-interest expense                               5,865          6,938         5,277          4,184         4,095
                                                        -------------------------------------------------------------------
Income before income taxes                                 4,434          1,828         2,042          2,178         2,778
Income tax expense(4)                                      1,929            675           836            921         1,099
                                                        -------------------------------------------------------------------
Net income                                               $ 2,505        $ 1,153       $ 1,206        $ 1,257       $ 1,679
                                                        ===================================================================


6
--------------------------------------------------------------------------------

                                                                                  At or for the
                                                                              Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                             1997          1996           1995           1994          1993
                                                        -------------------------------------------------------------------
Selected Financial Ratios and Other Data:
Return on average assets                                      0.92          0.47           0.60           0.79          1.09
Return on average equity                                      9.57          4.31           4.18           9.76         19.71
Retained earnings to assets at period end                     9.04%         9.67%         11.88%         17.07%         6.34%
Net interest rate spread                                      3.43          3.48           3.70           4.12          4.63
Net interest margin                                           3.87          3.91           4.18           4.29          4.74

Operating expenses to average assets(5)(6)                    2.05          2.20           2.57           2.63          2.55
Efficiency ratio(5)(6)                                       52.31         56.01          62.81          61.29         53.38
Non-performing assets to total assets                         2.17          2.17           2.65           2.95          4.05
Non-performing loans to total loans                           1.69          1.45           1.72           1.95          2.58
Allowance for loan losses to total loans                      0.91          1.09           1.10           1.31          1.18
Number of full-service facilities                             5             5              5              5             5


(1) Includes Federal Home Loan Bank of New York ("FHLB") stock and investments available for sale.

(2)  Includes mortgage-backed securities available for sale.

(3) Includes non-recurring SAIF assessment of $1,115,000 for the year ended September 30, 1996.

(4) Includes for the year ended September 30, 1993, an income tax benefit of $197,000, which reflects the cumulative effect of a change in accounting for income taxes resulting from the adoption of Financial Accounting Standards Board ("FASB") 109 as of October 1, 1992.

(5) Operating expenses represent total non-interest expenses excluding (income) loss from real estate owned.

(6) Excludes non-recurring SAIF assessment of $1,115,000 and severance payment of $369,000 for the year ending September 30, 1996 and severance payment of $268,000 for the year ending September 30, 1997.









                                    fifty years of dedication to our community 7
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

General

Financial Bancorp, Inc. ("the Company"), is the holding company for Financial Federal Savings Bank ("the Bank"), which converted to a federally chartered stock savings association on August 17, 1994 and to a federally chartered stock savings bank on October 20, 1994. The Company is headquartered in Long Island City, New York and its principal business currently consists of the operations of the Bank. The Bank's results of operations are primarily dependent on net interest income, which is the difference between income earned on its loan, mortgage-backed securities and investment securities portfolio, and its cost of funds, consisting primarily of the interest paid on its deposits and borrowings. The Bank's non-interest expenses principally consists of salaries and employee benefits, occupancy and equipment expenses, federal deposit insurance premiums, and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.


Financial Condition

As of September 30, 1997, total assets were $297.0 million, which represents a $30.2 million, or an 11.3%, increase from $266.8 million as of September 30, 1996. Asset growth was funded by a combination of both the $10.5 million increase in the Bank's deposit base and the $19.3 million increase in overall borrowings. During fiscal 1997, deposits increased by $10.5 million, or 5.2%, to $213.4 million as of September 30, 1997 from $202.9 million at September 30, 1996. Securities sold under agreements to repurchase increased by $11.0 million, to $25.0 million at September 30, 1997, from $14.0 million at September 30, 1996. The treasury tax and loan account and other short-term borrowings increased by $10.1 million to $20.0 million at September 30, 1997, from $9.9 million at September 30, 1996. Advances from the Federal Home Loan Bank of New York ("FHLB") decreased by $1.7 million to $8.0 million, at September 30, 1997, as compared to $9.7 million at September 30, 1996.

At September 30, 1997, cash and cash equivalents totalled $13.4 million, which represents an $8.3 million increase from $5.1 million, from the same period in 1996. This increase primarily resulted from an $8.5 million increase in investment in securities purchased under agreements to resell and federal funds sold.

Investment securities available for sale decreased to $731,000, at September 30, 1997, as compared to $3.6 million at September 30, 1996. This decrease was offset by a $4.4 million increase in mortgage-backed securities available for sale to $9.4 million, at September 30, 1997, as compared to $5.0 million at September 30, 1996. As of September 30, 1997, investment securities, including available for sale, consisted primarily of medium-term U.S. Government Agency obligations, with features such as calls and/or interest rate "step-ups." Investment securities, including FHLB-NY stock, increased by $15.6 million, or 27.6%, to $72.0 million from $56.4 million as of September 30, 1996. Mortgage-backed securities decreased by $7.0 million, or 12.7%, to $47.9 million as of September 30, 1997 from $54.9 million as of September 30, 1996, including mortgage-backed securities which were classified as available for sale. Loans receivable increased by $13.0 million, or 9.2%, to $153.3 million as of September 30, 1997 from $140.3 million as of September 30, 1996. This $13.0 million, or 9.2% increase in loans receivable primarily resulted from the origination of $27.5 million in mortgage loans, and the purchase of $6.7 million of one- to-four family, adjustable rate residential mortgage loans, partially offset by normal amortization, prepayments and satisfactions.

Non-performing loans totaled $2.6 million, or 1.69% of total loans at September 30, 1997, as compared to $2.1 million, or 1.45% of total loans at September 30, 1996. At September 30, 1997, nonperforming assets totalled $6.4 million, or 2.17% of total assets as compared to $5.8 million, or 2.17% of total assets as of September 30, 1996. The Company's allowance for loan losses totalled $1.4 million at September 30, 1997, which represents a ratio of allowance for loan losses to nonperforming assets and to total loans of 21.8% and 0.91%, respectively, as compared to 27.22% and 1.09%, respectively, at September 30, 1996.

Total stockholders' equity was $26.9 million at September 30, 1997, reflecting a $1.1 million, or 4.1%, increase from the prior year. The increase in stockholders' equity was the result of earnings retained after the payment of the Company's quarterly cash dividend, partially offset by the repurchase of the Company's Common Stock. As of September 30, 1997, the Company has repurchased 494,834 shares at an aggregate cost of $6.5 million, or $13.19 per common share as part of five, 5% repurchase programs since its initial public offering in August 1994. At September 30, 1997, the Company had 1,709,700 common shares outstanding and the stated book value per common share was $15.71, an increase of $1.31 per common share or 9.1%, from $14.40 per common share at September 30, 1996.


Interest Rate Sensitivity Analysis

The Bank is subject to interest rate risk to the extent that its interest-bearing liabilities reprice or mature more or less frequently than its interest-earning assets. The Bank's interest rate risk management policy has been structured to monitor and maintain the Bank's interest rate sensitivity to within Board prescribed limits while attempting to maximize net interest income. In connection with its interest rate risk management strategy, management has emphasized the origination of shorter-term fixed-rate one- to four-family and multi-family mortgage loans and the



8
--------------------------------------------------------------------------------
purchase of adjustable rate-mortgage loans, along with limiting investment purchases to securities with a final maturity of 5 years or less. This strategy is necessary to reduce the Bank's exposure to interest rate risk. On the liability side, management has closely monitored the pricing of its deposit products, and has made a conscious effort to extend deposit maturities, and secure fixed-rate borrowings when market conditions are favorable. In addition, the Bank has had success in growing its non-interest-bearing demand accounts and utilizing low cost sources of overnight and short-term borrowings to fund short-to medium-term investments.

The table below summarizes the estimated contractual maturities of the Bank's interest-earning assets and interest-bearing liabilities at September 30, 1997. Maturities are adjusted using assumptions for prepayments and decay rates as researched and applied by the Bank. The assumptions for prepayments on fixed-rate mortgage loans and mortgage-backed securities range from 10% to 20% dependent upon the type of property (single-family or multi-family) and type of lien (first or second). The assumptions for deposits are: (i) certificate accounts are not withdrawn prior to maturity; and (ii) the decay rates for NOW accounts, money market and regular savings accounts range from 17% to 79% per year. The table does not indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual prepayment and withdrawal experience may vary from that indicated.

The effect of these assumptions is to quantify the dollar amounts of items that are interest-sensitive and can be repriced within each of the periods specified. The difference, or "gap", provides an indication of the extent to which the Bank's net interest income may be affected by future changes in interest rates. The Bank's cumulative one-year gap, as a percent of total interest-earning assets, decreased to a positive 1.58% at September 30, 1997, from a positive 11.12% at September 30, 1996. A positive gap denotes asset sensitivity, which in a given period will result in more assets subject to repricing than liabilities. Generally, asset sensitive gaps will result in a net positive effect on net interest income and consequently, net income in an increasing interest rate environment. Alternatively, asset sensitive gaps will generally result in a net negative effect on net interest income and consequently, net income in a decreasing interest rate environment.


                                                                    At September 30, 1997
---------------------------------------------------------------------------------------------------------------------------

                                                 More than                  More than    More than
                                      Three    Three Months   More than    Three Years  Five Years
                                     Months      to Twelve   One Year to     to Five      to Ten      More than
                                     or Less      Months     Three Years      Years        Years      Ten Years      Total
                                     --------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Mortgage and other loans           $ 9,134     $ 31,875      $40,044      $24,547       $29,647     $19,894      $155,141
  Investment securities               52,815        8,835        7,760           --            --          --        69,410
  Mortgage-backed securities          13,843        9,985        9,979        3,616         7,229       3,226        47,878
  Federal funds sold                  10,650           --           --           --            --          --        10,650
  FHLB stock and equity securities        --           --           --           --            --       2,576         2,576
                                     --------------------------------------------------------------------------------------
Total interest-earning assets        $86,442     $ 50,695      $57,783      $28,163       $36,876     $25,696      $285,655
                                     ======================================================================================

Interest-bearing liabilities:
  Savings and club accounts          $ 3,106     $ 10,340      $18,872      $12,303       $15,616     $13,872      $ 74,109
  NOW accounts                           606        1,213        2,546          681           915         595         6,556
  Money market accounts                1,747        5,240          973          463           283         138         8,844
  Certificates of deposit             22,301       50,899       28,737       11,681           179          --       113,797
  Borrowed funds                      27,000       10,000       16,000           --            --          --        53,000
                                     --------------------------------------------------------------------------------------
Total interest-bearing liabilities   $54,760     $ 77,692      $67,128      $25,128       $16,993     $14,605      $256,306
                                     ======================================================================================
Interest-sensitivity gap             $31,682     $(26,997)     $(9,345)     $ 3,035       $19,883     $11,091      $ 29,349
                                     ======================================================================================
Cumulative interest-sensitivity gap  $31,682      $ 4,685      $(4,660)     $(1,625)      $18,258     $29,349
                                     ========================================================================

Cumulative interest-sensitivity gap
  as a percentage of total assets      10.67%        1.58%       (1.57)%      (0.55)%        6.15%       9.88%
Cumulative net interest-earning
  assets as a percentage of
  interest-bearing liabilities        157.86%      103.54%       97.67%       99.28%       107.55%     111.45%


                                    fifty years of dedication to our community 9
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
(Continued)


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

                                                                Year Ended September 30,
----------------------------------------------------------------------------------------------------------------------------
                                              1997                          1996                           1995
                                   ----------------------------   ----------------------------  ----------------------------
                                   Average             Average    Average            Average    Average             Average
                                   Balance  Interest Yield/Cost   Balance  Interest Yield/Cost  Balance  Interest Yield/Cost
                                   ----------------------------   ----------------------------  ----------------------------
                                                                     (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold and
    securities purchased under
    agreements to resell          $  1,448  $    77      5.23%   $    659  $    38     5.72%   $  2,296   $   136      5.91%
  Investment securities(1)          56,786    4,074      7.17      48,728    3,444     7.07      33,059     2,381      7.20
  Loans receivable(2)              148,056   12,171      8.22     127,050   10,316     8.12      93,592     7,551      8.07
  Mortgage-backed securities(3)     53,530    3,750      7.01      57,274    4,025     7.03      61,872     4,188      6.77
                                  --------  -------              --------  -------             --------   -------
Total interest-earning assets      259,820  $20,072      7.73     233,711   17,823     7.63     190,819    14,256      7.47
                                            -------      ----              -------     ----               -------      ----
Non-interest-earning assets         12,558                         10,202                        11,386
                                  --------                       --------                      --------
      Total assets                $272,378                       $243,913                      $202,205
                                  ========                       ========                      ========

Interest-bearing liabilities:
  NOW and money
    market deposits               $ 16,875    $ 360      2.13    $ 18,818    $ 436     2.31    $ 16,492    $  373      2.26
  Savings deposits                  73,352    1,561      2.13      75,243    1,674     2.22      79,679     1,930      2.42
  Certificates of deposit          108,095    6,182      5.72      95,003    5,483     5.76      67,563     3,816      5.65
                                  --------  -------              --------  -------             --------   -------
  Total interest-
    bearing deposits               198,322    8,103      4.09     189,064    7,593     4.01     163,734     6,119      3.74
  Borrowed funds                    34,803    1,926      5.46      19,770    1,098     5.46       2,804       167      5.98
                                  --------  -------              --------  -------             --------   -------
      Total interest-
        bearing liabilities        233,125   10,029      4.30     208,834    8,691     4.15     166,538     6,286      3.77
                                            -------      ----              -------     ----               -------      ----
Non-interest-bearing liabilities    13,084                          8,313                         6,809
                                  --------                       --------                      --------
Total liabilities                  246,929                        217,147                       173,347
Stockholders' equity                26,169                         26,766                        28,858
                                  --------                       --------                      --------
      Total liabilities and
        stockholders' equity      $272,378                       $243,913                      $202,205
                                  ========                       ========                      ========

Net interest income                         $10,043                        $ 9,132                        $ 7,970
                                            =======                        =======                        =======
Net interest rate spread(4)                              3.43%                         3.48%                           3.70%
                                                         ====                          ====                            ====
Net interest-earning
  asset/net interest margin(5)    $ 26,695               3.87%   $ 24,877              3.91%   $ 24,281                4.18%
                                  ========               ====    ========              ====    ========                ====

Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                1.11x                          1.12x                         1.15x
                                     ====                           ====                          ====

(1)  Includes FHLB stock and securities available for sale.

(2)  Includes non-accrual loans.

(3)  Includes mortgage-backed securities available for sale.

(4) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.



10
--------------------------------------------------------------------------------

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


                                                        Year Ended September 30,              Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                              1997 vs. 1996                         1996 vs. 1995
                                                       Increase (Decrease) Due to            Increase (Decrease) Due to
                                                    -----------------------------------------------------------------------
                                                                      Rate/                                 Rate
                                                    Volume   Rate    Volume    Total      Volume   Rate    Volume    Total
                                                    -----------------------------------------------------------------------
                                                                                (In thousands)
Interest income:
  Federal funds sold and securities
    purchased under agreements to resell            $   45   $  (3)    $(3)   $   39      $  (97)    $ (2)   $  1   $  (98)
  Investment securities                                570      52       8       630       1,128      (44)    (21)   1,063
  Loans receivable                                   1,706     128      21     1,855       2,700       47      18    2,765
  Mortgage-backed securities                          (263)    (13)      1      (275)       (311)     161    (131)    (163)
                                                    -----------------------------------------------------------------------
    Total                                            2,058     164      27    (2,249)      3,420      161     (75)   3,567
                                                    -----------------------------------------------------------------------
Interest expense:
  NOW and money market deposits                        (45)    (35)      4       (76)         53       11       2       66
  Savings deposits                                     (42)    (73)      2      (113)       (107)    (159)      9     (257)
  Certificates of deposit                              756     (50)     (7)      699       1,551       81      33    1,665
                                                    -----------------------------------------------------------------------
  Total deposits                                       669    (158)     (1)      510       1,497      (67)     44    1,476
  Borrowed funds                                       828      --      --       828       1,015      (12)    (22)     831
                                                    -----------------------------------------------------------------------
    Total                                            1,497    (158)     (1)    1,338       2,512      (79)    (28)   2,405
                                                    -----------------------------------------------------------------------
  Net change in net interest income                 $  561   $ 322     $28    $  911      $  908     $241    $ 13   $1,162
                                                    =======================================================================


Comparison of Operating Results for the Years Ended September 30, 1997 and September 30, 1996.

General. Net income for the year ended September 30, 1997 increased by $1.3 million, or 130.0%, to $2.5 million, or $1.50 per share, from $1.2 million, or $0.64 per share, for the year ended September 30, 1996. Excluding the effect of a one-time Savings Association Insurance Fund ("SAIF") insurance assessment, net income for the fiscal year ended September 30, 1996 would have been $1.8 million, or $0.98 per share. The increase in net income was primarily attributable to a $911,000 increase in net interest income before provision for loan losses and a $507,000 increase in non-interest income, partially offset by a $42,000 increase in non-interest expense, exclusive of the one-time SAIF recapitalization assessment of $1.1 million.

Interest Income. Interest income increased by $2.2 million, or 12.6%, to $20.1 million for the year ended September 30, 1997 from $17.8 million for the year ended September 30, 1996. The increase in interest income primarily resulted from an increase in interest-earning assets from the continued leveraging and growing of the balance sheet to fund new loan originations, loan purchases and the purchase of investment securities. The average yield on interest earning assets increased by 10 basis points to 7.73% for the year ended September 30, 1997, from 7.63% for the year ended September 30, 1996. The increase in the average yield primarily resulted from the Company's investment into higher yielding assets, without compromising the integrity of the loan and investment portfolios. For the year ended September 30, 1997, the average balance of interest-earning assets was $259.8 million, as compared to $233.7 million for the fiscal year ended September 30, 1996, which represents a $26.1 million, or an 11.2% increase. The increase in the average balance of interest-earning assets resulted from an increase in loans receivable and investment securities. Interest income from loans increased by $1.9 million, or 18.0%, to $12.2 million in fiscal 1997 from $10.3 million in fiscal 1996. This increase was due to a $21.0 million, or a 16.5%, increase in the average balance of loans along with a 10 basis points increase in the average yield on loans to 8.22% for fiscal 1997 from 8.12% for the same period in 1996. Interest income from mortgage-backed securities decreased by $275,000, or 6.8%, to $3.7 million in fiscal 1997 from $4.0 million for fiscal 1996. This decrease is primarily attributable to a $3.8 million, or a 6.5%, decline in the average balance of mortgage-backed securities to fifty years of dedication to our community  11
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
(Continued)


$53.5 million in fiscal 1997 from $57.3 million in fiscal 1996, along with a 2 basis points decline in the average yield on such securities to 7.01% for fiscal 1997 from 7.03% for fiscal 1996. Interest income on investment securities increased by $631,000, or 18.3%, to $4.1 million during fiscal 1997 from $3.4 million during fiscal 1996, which primarily resulted from an increase of $8.1 million, or 16.5%, in the average balance of investment securities and a 10 basis points increase in the average yield on such securities to 7.17% during fiscal 1997 from 7.07% for fiscal 1996. Interest income from federal funds sold and securities purchased under agreements to resell for fiscal 1997 increased by $39,000, or 100.3%, to $77,000 from $39,000 for fiscal 1996. This increase resulted from a $789,000, or 119.7%, increase in the average asset balance, partially offset by a 49 basis points decrease in the average rate earned on such assets to 5.23% for fiscal 1997 from 5.72% for fiscal 1996.

Interest Expense. Interest expense on total deposits for the year ended September 30, 1997, increased by $510,000, or 6.7%, to $8.1 million for the year ended September 30, 1997, from $7.6 million for the year ended September 30, 1996. The increase resulted from a $9.3 million, or 4.9%, increase in the average balance of interest-bearing deposits and an 8 basis points increase in the average cost of interest-bearing deposits to 4.09% for fiscal 1997 from 4.01% for fiscal 1996. Interest expense on borrowings increased by $828,000 to $1.9 million, due to a $15.0 million, or 79.8%, increase in the average balance of borrowed funds to $34.8 million in fiscal 1997 from $19.8 million in fiscal 1996. The increase in the average cost of borrowings resulted from the continued leveraging and growing of the balance sheet. Interest expense on savings accounts decreased by $113,000, or 6.7%, to $1.6 million for fiscal 1997 from $1.7 million for fiscal 1996, resulting from a $1.9 million reduction in average balances, in addition to a 9 basis points decrease in the average cost of such deposits. The average balance of savings and club accounts decreased to 37.0% of the total average of interest-bearing deposits for fiscal 1997, from 39.8% for fiscal 1996. For the year ended September 30, 1997, interest expense on certificates of deposit increased by $699,000, or 12.7%, to $6.2 million for fiscal 1997 from $5.5 million for fiscal 1996, which resulted from a 13.8% increase in the average balance of these accounts to $108.1 million for fiscal 1997 from $95.0 million for fiscal 1996, slightly offset by a 4 basis points decrease in the average cost of such accounts to 5.72% in fiscal 1997 from 5.76% in fiscal 1996.

Net Interest Income. Net interest income for the year ended September 30, 1997, increased by $911,000, or 10.0%, to $10.0 million from $9.1 million for the year ended September 30, 1996. The Bank's net interest rate spread decreased to 3.43% in fiscal 1997 from 3.48% in fiscal 1996, and its net interest margin decreased to 3.87% in fiscal 1997 from 3.91% in fiscal 1996. During fiscal year ended September 30, 1997, the narrowing of the net interest rate spread and net interest margin was primarily caused by increased leveraging of the balance sheet in an effort to increase net interest income. The average yield on interest-earning assets was 7.73% for the year ended September 30, 1997, as compared to 7.63% for the year ended September 30, 1996. The average cost of interest-bearing liabilities was 4.30% for the year ended September 30, 1997, as compared to 4.15% for the corresponding period in 1996.

Provision for Loan Losses. The provision for loan losses decreased by $116,000 to $427,000 for the year ended September 30, 1997 from $543,000 for the year ended September 30, 1996. At September 30, 1997, allowance for loan losses amounted to $1.4 million. The decrease in the provision of losses is primarily attributable to a loss provision of $124,000 established for the Thrift Association Service Corporation ("TASCO") participation loans during fiscal 1996. In determining its provision for loan losses, management establishes loss allowances on identified problem loans and general allowances on the remainder of the loan portfolio.

Non-Interest Income. Non-interest income for the year ended September 30, 1997 increased by $507,000 to $684,000 from $177,000 for the year ended September 30, 1996. This significant increase in non-interest income is primarily attributable to the decrease of $307,000 in provisions for losses on investments in real estate, which represents a joint venture project in which a subsidiary of the Bank has a one-third interest. In addition, the increase in non-interest income is also attributable to a $173,000, or 42.9%, increase in fees and service charges to $576,000 for the year ended September 30, 1997 from $403,000 for the year ended September 30, 1996. This increase in non-interest income represents fees associated with the increase in the number of demand deposit accounts.

Non-Interest Expenses. Non-interest expenses decreased by $1.0 million, or 15.5%, to $5.9 million for the year ended September 30, 1997 from $6.9 million for the year ended September 30, 1996. Exclusive of the SAIF recapitalization assessment, non-interest expense increased by $42,000, or 0.7%, to $5.9 million for fiscal 1997 from $5.8 million for fiscal 1996. Salaries and employee benefits increased by $159,000, or 5.2%, to $3.2 million for fiscal 1997 from $3.0 million for fiscal 1996. This increase is primarily attributable to the implementation of company-wide incentive awards and increased costs associated with the Employee Stock Ownership Plan. For the year ended September 30, 1997, occupancy expense increased by $34,000 to $527,000 from $493,000 for the year ended September 30, 1996. This increase in occupancy expenses represents costs associated with an increase in the rent expense of one of the Bank's branch offices, offset, in part by the collection of rental income on the Bank owned properties. For the year ended September 30, 1997, equipment expense increased by $57,000 to $628,000 from $571,000 for the year ended September 30, 1996. The increase in equipment expense represents costs associated with the Company's data processing service, deposit


12
--------------------------------------------------------------------------------
and check processing service fees, automated teller machines ("ATM's") and other vendor related services and contracts. In addition, advertising expense decreased by $7,000 to $63,000 for fiscal 1997 from $70,000 for fiscal 1996. The Company has on occasion limited its advertising expense in an effort to bolster current earnings. Losses on real estate owned decreased by $68,000 to $16,000 for fiscal 1997 from $84,000 for fiscal 1996. The decrease in losses on real estate owned is primarily attributable to the decline in foreclosures during fiscal 1997. It is management's objective to dispose of real estate owned as rapidly as possible. For the fiscal year ended September 30, 1997, the federal deposit insurance premium decreased by $1.3 million to $173,000 from $1.5 million for the fiscal year ended September 30, 1996. The decrease is attributable to the $1.1 million one-time special assessment to recapitalize the SAIF in fiscal 1996 and the lower premium assessed on insured deposits commencing in 1997. The ratio of operating expense to average assets, was 2.15% for the fiscal year ended September 30, 1997, as compared to 2.35%, exclusive of the $1.1 million SAIF assessment and the loss from real estate owned, for the year ended September 30, 1996. Furthermore, the Company's efficiency ratio was 54.8% for the year ended September 30, 1997, as compared to 59.7%, exclusive of the $1.1 million SAIF assessment and the loss from real estate owned, for the corresponding period in 1996.

Income Tax Expense. Income tax expense increased by $1.3 million to $1.9 million in fiscal 1997 from $675,000 in fiscal 1996. The effective income tax rate for fiscal 1997 was 43.5%, as compared to 36.9% for fiscal 1996. The increase in the effective tax rate primarily relates to certain state and city tax benefits realized during fiscal 1996.


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

Interest Income. Interest income increased by $3.6 million, or 25.0%, to $17.8 million for the year ended September 30, 1996 from $14.2 million for the year ended September 30, 1995. The increase primarily resulted from an increase in interest-earning assets from the continued leveraging and growing of the balance sheet to fund new loan originations, loan purchases and the purchase of investment securities. The average yield on interest-earning assets increased 16 basis points to 7.63%, for the year ended September 30, 1996, from 7.47% for the year ended September 30, 1995. The increase in the average yield primarily resulted from a higher interest rate environment during fiscal 1996 in addition to the Company's investment into higher yielding assets. For the year ended September 30, 1996, average interest-earning assets were $233.7 million, as compared to $190.8 million for the fiscal year ended September 30, 1995, which represents a $42.9 million, or a 22.5% increase. The increase in the average balance of interest-earning assets resulted from an increase in loans receivable and investment securities. Interest income from loans increased by $2.8 million, or 36.6%, to $10.3 million in fiscal 1996 from $7.5 million in fiscal 1995. This increase was due to a $33.5 million, or 35.7%, increase in the average balance of loans and a 5 basis points increase in the average yield on loans to 8.12% for fiscal 1996 from 8.07% for the same period in 1995. The higher average balance of loans receivable was consistent with management's strategy of deploying the Company's funds into loans receivable. In fiscal 1996, interest income from mortgage-backed securities decreased $163,000, or 3.9%, to $4.0 million from $4.2 million for fiscal 1995. This decrease is primarily due to a $4.6 million, or 7.4% decline in the average balance of mortgage-backed securities to $57.3 million in fiscal 1996 from $61.9 million in fiscal 1995, partially offset by a 26 basis points increase in the average yield on such securities to 7.03% for fiscal 1996 from 6.77% for the corresponding period in 1995. Interest income on investment securities increased $1.0 million, or 44.6%, to $3.4 million during fiscal 1996 from $2.4 million during fiscal 1995, primarily due to an increase of $15.7 million, or 47.4%, in the average balance of investment securities, partially offset by a 13 basis points decrease in the average yield on such securities of 7.07% during fiscal 1996 from 7.20% for fiscal year 1995. Interest income from federal funds sold and securities purchased under agreements to resell for fiscal 1996 decreased by $98,000, or 72.1%, to $38,000 in fiscal 1996 from $136,000 for fiscal 1995. This decrease resulted from a $1.6 million, or 71.3%, decreases in the average asset balance, and a 19 basis points decrease in the average rate earned on such assets from 5.91% to 5.72%.

Interest Expense. Interest expense on total deposits for the year ended September 30, 1996, increased $1.5 million, or 24.1%, to $7.6 million for the year ended September 30, 1996, from $6.1 million for the year ended September 30, 1995. The increase resulted from a 27 basis points increase in the average cost of interest-bearing deposits to 4.01% for fiscal 1996 from 3.74% for fiscal 1995, and a $25.3 million, or 15.5%, increase in the average balance of interest-bearing deposits to $189.0 million in fiscal 1996 from $163.7 million in fiscal 1995. Interest expense on borrowings increased $931,000 to $1.1 million, due to fifty years of dedication to our community  13
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
(Continued)


a $17.0 million increase in the average balance of borrowed funds to $19.8 million in fiscal 1996 from $2.8 million in fiscal 1995. The increase in the average cost of interest-bearing liabilities resulted from the continued leveraging and growing of the balance sheet in addition to competitive pricing of longer-term certificate of deposit accounts. Interest expense on savings accounts decreased $257,000, or 13.3%, to $1.7 million for fiscal 1996 from $1.9 million for fiscal 1995, resulting from a $4.4 million reduction in average balances, in addition to a 20 basis points decrease in the average cost of such deposits. The average balance of savings and club accounts decreased to 39.8% of total average deposits for fiscal 1996, as compared to 48.7% for fiscal 1995. For the year ended September 30, 1996, interest expense on certificates of deposit increased $1.7 million, or 43.7%, to $5.5 million, which resulted from a 40.6% increase in the average balance of these accounts to $95.0 million for fiscal 1996 from $67.6 million in fiscal 1995, and an 11 basis points increase in the average cost of such accounts to 5.76% in fiscal 1996 from 5.65% in fiscal 1995.

Net Interest Income. Net interest income for the year ended September 30, 1996, increased $1.1 million, or 14.6%, to $9.1 million for fiscal 1996 from $8.0 million for fiscal 1995. The Bank's net interest rate spread decreased to 3.48% in fiscal 1996 from 3.70% in fiscal 1995, and its net interest margin decreased to 3.91% in fiscal 1996 from 4.18% in fiscal 1995. During the fiscal year ended September 30, 1996, the narrowing of the net interest rate spread and net interest margin was primarily caused by the Bank's competitive deposit pricing in an effort to attract new certificate of deposits the first quarter of fiscal 1996 and the simultaneous leveraging of the balance sheet in an effort to increase net interest income. The average yield on interest-earning assets was 7.63% for the year ended September 30, 1996, as compared to 7.47% for the year ended September 30, 1995. The average cost of interest-bearing liabilities was 4.15% for the year ended September 30, 1996, as compared to 3.77% for the corresponding period last year.

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

Non-Interest Expenses. Non-interest expense increased $1.66 million, or 31.5%, to $6.9 million for the year ended September 30, 1996 from $5.3 million for the year ended September 30, 1995. Salaries and employee benefits increased $430,000, or 16.4%, to $3.0 million for fiscal 1996 from $2.6 million for fiscal 1995. The increase in salaries and employee benefits is primarily attributable to a one-time charge of $369,000 pursuant to the employment contract with the former President and Chief Executive Officer of the Company and Bank. For the year ended September 30, 1996, office occupancy decreased by $50,000 to $493,000 from $543,000 for the year ended September 30, 1995. The decrease in occupancy expense during fiscal 1996 is partially attributable to the collection of rental income on the Bank owned properties. For the year ended September 30, 1996, equipment expense increased by $65,000 to $571,000 from $506,000 for the fiscal year ended September 30, 1995. The increase in equipment expense represents costs associated with the Company's data processing service, deposit and check processing service fees, automated teller machines ("ATMs") and other vendor related services and contracts. In addition, advertising expense decreased by $60,000 to $69,000 for fiscal 1996 from $129,000 for fiscal 1995. The Company has limited its advertising expense in an effort to bolster earnings. Losses on real estate owned increased $7,000 to $84,000 for fiscal 1996, as compared to $77,000 in losses realized in fiscal 1995. It is management's objective to dispose of real estate owned as rapidly as possible. For the fiscal year ended September 30, 1996, the federal insurance premium increased by $1.1 million to $1.5 million from $400,000 for fiscal year ended September 30, 1995. The increase is solely attributable to a $1.1 million one-time special assessment to recapitalize the SAIF. Exclusive of the SAIF assessment and the loss from real estate owned, the ratio of operating expenses to average assets decreased by 22 basis points to 2.35% for fiscal 1996 from 2.57% for fiscal 1995.

Income Tax Expense. Income tax expense decreased by $161,000, or 19.2%, to $675,000 in fiscal 1996 from $836,000 in fiscal 1995, due primarily to a decrease in income before income taxes. Income tax expense is indicative of the normal level of income tax expense attributable to pre-tax income for the period.


14
--------------------------------------------------------------------------------

Liquidity and Capital Resources

The Bank is required to maintain an average daily balance of liquid assets (as defined in the regulations) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 5%. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The liquidity of the Bank at September 30, 1997 was 14.9%, which exceeded the then applicable 5.0% liquidity requirement. Its short-term liquidity ratio at September 30, 1997 was 6.1%.

The primary investment activities of the Bank are the origination of mortgage loans, the purchase of mortgage loans, and the purchase of mortgage-backed securities and investment securities. During the years ended September 30, 1997, 1996 and 1995, the Bank originated mortgage loans in the amounts of $27.5 million, $34.0 million and $30.4 million, respectively, and purchased mortgage loans in the amounts of $6.7 million, $14.8 million and $9.0 million, respectively. Purchases of mortgage-backed securities totalled $5.0 million, $5.1 million and $19.3 million for the same periods. Other investments primarily include U.S. Government Agency obligations.

At September 30, 1997, the Bank had outstanding loan commitments of $8.6 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1997, totalled $40.3 million.


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


Impact of New Legislation

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank took a charge of $1,115,000 as a result of the special assessment during the year ended September 30, 1996. This legislation eliminated the amount that BIF and SAIF members had to pay for deposit insurance premiums.

The recent legislation provides that the BIF and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill recently reported by the House Banking Committee would require federal thrifts to become national banks or state banks or savings banks within two years after enactment or they would, by operation of law, become national banks. A national bank resulting from a converted federal thrift could continue to engage in activities, including holding any assets, in which it was lawfully engaged on the day before the date of enactment. Branches operated on the day before enactment could be retained regardless of their permissibility for national banks. Subject to a grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies. The grandfathering could be lost under certain circumstances, such as a change in control of the holding company. The legislative proposal would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve Board with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.


                                  fifty years of dedication to our community  15
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------

                                                                                           September 30,
---------------------------------------------------------------------------------------------------------------------------
Assets                                                                    Notes (s)            1997              1996
                                                                     ------------------------------------------------------
Cash and cash amounts due from depository institutions                                      $  2,738,392      $  2,917,223
Securities purchased under agreements
  to resell and federal funds sold                                            3               10,650,000         2,185,000
                                                                                            -------------------------------
    Total cash and cash equivalents                                       1 and 22            13,388,392         5,102,223
Investment securities available for sale                             1, 4, 13, 14 and 22         730,750         3,608,125
Investment securities held to maturity; estimated
  fair value of $69,223,000 and $49,903,000
  at September 30, 1997 and 1996, respectively                           1, 4 and 22          69,410,103        51,122,128
Mortgage-backed securities available for sale                            1, 5 and 22           9,357,048         5,016,112
Mortgage-backed securities held to maturity;
  estimated fair value of $39,129,000 and $49,901,000,
  at September 30, 1997 and 1996, respectively                           1, 5 and 22          38,521,050        49,836,734
Loans receivable                                                       1, 6, 12 and 22       153,291,828       140,314,158
Real estate owned                                                          1 and 7               471,417           377,910
Investments in real estate                                                 1 and 8             3,543,453         3,493,153
Premises and equipment                                                   1, 9 and 21           2,431,570         2,522,264
Federal Home Loan Bank of New York stock                                     12                1,845,000         1,675,800
Accrued interest receivable                                             1, 10 and 22           2,248,578         1,788,970
Other assets                                                              15 and 19            1,716,727         1,904,945
                                                                                            -------------------------------
    Total assets                                                                            $296,955,916      $266,762,522
                                                                                            ===============================

Liabilities and stockholders' equity

Liabilities
Deposits                                                                11, 19 and 22       $213,394,282      $202,883,766
Advance payments by borrowers for taxes and insurance                                          1,267,896         1,063,036
Advances from Federal Home Loan Bank of New York                          12 and 22            8,000,000         9,725,000
Securities sold under agreements to repurchase                            13 and 22           25,000,000        14,046,000
Treasury tax and loan account borrowings                                  14 and 22           20,000,000         9,880,970
Other liabilities                                                            17                2,437,504         3,376,552
                                                                                            -------------------------------
    Total liabilities                                                                        270,099,682       240,975,324
                                                                                            -------------------------------
Commitments and contingencies                                             21 and 22                   --                --

Stockholders' equity                                                    1, 2, 15, 16
                                                                          17 and 18
Preferred stock $.01 par value, 2,500,000 shares authorized;
  none issued and outstanding
Common stock $.01 par value, 6,000,000 shares authorized; 2,185,000 shares issued; 1,709,700 and 1,790,622 shares
  outstanding at September 30, 1997 and 1996, respectively                                        21,850            21,850
Additional paid-in capital                                                                    20,239,758        20,151,858
Retained earnings--substantially restricted                                                   14,111,882        12,218,607
Common stock acquired by Employee Stock
  Ownership Plan ("ESOP")                                                                     (1,011,566)       (1,173,422)
Common stock acquired by Recognition and Retention Plan ("RRP")                                 (317,955)         (454,221)
Treasury stock, at cost; 475,300 and 394,378
  shares at September 30, 1997 and 1996, respectively                                         (6,279,339)       (4,976,986)
Unrealized gain (loss) on securities
  available for sale, net of income taxes                                                         91,604              (488)
                                                                                            -------------------------------
    Total stockholders' equity                                                                26,856,234        25,787,198
                                                                                            -------------------------------
    Total liabilities and stockholders' equity                                              $296,955,916      $266,762,522
                                                                                            ===============================


See notes to consolidated financial statements.


16
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                                                       Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                           Note(s)             1997              1996             1995
                                                         ------------------------------------------------------------------
Interest income:
   Loans                                                   1 and 6          $12,170,938       $10,316,082      $ 7,551,131
   Mortgage-backed securities                                 1               3,749,723         4,025,030        4,187,550
   Investments and other interest-earning assets              1               4,074,392         3,443,504        2,381,326
   Federal funds sold and securities purchased
     under agreements to resell                               1                  76,821            38,354          135,739
                                                                            -----------------------------------------------
       Total interest income                                                 20,071,874        17,822,970       14,255,746
                                                                            -----------------------------------------------
Interest expense:
   Deposits                                                  11               8,102,809         7,592,723        6,118,726
   Borrowings                                                                 1,926,223         1,098,104          167,609
                                                                            -----------------------------------------------
       Total interest expense                                                10,029,032         8,690,827        6,286,335
                                                                            -----------------------------------------------
Net interest income                                                          10,042,842         9,132,143        7,969,411
Provision for loan losses                                  1 and 6              426,600           542,920          341,530
                                                                            -----------------------------------------------
Net interest income after provision for loan losses                           9,616,242         8,589,223        7,627,881
                                                                            -----------------------------------------------
Non-interest income (loss):
  Fees and service charges                                                      575,821           402,813          293,722
  Gain (loss) on sale and
    write-down of investments                              1 and 4               29,387            36,089           (8,964)
  Gain (loss) from real estate operations                     1                  27,650          (313,011)        (618,074)
  Miscellaneous                                         20, 18 and 19            50,607            50,635           24,255
                                                                            -----------------------------------------------
       Total non-interest income (loss)                                         683,465           176,526         (309,061)
                                                                            -----------------------------------------------
Non-interest expenses:
   Salaries and employee benefits                         17 and 18           3,206,774         3,048,238        2,618,287
   Net occupancy expense of premises                      1 and 21              526,583           492,507          542,375
   Equipment                                                  1                 628,182           571,180          505,834
   Advertising                                                                   62,435            69,510          129,237
   Loss from real estate owned                             1 and 7               15,823            84,123           76,890
   Federal insurance premium                                 20                 172,577         1,502,263          390,011
   Miscellaneous                                          18 and 19           1,253,033         1,169,816        1,014,132
                                                                            -----------------------------------------------
       Total non-interest expenses                                            5,865,407         6,937,637        5,276,766
                                                                            -----------------------------------------------
Income before income taxes                                                    4,434,300         1,828,112        2,042,054
Income taxes                                              1 and 15            1,929,477           675,227          836,092
                                                                            -----------------------------------------------
Net income                                                                  $ 2,504,823       $ 1,152,885      $ 1,205,962
                                                                            ===============================================

Net income per common share and
   common stock equivalents                                   1                 $  1.50           $  0.64          $  0.59
                                                                            ===============================================

Weighted average number of common shares and
   common stock equivalents outstanding                       1               1,670,300         1,790,900        2,039,500
                                                                            ===============================================

See notes to consolidated financial statements.




                                  fifty years of dedication to our community  17
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------


                                                                                      Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                                               1997              1996             1995
                                                                           ------------------------------------------------
Cash flows from operating activities:
  Net income                                                               $  2,504,823       $  1,152,885    $  1,205,962
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization                                             300,589            298,613         302,168
      Amortization of premiums and accretion of
        discounts on investment securities, net                                (201,544)           (91,107)          2,122
      Amortization of premiums and accretion of
        discounts on mortgage-backed securities, net                             34,159             19,268         (44,020)
      Accretion of deferred loan fees and discounts                            (110,837)           (84,132)        (39,114)
      Amortization of intangible assets                                          17,045             18,489           8,500
      (Gain) on sale of investment securities available for sale                (29,387)           (51,029)             --
      Loss on sale of real estate owned                                           5,542             33,583          24,667
      Write-down on investment securities available for sale                         --             14,940           8,964
      Provision for loan losses                                                 426,600            542,920         341,530
      Deferred income taxes                                                     255,206         (1,088,167)       (376,195)
      (Increase) in accrued interest receivable                                (459,608)          (213,950)       (913,785)
      (Increase) decrease in refundable income taxes                           (181,613)           (13,693)        123,292
      Decrease (increase) in other assets                                        25,222            160,736        (177,832)
      Cost of ESOP and RRP                                                      415,189            353,827         281,583
      (Decrease) increase in other liabilities                                 (939,048)         1,679,142         877,521
                                                                           ------------------------------------------------
      Net cash provided by operating activities                               2,062,338          2,732,325       1,625,363
                                                                           ------------------------------------------------
Cash flows from investing activities:
  Purchases of investment securities available for sale                      (4,939,672)        (8,596,719)             --
  Purchases of investment securities held to maturity                       (35,090,000)       (48,040,000)    (28,413,729)
  Proceeds from maturities of investment securities held to maturity         17,000,000         33,930,000       6,000,000
  Proceeds from sale of investment securities available for sale              7,890,781          7,028,594              --
  Purchases of mortgage-backed securities available for sale                 (5,046,498)        (5,068,148)             --
  Purchases of mortgage-backed securities held to maturity                           --                 --     (19,294,195)
  Proceeds from principal repayments on mortgage-backed
    securities available for sale                                               832,014             61,971              --
  Proceeds from principal repayments on mortgage-backed
    securities held to maturity                                              11,278,745         12,152,454       7,168,724
  Loan originations, net of repayments                                       (7,021,993)       (16,486,091)    (18,521,635)
  Purchases of loans                                                         (6,682,351)       (14,326,221)     (9,019,089)
  Proceeds from sale of and insurance recoveries on real estate owned           311,862            289,116         705,959
  Capitalized expenses on real estate owned                                          --             (8,637)        (20,427)
  Net (increase) decrease in investments in real estate                         (61,895)           217,450        (742,549)
  Additions to premises and equipment                                          (198,300)        (1,138,187)       (645,783)
  (Purchase) of Federal Home Loan Bank of New York stock                       (169,200)          (252,800)       (155,100)
  Net cash received on acquisition of branch                                         --                 --      14,638,010
                                                                           ------------------------------------------------
      Net cash (used in) investing activities                               (21,896,507)       (40,237,218)    (48,299,814)
                                                                           ------------------------------------------------


See notes to consolidated financial statements.                      (Continued)



18
--------------------------------------------------------------------------------

                                                                                      Year Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                                               1997              1996             1995
                                                                           ------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                                 $ 10,510,516       $ 16,392,178    $ 31,496,186
  Increase (decrease) in advance payments
    by borrowers for taxes and insurance                                        204,860            108,956        (340,661)
  Advances from Federal Home Loan Bank of New York                                   --          9,200,000              --
  Repayments of Federal Home Loan Bank of New York advances                  (1,200,000)                --              --
  Net change in short-term borrowings from
    Federal Home Loan Bank of New York                                         (525,000)        (4,850,000)      5,375,000
  Proceeds from securities sold under agreement to repurchase                25,000,000         14,046,000       7,126,250
  Repurchase of securities sold under agreements to repurchase              (14,046,000)        (7,126,250)             --
  Net increase in treasury tax account borrowings                            10,119,030          9,880,970              --
  Additional conversion expenses                                                     --                 --         (43,099)
  Dividends paid                                                               (611,548)          (478,742)       (292,550)
  Acquisition of common stock by the RRP                                             --                 --        (681,331)
  Treasury stock acquired                                                    (1,412,789)        (2,522,444)     (2,591,542)
  Reissue of treasury stock for stock options                                    81,269            103,132              --
                                                                           ------------------------------------------------
    Net cash provided by financing activities                                28,120,338         34,753,800      40,048,253
                                                                           ------------------------------------------------
Net increase (decrease) in cash and cash equivalents                          8,286,169         (2,751,093)     (6,626,198)
Cash and cash equivalents--beginning                                          5,102,223          7,853,316      14,479,514
                                                                           ------------------------------------------------
Cash and cash equivalents--ending                                            13,388,392          5,102,223       7,853,316
                                                                           ================================================
Supplemental schedule of noncash investing and financing activities:
  Loans transferred to real estate owned                                   $    506,911       $    248,945    $    681,725
                                                                           ================================================
  Loans to facilitate sales of real estate owned                           $     96,000       $    148,000    $         --
  Securities transferred to available for sale from held to maturity       $         --       $  1,989,839    $         --
Unrealized gain (loss) on securities available for sale                    $    164,450       $       (871)   $         --
Deferred income tax                                                        $    (72,358)               383              --
                                                                           ------------------------------------------------
                                                                           $     92,092       $       (488)   $         --
                                                                           ================================================
Property transferred to investment in real estate,
  net of accumulated depreciation                                          $         --       $    190,174    $         --
                                                                           ================================================
Assets acquired in connection with the acquisition of branch:
  Equipment                                                                $         --       $         --    $      4,871
  Other assets                                                                       --                 --          70,454
                                                                           ------------------------------------------------
                                                                           $         --       $         --    $    175,325
                                                                           ================================================
Supplemental disclosures of cash flows information:
  Cash paid for:
    Federal, state and city income taxes, net of refunds                   $  1,857,768       $  1,777,958    $  1,088,995
                                                                           ================================================
    Interest                                                               $  9,903,908       $  8,676,430    $  6,208,733
                                                                           ================================================

See notes to consolidated financial statements.


                                  fifty years of dedication to our community  19
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity
--------------------------------------------------------------------------------

                                                                                                      Unrealized
                                                      Retained      Common      Common                gain (loss)
                                        Additional    Earnings-      Stock       Stock               on securities
                              Common      Paid-in   Substantially  Acquired    Acquired    Treasury    available
                               Stock      Capital    Restricted     By ESOP     By RRP       Stock   for sale, net   Total
---------------------------------------------------------------------------------------------------------------------------
Balance--October 1, 1994      $21,850  $20,158,395  $10,631,052  $(1,511,292)  $      -- $        --    $    -- $29,300,005
Additional conversion expenses     --      (43,099)         --            --          --          --         --     (43,099)
Net income for the year
  ended September 30, 1995         --           --    1,205,962           --          --          --         --   1,205,962
ESOP shares committed
  to be released                   --       14,725           --      176,014          --          --         --     190,739
Acquisition of common
  stock by the RRP                 --           --           --           --    (681,331)         --         --    (681,331)
Amortization of cost of common
  stock acquired by RRP            --           --           --           --      90,844          --         --      90,844
Purchase of 213,037 shares
  of treasury stock                --           --           --           --          --  (2,591,542)        --  (2,591,542)
Dividends paid                     --           --     (292,550)          --          --          --         --    (292,550)
                              ---------------------------------------------------------------------------------------------
Balance--September 30, 1995    21,850   20,130,021   11,544,464   (1,335,278)   (590,487) (2,591,542)        --  27,179,028
Net income for the year
  ended September 30, 1996         --           --    1,152,885           --          --          --         --   1,152,885
ESOP shares committed
  to be released                   --       55,705           --      161,856          --          --         --     217,561
Amortization of cost of common
  stock acquired by the RRP        --           --           --           --     136,266          --         --     136,266
Purchase of 192,266 shares
  of treasury stock                --           --           --           --          --  (2,522,444)        --  (2,522,444)
Reissue of 10,925 shares of
  treasury stock for
  stock options                    --      (33,868)          --           --          --     137,000         --     103,132
Dividends paid                     --           --     (478,742)          --          --          --         --    (478,742)
Unrealized loss on securities
  available for sale, net          --           --           --           --          --          --       (488)       (488)
                              ---------------------------------------------------------------------------------------------
Balance--September 30, 1996    21,850   20,151,858   12,218,607   (1,173,422)   (454,221) (4,976,986)      (488) 25,787,198
Net income for the year ended
  September 30, 1997               --           --    2,504,823           --          --          --         --   2,504,823
ESOP shares committed
  to be released                   --      117,067           --      161,856          --          --         --     278,923
Amortization of cost of common
  stock acquired by the RRP        --           --           --           --     136,266          --         --     136,266
Purchase of 89,531 shares
  of treasury stock                --           --           --           --          --  (1,412,789)        --  (1,412,789)
Reissue of 8,609 shares of
  treasury stock
  for stock options                --      (29,167)          --           --          --     110,436         --      81,269
Dividends paid                     --           --     (611,548)          --          --          --         --    (611,548)
Unrealized gain on securities
  available for sale               --           --           --           --          --          --     92,092      92,092
                              ---------------------------------------------------------------------------------------------
Balance--September 30, 1997   $21,850  $20,239,758  $14,111,882  $(1,011,566)  $(317,955)$(6,279,339)   $91,604 $26,856,234
                              =============================================================================================

See notes to consolidated financial statements.



20
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies

(a) Basis of financial statement presentation

The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of Financial Bancorp, Inc. (the "Company"), its wholly owned subsidiaries, 842 Manhattan Avenue Corporation and Financial Federal Savings Bank (the "Bank"), a federally chartered stock savings bank, and the Bank's wholly owned subsidiaries, FinFed Development Corp., which participates in a joint venture for development of land and sale of lots, FinFed Funding Ltd., which serves as a conduit for funding investments in FinFed Development Corp., and F.S. Agency, Inc., which is engaged in the sale of annuities. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-consolidated joint ventures are accounted for using the equity method of accounting.

Effective October 20, 1994, the Bank changed its charter from that of a federally chartered savings and loan association to that of a federally chartered savings bank and changed its name to Financial Federal Savings Bank. Such changes do not materially impact financial condition or operations.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the valuation of real estate owned and investments in real estate. Management believes that the allowance for loan losses is adequate, and that real estate owned and investments in real estate are appropriately valued. While management uses available information to recognize losses on loans, real estate owned and investments in real estate, future additions to the allowance for loan losses or further writedowns of real estate owned and investments in real estate may be necessary based on changes in economic conditions in the market area.

In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the allowance for loan losses and the valuations of real estate owned and investments in real estate. Such agencies may require additions to the allowance or additional writedowns based on their judgments about information available to them at the time of their examinations.

(b) Cash and cash equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, federal funds sold and securities purchased under agreements to resell, all with original maturities of three months or less.

(c) Investments and mortgage-backed securities

Investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as held-to-maturity or trading are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in a separate component of stockholders' equity.

As permitted by the Financial Accounting Standards Board's ("FASB") "A guide to Implementation of SFAS 115 on Accounting for Certain Investments in Debt and Equity Securities", the Bank reassessed the classification of its held-to-maturity portfolio during December, 1995 and transferred investment securities with a carrying value of $1,989,839 and a fair value of $2,005,630 from the held to maturity portfolio to the available-for-sale portfolio.

Premiums and discounts on all securities are amortized/ accreted to maturity by use of a method which approximates the level-yield method.

Gains or losses on sales are recognized based on the specific identification method.

(d) Loans receivable

Loans receivable are carried at unpaid principal balances less the allowance for loan losses and net deferred loan fees and discounts.

Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment of yield over the contractual lives of the related loans.

(e) Allowance for loan losses

An allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in the loan portfolio and changes in the nature and volume of loan activities, along with general economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of impaired loans and establishment of loss allowances on such loans; and (2) establishment of valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Loan loss allowances are established for identified loans based on a review of such data and/or estimates of the fair value of the underlying collateral.


                                  fifty years of dedication to our community  21
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Loan loss allowances are established on the remainder of the loan portfolio based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.

Effective October 1, 1995, the Bank adopted, with no material adverse effect on the Company's financial statements, Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value, and to all loans that are renegotiated in a troubled debt restructuring involving a modification of terms. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

A loan evaluated for impairment pursuant to SFAS 114 is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes.

Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

(f) Allowances for uncollected interest

The Bank provides an allowance for the loss of uncollected interest on loans where collection of the uncollected interest is doubtful. Such interest ultimately collected is credited to income in the period of recovery.

(g) Real estate owned

Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the lower of cost or fair value at the date of acquisition and subsequently carried at the lower of such initially recorded amount or fair value less estimated selling costs. Fair value is defined as the amount reasonably expected to be received in a current sale between a willing seller and a willing buyer. Cost incurred in developing or preparing properties for sale are capitalized. Income and expense related to operating and holding properties are recorded in operations as incurred.

Gains and losses on such properties are recognized as incurred. The amounts ultimately recoverable from real estate owned could differ from the net carrying value of these assets because of economic conditions and the current softness in certain geographic real estate markets.

(h) Investments in real estate

Investments in real estate consist of investments in non-consolidated joint ventures and property held by a subsidiary and are recorded at the lower of cost or estimated fair values.

(i) Concentration of risk

Lending and real estate activities are concentrated in real estate and loans secured by real estate located in the State of New York.

(j) Premises and equipment

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

(k) Income taxes

The Company and its subsidiaries file consolidated federal, state and city income tax returns, except for two of the subsidiaries, which files separate state and city income tax returns. Income taxes are allocated to the Company and its subsidiaries based upon the contribution of their respective income or loss to the consolidated returns. Federal, state and city income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes.


22
--------------------------------------------------------------------------------

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

(l) Accounting for stock based compensation

The Bank adopted, effective October 1, 1996, SFAS 123, "Accounting for Stock-Based Compensation". SFAS 123 established a fair value-based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value-based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). SFAS 123 does not require an entity to adopt the new fair value-based method for purposes of preparing its basic financial statements, but permits each entity to elect the new method or to continue to use the APB 25 method. The Company has chosen to continue to use the APB 25 method which, under SFAS 123, requires presentation in the notes to the financial statements of pro forma net income and earnings per share information as if the fair value-based method had been adopted.

The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995; however, the pro forma disclosures are required to include the effects of all awards granted in fiscal years that begin after December 15, 1994, which for the Company includes any awards granted after September 30, 1995.

(m) Net income per common share

Net income per common share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the ESOP in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 93-6. Stock options granted are considered common stock equivalents and therefore considered in net income per common share calculations, if dilutive, using the treasury stock method.

(n) Interest rate risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, along with borrowings and other funds, to make loans secured by real estate and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

(o) Fair value of financial instruments

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash and cash equivalents and accrued interest receivable: The carrying amounts reported in the consolidated financial statements for cash and cash equivalents and accrued interest receivable approximate their fair values.

     Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable: The fair value of loans receivable is determined by reference to market prices for similar loans with the same maturities and interest rates.

     Deposits: The carrying amounts reported in the consolidated financial statements for demand and savings and NOW accounts approximate their fair values. For fixed-maturity time deposits, fair value is estimated using market rates currently offered for deposits of similar remaining maturities.

     Advances from Federal Home Loan Bank of New York, Securities sold under agreements to repurchase, and Treasury tax account borrowings: The fair values of these instruments are estimated using rates currently available to the Bank for borrowings with similar terms and remaining maturities.

     Commitments to extend credit: The fair value of commitments is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

(p) Impact of new accounting standards

In September 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement


                                  fifty years of dedication to our community  23
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. SFAS 125, as amended by SFAS 127, is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, or, in the case of repurchase agreements and similar transactions, after December 31, 1997, and should be applied prospectively. SFAS 125 was adopted effective January 1, 1997 and such adoption did not have a material adverse effect on the Company's consolidated financial condition or results of operations.

In February 1997, the FASB issued SFAS 128, "Earnings Per Share". SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. This statement simplifies the standard for computing EPS previously found in Accounting Principles Board Opinion No. 15. It replaces the presentation of primary EPS with basic EPS and the presentation of fully diluted EPS with diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and requires the restatement of all prior-period EPS data presented. Management does not believe the adoption of SFAS 128 will have a material impact on its financial condition or results of operations.

In February 1997, the FASB issued SFAS 129, "Disclosure of Information about Capital Structure", which establishes standards for disclosure about a company's capital structure. SFAS 129 requires companies to provide in the financial statements a complete description of all aspects of their capital structures, including call and put features, redemption requirements and conversion options. The disclosures required by SFAS 129 are effective for financial statements for periods ending after December 15, 1997. All the requirements of SFAS 129 are disclosure related and its implementation will have no impact on the company's financial condition or result of operations.

In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income". SFAS 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of SFAS 130 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

In June 1997, the FASB issued SFAS 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim period issued to shareholders. It also requires that a company report certain information about their products and services, geographic areas in which they operate and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. As the requirements of SFAS 131 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

(q) Reclassification

Certain amounts for the years ended September 30, 1996 and 1995 have been reclassified to conform to the current period's presentation.

2. Liquidation Account and Stock Repurchases

At the time of conversion to the stock form of organization, the Bank established a liquidation account in an amount equal to its total retained earnings at June 30, 1994. The liquidation account will be maintained by the Bank for the benefit of eligible account holders who continue to maintain savings accounts with the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation


24
--------------------------------------------------------------------------------
account may be decreased if the balances of eligible account holders decreased on the annual determination date. The balance of the liquidation account on September 30, 1997 and 1996 was $2,391,000 and $3,143,000, respectively. The Bank shall not declare or pay any dividend on or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below:
1) the amount required for the liquidation account, or 2) the net worth requirements contained in Section 563.13(b) of the Rules and Regulations of Office of Thrift Supervision.

During the years ended September 30, 1997, 1996 and 1995, the Company repurchased, in the open market, 89,531, 192,266 and 213,037 shares, respectively, of common stock at an aggregate cost of $1,412,789, $2,522,444 and $2,591,542, respectively. These repurchases are reflected as treasury stock in the consolidated statements of financial condition. On August 20, 1997, the company approved a plan to repurchase, during the next two years, an additional 170,970 shares of common stock through open-market transactions.

3. Securities Purchased Under Agreements to Resell

The Company purchases securities under agreements to resell substantially identical securities. These agreements represent short-term loans and are included as cash equivalents in the consolidated statements of financial condition as all such agreements mature within ninety days. During the years ended September 30, 1997 and 1996, the average balances of securities purchased under agreements to resell totalled $15,200 and $133,000, respectively, and the maximum amount outstanding at any month end was $2,000,000 and $5,240,000, respectively. The average interest rate for 1997 and 1996 was 5.85% and 5.89%, respectively.


4. Investment Securities

                                                                                     September 30, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized        ----------------------       Estimated
                                                                      Cost            Gains       Losses         Fair Value
                                                                  ---------------------------------------------------------
Available for sale
Corporate stocks                                                  $   701,000        $29,750     $       --     $   730,750
                                                                  =========================================================

Held to Maturity
U.S. Government (including agencies):
  After one through five years                                    $22,090,000        $65,521     $      300      22,155,221
  After five through ten years                                     26,975,436             --         45,156      26,930,280
  After ten years                                                  20,344,667            505        207,992      20,137,180
                                                                  ---------------------------------------------------------
                                                                  $69,410,103        $66,026     $  253,448     $69,222,681
                                                                  =========================================================

                                                                                      September 30, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized        ----------------------       Estimated
                                                                      Cost            Gains       Losses         Fair Value
                                                                  ---------------------------------------------------------
Available for sale
U.S. Government obligations
  maturing after one through five years                           $ 2,919,153        $    --     $   11,028     $ 2,908,125
Corporate stocks                                                  $   700,000        $    --     $       --     $   700,000
                                                                  ---------------------------------------------------------
                                                                  $ 3,619,153        $    --     $   11,028     $ 3,608,125
                                                                  =========================================================

Held to Maturity
U.S. Government (including agencies):
  After one through five years                                    $18,000,000        $22,100     $   25,000     $17,997,100
  After five through ten years                                     11,972,067             --        483,707      11,488,360
  After ten years                                                  21,150,061             --        732,805      20,417,256
                                                                  ---------------------------------------------------------
                                                                  $51,122,128        $22,100     $1,241,512     $49,902,716
                                                                  =========================================================

There were no sales of investment securities held to maturity during the years ended September 30, 1997, 1996, and 1995. Proceeds from sales of investment securities available for sale during the years ended September 30, 1997 and 1996 were $7,089,781 and $7,028,394, respectively. Gross gains of $29,387 and $51,029 were realized on these sales. There were no sales of investment securities available for sale during the year ended September 30, 1995. Provision for losses of $14,960 and $8,964, representing permanent impairment in the value of common stock, were charged to operations during the years ended September 30, 1996 and 1995, respectively. At September 30, 1997, approximately $61,700,000 of investment securities are callable within one year and at periodic intervals thereafter.


                                  fifty years of dedication to our community  25
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------


5. Mortgage-Backed Securities

                                                                                     September 30, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                   Principal       Unamortized     Unearned       Amortized
                                                                    Balance         Premiums       Discounts        Cost
                                                                  ---------------------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation                            $ 4,406,263       $ 15,835       $     --     $ 4,422,098
Federal National Mortgage Association                               4,787,656         13,465             --       4,801,121
                                                                  ---------------------------------------------------------
                                                                  $ 9,193,919       $ 29,300       $     --     $ 9,223,219
                                                                  =========================================================

Held to Maturity
Government National Mortgage Association                          $23,122,551       $257,872       $ 45,262     $23,335,161
Federal Home Loan Mortgage Corporation                             11,310,317         16,524         28,298      11,298,543
Federal National Mortgage Association                               1,973,407         14,530             --       1,987,937
Other pass-through                                                  1,906,558             --          7,149       1,899,409
                                                                  ---------------------------------------------------------
                                                                  $38,312,833       $288,926       $ 80,709     $38,521,050
===========================================================================================================================
                                                                                     September 30, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                   Principal       Unamortized     Unearned       Amortized
                                                                    Balance         Premiums       Discounts        Cost
                                                                  ---------------------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation                            $ 4,988,029       $ 17,926       $     --     $ 5,005,955
===========================================================================================================================

Held to maturity
Government National Mortgage Association                          $26,853,877       $304,560       $ 52,458     $27,105,979
Federal Home Loan Mortgage Corporation                             18,013,608         20,823         35,545      17,998,886
Federal National Mortgage Association                               2,681,985         15,434             --       2,697,419
Other pass-through                                                $ 2,042,108       $     --       $  7,658     $ 2,034,450
                                                                  ---------------------------------------------------------
                                                                  $49,591,578       $340,817       $ 95,661     $49,836,734
===========================================================================================================================
                                                                                     September 30, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized        ----------------------       Estimated
                                                                      Cost            Gains       Losses         Fair Value
                                                                  ---------------------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation                            $ 4,422,098       $ 87,448       $     --     $ 4,509,546
Federal National Mortgage Association                               4,801,121         46,381             --       4,847,502
                                                                  ---------------------------------------------------------
                                                                  $ 9,223,219       $133,829       $     --     $ 9,357,048
===========================================================================================================================

Held to maturity
Government National Mortgage Association                          $23,335,161       $463,125       $ 47,080     $23,751,206
Federal Home Loan Mortgage Corporation                             11,298,543        252,820         71,109      11,480,254
Federal National Mortgage Association                               1,987,937         14,767          4,986       1,997,718
Other pass-through                                                  1,899,409             --             --       1,899,409
                                                                  ---------------------------------------------------------
                                                                  $38,521,050       $730,712       $123,175     $39,128,587
===========================================================================================================================


26
--------------------------------------------------------------------------------

                                                                                     September 30, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized        ----------------------       Estimated
                                                                      Cost            Gains       Losses         Fair Value
                                                                  ---------------------------------------------------------
Available for sale
Federal Home Loan Mortgage Corporation                            $ 5,005,955       $ 10,157       $     --     $ 5,016,112
===========================================================================================================================

Held to maturity
Government National Mortgage Association                          $27,105,979       $307,930       $215,575     $27,198,334
Federal Home Loan Mortgage Corporation                             17,998,886        149,978        189,156      17,959,708
Federal National Mortgage Association                               2,697,419         12,211          1,545       2,708,085
Other pass-through                                                  2,034,450             --             --       2,034,450
                                                                  ---------------------------------------------------------
                                                                  $49,836,734       $470,119       $406,276     $49,900,577
===========================================================================================================================


The scheduled maturities of all mortgage-backed securities as of September 30, 1997 follows (in thousands):

                                                        Amortized     Estimated
                                                           Cost      Fair Value
--------------------------------------------------------------------------------
Within five years                                        $ 2,090       $ 2,104
After five through ten years                               4,640         4,742
After ten years                                           41,014        41,640
                                                         ---------------------
                                                         $47,744       $48,486
                                                         =====================

There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended September 30, 1997, 1996 and 1995.


6. Loans Receivable

                                     September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Real estate mortgages:
  One-to-four family                             $126,440,274       $116,131,721
  Equity and
    second mortgages                                2,637,065          2,779,860
  Multi-family                                     11,778,942          8,231,136
  Commercial                                       13,216,661         12,060,790
                                                 -------------------------------
                                                  154,072,942        139,203,507
                                                 -------------------------------
Construction                                          574,500          4,919,747
                                                 -------------------------------
Consumer:
  Passbook or certificate                             176,307            171,055
  Home improvement                                      3,785              6,844
  Guaranteed student loans                            213,701            201,789
  Personal                                             23,637             21,468
                                                 -------------------------------
                                                      417,430            401,156
                                                 -------------------------------
Commercial, including
  lines of credit                                      76,567            167,910
                                                 -------------------------------
    Total loans                                   155,141,439        144,692,320
                                                 -------------------------------
Less: Loans in process                                200,860          2,508,812
    Allowance for loan losses                       1,405,404          1,573,338
    Deferred loan fees
      and discounts                                   243,347            296,012
                                                 -------------------------------
                                                    1,849,611          4,378,162
                                                 -------------------------------
                                                 $153,291,828       $140,314,158
                                                 ===============================


At September 30, 1997, 1996 and 1995, loans serviced by the Bank for the benefit of others totalled approximately $8,329,000, $10,067,000, and $11,877,000, respectively.

An analysis of the allowance for loan losses follows:

                                           Year Ended September 30,
--------------------------------------------------------------------------------
                                    1997              1996              1995
                                ------------------------------------------------
Balance--beginning              $ 1,573,338       $ 1,243,068       $ 1,119,542
Provision for
  loan losses                       426,600           542,920           341,530
Charge-offs                        (601,674)         (212,650)         (218,716)
Recoveries                            7,140              --                 712
                                ------------------------------------------------
Balance--ending                 $ 1,405,404       $ 1,573,338       $ 1,243,068
                                ================================================


Non-accrual loans totalled approximately $4,324,000, $4,380,000 and $1,794,000 at September 30, 1997, 1996 and 1995, respectively. Interest income that would have been recognized on loans for which the accrual of income has been discontinued totalled approximately $411,000, $403,000 and $171,000 for the years ended September 30, 1997, 1996 and 1995, respectively. Interest income on these loans, which is recorded only when collected, amounted to approximately $149,000, $160,000 and $24,000 for the years ended September 30, 1997, 1996 and
1995, respectively.

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                           September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Recorded investment in impaired loans:
    With recorded allowance                      $  2,510,632       $    922,426
    Without recorded allowance                           --                 --
                                                 -------------------------------
    Total impaired loans                            2,510,632            922,426
Related allowances
  for loan losses                                     225,125            504,095
                                                 -------------------------------
    Net impaired loans                           $  2,285,507       $    418,331
                                                 ===============================


                                  fifty years of dedication to our community  27
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

For the years ended September 30, 1997 and 1996, interest income that would have been recognized for these loans had they been performing in accordance with the original terms approximated $206,000 and $78,000, respectively, and interest income recognized when received was $79,000 and $31,000, respectively. The average balance of impaired loans during the years ended September 30, 1997 and 1996 approximated $2,315,000 and $933,000, respectively.

The following is a summary of loans to the directors and officers (and to any associates of such persons) of the Company and its subsidiaries exclusive of loans to any such persons which in the aggregate did not exceed $60,000:

                                                      Year Ended September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Balance--beginning                               $    395,523       $   651,939
New loans                                             380,000              --
Repayments                                             (5,955)           (6,581)
Loans removed                                         (90,796)          249,835
                                                 -------------------------------
Balance--ending                                  $    678,772       $   395,523
                                                 ===============================


7. Real Estate Owned

Real estate owned is summarized as follows:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Acquired by foreclosure                          $    471,417       $    377,910
                                                 ===============================


The following is an analysis of loss from real estate owned:

                                             Year Ended September 30,
--------------------------------------------------------------------------------
                                    1997              1996              1995
                                ------------------------------------------------
Operational expenses,
  net of rental income          $    10,281       $    50,540       $    52,223
Loss on sale                          5,542            33,583            24,667
                                ------------------------------------------------
Net loss                        $    15,823       $    84,123       $    76,890
                                ================================================


8. Investments in Real Estate

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Held for rental operations                       $    188,287       $    184,987
Held for development                                3,355,166          3,308,166
                                                 -------------------------------
                                                 $  3,543,453       $  3,493,153
                                                 ===============================


The Bank's wholly owned subsidiary has entered into a joint venture agreement with a builder/developer and a financial institution to acquire land, design projects and install site improvements thereon and engage in marketing activities to sell the improved lots. Profits and losses are shared in accordance with a partnership agreement.

The following represents the combined statements of financial condition, loss and partners' capital of the joint ventures:

Statements of Financial Condition
                                                          September 30,
--------------------------------------------------------------------------------
Assets                                                1997               1996
                                                 -------------------------------
Cash                                             $     11,418       $     19,738
                                                 -------------------------------
Investments                                           134,085            133,163
                                                 -------------------------------
Land and construction-
  in-progress:
    Land                                            7,210,900          7,210,900
    Construction-in-progress                        8,483,285          7,848,912
                                                 -------------------------------
                                                   15,694,185         15,059,812
    Less allowances for
      inventory valuation                           3,774,000          3,645,000
                                                 -------------------------------
                                                   11,920,185         11,414,812
                                                 -------------------------------
        Total assets                             $ 12,065,688       $ 11,567,713
                                                 ===============================

Liabilities and
  partners' capital

Liabilities
Loan payable to
  Bank's subsidiary                              $  1,256,934       $  1,256,934
  Loan payable to
    other partner                                   1,256,934          1,256,934
                                                 -------------------------------
      Total loans payable                           2,513,868          2,513,868
Other liabilities                                   2,794,851          1,237,876
                                                 -------------------------------
        Total liabilities                           5,308,719          3,751,744
                                                 -------------------------------
Partners' capital
Bank subsidiary                                     2,223,926          2,176,926
Other partners                                      4,533,043          5,639,043
                                                 -------------------------------
        Total partners'
          capital                                   6,756,969          7,815,969
                                                 -------------------------------
        Total liabilities
          and partners'
          capital                                $ 12,065,688       $ 11,567,713
                                                 ===============================


28
--------------------------------------------------------------------------------

Statements of (Loss)
                                                 Year Ended September 30,
--------------------------------------------------------------------------------
                                              1997         1996          1995
                                         ---------------------------------------
Allowance for inventory valuation        $  (129,000) $  (894,000)  $(1,842,000)
                                         ---------------------------------------
Net (loss)                               $  (129,000) $  (894,000)  $(1,842,000)
                                         =======================================

Statements of Partners' Capital
                                            Bank's
Partners' capital                        Subsidiaries    Others        Total
--------------------------------------------------------------------------------
Balance October 1, 1994                  $ 2,788,617  $ 7,127,234   $ 9,915,851
Capital contribution                         225,309      185,809       411,118
(Loss) for year ended September 30, 1995    (614,000)  (1,228,000)   (1,842,000)
                                         ---------------------------------------
Balance September 30, 1995                 2,399,926    6,085,043     8,484,969
Capital contribution                          75,000      150,000       225,000
(Loss) for year ended September 30, 1996    (298,000)    (596,000)     (894,000)
                                         ---------------------------------------
Balance September 30, 1996                 2,176,926    5,639,043     7,815,969
Capital contribution                          90,000      180,000       270,000
(Loss) for year ended September 30, 1997     (43,000)     (86,000)     (129,000)
Distribution of capital                         --     (1,200,000)   (1,200,000)
                                         ---------------------------------------
Balance September 30, 1997               $ 2,223,926  $ 4,533,043   $ 6,756,969
                                         =======================================


9. Premises and Equipment

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Land                                             $    220,000       $    220,000
Buildings and improvements                          2,161,668          2,174,114
Leasehold improvements                              1,393,782          1,245,011
Furniture, fixtures
  and equipment                                       845,167            904,034
                                                 -------------------------------
                                                    4,620,617          4,543,159
Less accumulated depreciation
  and amortization                                  2,189,047          2,020,895
                                                 -------------------------------
                                                 $  2,431,570       $  2,522,264
                                                 ===============================


10. Accrued Interest Receivable

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Loans, net of allowance for
  uncollected interest of
  $603,000 and $473,000
  at September 30, 1997 and
  1996, respectively                             $    693,958       $    605,257
Mortgage-backed securities                            314,088            382,225
Investment securities                               1,240,532            801,142
Other interest-earning assets                            --                  346
                                                 -------------------------------
                                                 $  2,248,578       $  1,788,970
                                                 ===============================


11. Deposits

                                                                           September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                          1997                                       1996
                                           --------------------------------------------------------------------------------
                                                                       Weighted                                    Weighted
                                                                        Average                                     Average
                                           Percent       Amount          Rate          Percent       Amount          Rate
                                           --------------------------------------------------------------------------------
Non-interest bearing demand                  4.72      $ 10,088,755      0.00%           3.52      $  7,155,614      0.00%
Interest-bearing demand                      7.22        15,399,555      2.17%           9.18        18,621,553      2.18%
Savings and club                            34.73        74,109,004      2.20%          36.52        74,084,490      2.11%
Certificates of deposit                     53.33       113,796,968      5.80%          50.78       103,022,109      5.85%
                                           ------------------------                    ------------------------
  Total deposits                           100.00      $213,394,282      4.01%         100.00      $202,883,766      3.94%
                                           ========================                    ========================


                                  fifty years of dedication to our community  29
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The following table presents certificates of deposit outstanding based upon interest rate ranges:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
                                                          (In Thousands)
Certificate accounts:
  3.00% to 3.99%                                 $         45       $        163
  4.00% to 4.99%                                       12,148             24,776
  5.00% to 5.99%                                       73,056             50,468
  6.00% to 6.99%                                       12,333             10,685
  7.00% to 7.99%                                       16,161             16,879
  8.00% to 8.99%                                           54                 51
                                                 -------------------------------
                                                 $    113,797       $    103,022
                                                 ===============================

The scheduled maturities of certificates of deposit were as follows:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
                                                          (In Thousands)
One year or less                                 $     73,200       $     53,177
One to two years                                       14,609             23,168
Two to three years                                     14,128              5,929
Thereafter                                             11,860             20,748
                                                 -------------------------------
  Total                                          $    113,797       $    103,022
                                                 ===============================


Certificates of deposit of $100,000 or more totalled approximately $11,516,000 and $7,860,000 at September 30, 1997 and 1996, respectively.

Interest expense on deposits consists of the following:

                                            Year Ended September 30,
--------------------------------------------------------------------------------
                                     1997              1996              1995
                                ------------------------------------------------
Demand                          $   359,612       $   439,309       $   372,698
Savings and clubs                 1,560,734         1,672,529         1,930,106
Certificates
  of deposit                      6,182,463         5,480,885         3,815,922
                                ------------------------------------------------
                                $ 8,102,809       $ 7,592,723       $ 6,118,726
                                ================================================


12. Advances from Federal Home Loan Bank of New York ("FHLB")

                                                    September 30,
--------------------------------------------------------------------------------
                                     Interest
                                       Rate            1997              1996
                                ------------------------------------------------
Overnight advances due:
  October 1, 1996                     6.125%      $      --         $   525,000
Notes maturing on:
  February 14, 1997                   5.133%             --           1,200,000
  December 19, 1997                   5.597%        2,000,000         2,000,000
  December 28, 1998                   5.670%        6,000,000         6,000,000
                                ------------------------------------------------
                                                  $ 8,000,000       $ 9,725,000
                                ================================================

The Bank has an available overnight line of credit with the FHLB, subject to the terms and conditions of the lender's overnight advance program, in the amount of $39,598,000 and $22,330,400 at September 30, 1997 and 1996, respectively.
Advances under this line of credit, which expires on December 22, 1997, are made for one-day periods. The advances were secured by stock of the FHLB in the amount of $1,845,000 and $1,675,800 at September 30, 1997 and 1996,
respectively, and mortgage loans with an unpaid balance of $34,254,000 and $5,185,000 at September 30, 1997 and 1996, respectively.


13. Securities Sold Under Agreements to Repurchase

                                                                                                       September 30,
                                                                              Interest        -----------------------------
Lender                                                    Maturity              Rate              1997              1996
---------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank                               December 18, 1996         5.46%          $        --       $ 4,600,000
Federal Home Loan Bank                               December 20, 1996         5.46%                   --         4,768,000
Federal Home Loan Bank                               December 26, 1996         5.40%                   --         4,678,000
Federal Home Loan Bank                               December 18, 2001         5.291%           5,000,000                --
Federal Home Loan Bank                               May 30, 2002              5.813%          10,000,000                --
Security broker dealer                               August 19, 2002           5.62%           10,000,000                --
                                                                                              -----------------------------
                                                                                              $25,000,000       $14,046,000
                                                                                              =============================


At September 30, 1997, securities sold under agreements to repurchase are all callable or will reprice within two years and at periodic intervals thereafter.

30
--------------------------------------------------------------------------------

Information concerning borrowings collateralized by securities sold under agreements to repurchase is summarized as follows:

                                                            Year Ended
                                                           September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
                                                      (Dollars in Thousands)
Average balance during the year                  $     12,010      $      8,228
Average interest rate
  during the year                                        5.53%             5.70%
Maximum month-end
  balance during the year                        $     25,000      $     15,064
Investment securities underlying
  the agreement at year end:
    Carrying value                               $     28,545      $     15,150
    Estimated fair value                         $     28,427      $     14,520


14. Treasury Tax and Loan Account Borrowings

At September 30, 1997 and 1996, the Bank had borrowings from the Federal Reserve Bank of New York under the Treasury Tax and Depository program in the amount of $20,000,000 and $9,880,970, respectively, at an interest rate of 5.408% and 5.20%, respectively, per annum payable on demand. These borrowings are secured by investment securities with a carrying value of $22,225,000 and $10,972,000 and fair value of $21,151,000 and $10,570,000, respectively.


15. Income Taxes

The Bank qualifies as a Savings and Loan Association under the provisions of the Internal Revenue Code and was therefore permitted, prior to October 1, 1996, to deduct from taxable income an allowance for bad debts based on the greater of;
(1) actual loan losses (the "experience method"); or (2) eight (8) percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method"). For the tax years 1996 and 1995, the Bank used the percentage of taxable income method.

On August 21, 1996, legislation was signed into law which repealed the percentage of taxable income method for the federal income tax bad debt deduction. The repeal is effective for the Bank's taxable year beginning October 1, 1996. In addition, the legislation requires the Company to include in taxable income its bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for the Federal tax bad debt deduction and the corresponding increase in the Federal tax bad debt reserve in excess of the base year have been recorded as temporary differences pursuant to SFAS 109, this change in the tax law will not have a material adverse effect on the Company's consolidated statement of operations. The New York State and New York City tax laws have been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve methods, for purposes of determining New York State and New York City tax liabilities.

Retained earnings at September 30, 1997 include approximately $3,127,000 related to bad debt deductions for federal income tax purposes for which income taxes have not been provided. If such amount is used for purposes other than bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rates.

The components of income taxes are summarized as follows:

                                            Year Ended September 30,
--------------------------------------------------------------------------------
                                     1997              1996              1995
                                ------------------------------------------------
Current tax expense:
  Federal income                $ 1,164,599       $ 1,186,475       $   846,068
  State and
    city income                     509,672           576,919           366,219
                                ------------------------------------------------
                                  1,674,271         1,763,394         1,212,287
                                ------------------------------------------------

Deferred tax
  expense (benefit):
    Federal income                  178,353          (609,709)         (220,292)
    State and
      city income                    76,853          (478,458)         (155,903)
                                ------------------------------------------------
                                    255,206        (1,088,167)         (376,195)
                                ------------------------------------------------
                                $ 1,929,477       $   675,227       $   836,092
                                ================================================


The following table presents a reconciliation between reported income taxes and the income taxes which would be computed by applying the federal statutory rate of 34% to income before income taxes:

                                            Year Ended September 30,
--------------------------------------------------------------------------------
                                     1997              1996              1995
                                ------------------------------------------------
Federal income
  taxes                         $ 1,507,662       $   621,558       $   694,298
Increase (reduction)
  of income taxes
  resulting from:
    New York state
      and city
      taxes, net of
      federal income
      tax effect                    387,106            79,010           138,809
Cost of ESOP
  and RRP                           (21,605)          (14,835)             --
Other                                56,314           (10,506)            2,985
                                ------------------------------------------------
                                $ 1,929,477       $   675,227       $   836,092
                                ================================================


At September 30, 1997 and 1996, refundable income taxes of $217,953 and $36,340, respectively, are included in other assets.


                                  fifty years of dedication to our community  31
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Deferred income tax assets
Uncollected interest                             $    279,421       $    219,699
Allowance for loss on loans
  in excess of tax bad debt
  deductions                                          470,815            352,744
Deferred loan fees                                     66,147             73,972
Accrued pension and benefits                          126,280             93,084
Deferred compensation                                 186,796               --
Depreciation                                          131,594            131,650
ESOP and RRP cost                                      98,524             99,702
Special assessment of
  Federal Insurance                                      --              517,452
Other                                                    --               59,922
                                                 -------------------------------
                                                    1,359,577          1,548,225
                                                 -------------------------------
Deferred income tax liabilities
Deferred premiums and discounts                        11,588             11,953
Deferred loss on investments
  in real estate                                      116,693            117,046
Unrealized gain on securities
  available for sale                                   71,975               --
State and city taxes                                   67,659               --
                                                 -------------------------------
                                                      267,915            128,999
                                                 -------------------------------
Net deferred income tax assets
  included in other assets                       $  1,091,662       $  1,419,226
                                                 ===============================


16. Regulatory Capital

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the capital regulations of the Office of Thrift Supervision (the "OTS") prescribe capital requirements which include three separate measurements of capital adequacy (the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its adjusted total assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

As of June 30, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total, risk-based and Tier 1 leverage ratios of 10%, 6% and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


The following table sets forth the capital position of the Bank as calculated under the Capital Rule:

                                                                  Tangible                    Core                  Risk-Based
------------------------------------------------------------------------------------------------------------------------------------
                                                             Amount      Percent       Amount      Percent       Amount      Percent
                                                           -------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)
GAAP stockholders' equity                                  $ 24,717        8.44      $ 24,717        8.44      $ 24,717       20.71
Less unrealized gain                                            (92)      (0.03)          (92)      (0.03)          (92)      (0.08)
Less goodwill and other intangibles                            (126)      (0.04)         (126)      (0.04)         (126)      (0.11)
Less investment in "non-includable"
  subsidiaries required to be deducted                       (3,355)      (1.15)       (3,355)      (1.15)       (3,355)      (2.81)
Add general valuation allowance                                --          --            --          --           1,180        1.00
                                                           -------------------------------------------------------------------------
Capital as calculated under FIRREA                           21,144        7.22        21,144        7.22        22,324       18.71
Capital as required under FIRREA                              4,395        1.50         8,790        3.00         9,548        8.00
                                                           -------------------------------------------------------------------------
Excess                                                     $ 16,749        5.72      $ 12,354        4.22      $ 12,776       10.71
                                                           =========================================================================


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


32
--------------------------------------------------------------------------------

The dividend payments to the Company by the Bank are subject to the profitability of the Bank and applicable regulations. The Bank did not pay dividends to the Company during the years ended September 30, 1997, 1996 and 1995. On October 30, 1997, the Bank paid a dividend of $1,881,000 to the Company. Had this dividend been paid on September 30, 1997, the capital position of the Bank would be as follows:

                                                   Tangible                          Core                         Risk-Based
------------------------------------------------------------------------------------------------------------------------------------
                                            Amount          Percent          Amount          Percent          Amount         Percent
                                           -----------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Actual                                     $19,263            6.62          $19,263            6.62          $20,443           17.18
Required                                     4,367            1.50            8,734            3.00            9,517            8.00
                                           -----------------------------------------------------------------------------------------
Excess                                     $14,896            5.12          $10,529            3.62          $10,926            9.18
                                           =========================================================================================


17. Benefit Plans

Pension Plan

The Bank has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are based upon each employee's years of service. The Bank's policy is to fund the plan with annual contributions equal to the maximum amount deductible for federal income tax purposes.

The following table sets forth the plan's funded status:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Actuarial present value of
  benefit obligation,
  including vested benefits
  of $2,170,928 and
  $1,840,708, respectively                       $  2,183,045       $ 1,903,127
                                                 ===============================
Projected benefit obligation                     $ (2,634,154)      $(2,299,516)
Plan assets at fair value                           2,518,311         2,234,942
                                                 -------------------------------
Projected benefit obligation in
  excess of plan assets                              (115,843)          (64,574)
Unrecognized (gain)                                  (423,050)         (536,887)
Unrecognized net transition
  obligation at October 1,
  1988 being amortized
  over fifteen years                                  170,625           197,925
Unrecognized prior service
  cost at October 1, 1989
  being amortized
  over 11.1 years                                     111,212           145,598
Contributions made during
  the three months
  ended September 30                                     --              57,290
                                                 -------------------------------
(Accrued) pension cost
  included in other liabilities$                     (257,056)      $  (200,648)
                                                 ===============================

Net periodic pension cost included the following components:

                                            Year Ended September 30,
--------------------------------------------------------------------------------
                                     1997              1996              1995
                                ------------------------------------------------
Service cost                    $    88,225       $    87,457       $    74,246
Interest cost                       173,867           169,729           210,445
Actual return on
  plan assets                      (285,480)         (217,332)         (141,270)
Net amortization
  and deferral                      141,159           115,821            61,686
                                ------------------------------------------------
Net periodic pension
  cost included in
  salaries and
  employee benefits             $   117,771       $   155,675       $   205,107
                                ================================================

Assumptions used in accounting for the plan are as follows:

                                            Year Ended September 30,
--------------------------------------------------------------------------------
                                     1997              1996              1995
                                ------------------------------------------------
Discount rate                          7.75%             7.50%             8.25%
Rate of increase in
  compensation                         5.50%             5.50%             6.00%
Long-term rate of
  return on plan assets                8.00%             8.00%             8.00%


Savings Incentive Plan

The Bank has a savings incentive plan, pursuant to Section 401(K) of the Internal Revenue Code, for all eligible employees of the Bank. Employees may elect to save from 1% to 15% of their eligible compensation, of which the Bank will match the lesser of 25% of the employees' contribution or 1% of the employees' compensation. The Bank may make a special elective employer contribution in addition to its matching contribution. Total savings incentive plan expense for the years ended September 30, 1997, 1996 and 1995 was approximately $14,000, $14,000 and $22,000, respectively.

                                  fifty years of dedication to our community  33
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

18. Stock Benefit Plans

Employee Stock Ownership Plan ("ESOP")

Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $1,529,500 of proceeds from a term loan from the Company to purchase 152,950 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP was payable initially over seven annual installments commencing on December 31, 1994. Interest on the term loan is payable annually, commencing on December 31, 1994, at a rate of 7.75 percent per annum. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required from the ESOP on the term loan less any dividends received by the ESOP on unallocated shares. Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation. During the years ended September 30, 1997 and 1996, the Bank made cash contributions of $232,066 and $302,190, respectively, to the ESOP, of which $133,520 and $190,184, respectively, were applied to the principal. Effective January 1, 1995, the terms of the term loan were renegotiated between the Company and the ESOP and the remaining term to maturity was extended from six to nine years. At September 30, 1997 and 1996, the loan had an outstanding balance of $1,132,962 and $1,266,483, respectively.

The ESOP is accounted for in accordance with SOP 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the AICPA in November 1994. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Contributions equivalent to dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expenses were $279,000, $218,000, and $191,000 for the years ended September 30, 1997, 1996, and 1995, respectively.


The ESOP shares are summarized as follows:

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Allocated shares                                       39,653             26,302
Shares committed to be released                        12,140              9,306
Unreleased shares                                     101,157            117,342
                                                 -------------------------------
Total ESOP shares                                     152,950            152,950
                                                 ===============================
Fair value of unreleased shares                  $  2,276,033       $  1,768,344
                                                 ===============================


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

Under the RRP, awards are granted in the form of common stock held by the RRP trust. The awards vest over a period of time not more than five years commencing one year from the date of award. The awards become fully vested upon termination of employment due to death, disability or normal retirement. The awards to officers, employees and outside directors become fully vested upon a change in control of the Bank or the Company. During the year ended September 30, 1995, 54,407 shares were awarded to employees and officers and 3,500 shares were awarded to outside directors. During the year ended September 30, 1996, 6,964 shares were awarded to employees and officers and 13,547 shares were forfeited. During the year ended September 30, 1997, 1,089 shares were awarded to outside directors, 19,429 shares were awarded to employees and officers and 6,292 shares were forfeited.

The Company recorded compensation expense for the RRP of $136,266, $136,266 and $90,844 for the years ended September 30, 1997, 1996 and 1995, respectively.


Stock Option Plan

The Company has adopted an Incentive Stock Option Plan ("ISO Plan") authorizing the grant of stock options and limited rights equal to 152,950 shares of common stock to officers and employees of the Bank or the Company. Options granted under the ISO Plan may be either options that qualify as incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant.


34
--------------------------------------------------------------------------------

All options granted will be exercisable in the event the optionee terminates employment due to death, disability or normal retirement or in the event of a change in control of the Bank or the Company. The options expire ten years from the date of the grant. Simultaneously with the grant of options, the Company granted "limited rights" with respect to the shares covered by the options, which enables the optionee, upon a change of control of the Bank or the Company, to elect to receive cash for each option granted, equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise.

The Company adopted a stock option plan for outside directors (the "Option Plan") authorizing the grant of non-statutory stock options equal to 65,550 shares of common stock to outside directors of the Bank and/or the Company. Options granted will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date the individual began serving as outside director, including service prior to adoption of the Plan. All options granted under the Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a Director for any reason other than removal for cause. If a director is removed for cause, all options awarded to him shall expire upon such removal. Upon the death or disability of the participant, all options previously granted would automatically be exercisable.

Activity for the stock option plans is as follows:

                                                                                                                  Weighted
                                                                                                                   Average
                                                                             Option            Option             Exercise
                                                        ISO Plan              Plan         Price Per Share          Price
---------------------------------------------------------------------------------------------------------------------------
Options reserved                                        152,970              65,550
                                                        ===========================

Granted during year ended September 30, 1995             86,970              43,700            $9.44               $ 9.44
                                                        ---------------------------
Balance at September 30, 1995                            86,970              43,700             9.44                 9.44
Exercised                                                    --             (10,925)            9.44                 9.44
Canceled                                                (19,534)                 --             9.44                 9.44
                                                        ---------------------------
Balance at September 30, 1996                            67,436              32,775             9.44                 9.44
Granted                                                  63,000              16,850        14.25 to 18.00           17.33
Exercised                                                (8,609)                 --             9.44                 9.44
Canceled                                                (10,096)                 --             9.44                 9.44
                                                        ---------------------------
Balance at September 30, 1997                           111,731              49,625         9.44 to 18.00           13.34
                                                        ===========================
Shares exercisable at September 30, 1997                 19,492              44,625       $9.44 to $18.00          $10.84
                                                        ===========================


Had compensation cost for the Company's stock benefit plans been determined, consistent with SFAS 123 for awards made after September 30, 1995, the Company's net income and net income per common share would have been reduced to the pro forma amounts reflected below:

                                                            Year Ended
                                                           September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
                                                  (Dollars in Thousands, except
                                                        for per share data)
Net income:
  As reported                                    $      2,505       $      1,152
  Pro forma                                             2,489              1,152
Net income per common share:
  As reported                                            1.50                .64
  Pro forma                                              1.49                .64


The weighted average fair value at date of grant for options granted during the year ended September 30, 1997 was $3.77 per option. The fair values of share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions: Dividend yield 2.32%; expected volatility of 17.48%; risk free interest rate of 6.19%; and expected option lives of 5.0 years.


19. Branch Acquisition

On February 24, 1995, the Bank purchased deposit liabilities associated with a branch office located in Greenpoint, Brooklyn. The Bank assumed deposit liabilities in the amount of $14,813,000 and paid a premium of $127,000. The premium, along with other costs of acquisition, is being amortized on a straight-line basis over a period of ten years. At September 30, 1997 and 1996, the unamortized premium and other acquisition costs totalling $126,000 and $143,000, respectively, are included in other assets. The amortization expense for the years ended September 30, 1997, 1996 and 1995 were $17,000, $18,000 and $9,000, respectively.


                                  fifty years of dedication to our community  35
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

20. Legislative Matter

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank took a charge of $1,115,198 as a result of the special assessment during the year ended September 30, 1996. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Currently, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that legislation is adopted to eliminate the savings association charter and no savings associations remain as of the time.

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments as described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether BIF and SAIF will eventually be merged.


21. Commitments and Contingencies

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

The Bank has the following outstanding commitments to originate conventional mortgage loans. All commitments expire within three months.

                                                          September 30,
--------------------------------------------------------------------------------
                                                      1997               1996
                                                 -------------------------------
Conventional mortgages                           $  8,565,000       $  7,355,000
                                                 ===============================


At September 30, 1997, of the $8,565,000 in outstanding commitments to originate loans, $6,901,000 are at fixed rates ranging from 6.625% to 10.00% and $1,664,000 are at adjustable rates with initial rates within ranging from 5.75% to 7.875%.

Rentals under long-term operating leases for certain branch offices amounted to approximately $178,000, $144,000 and $142,000 for the years ended September 30, 1997, 1996 and 1995, respectively. At September 30, 1997, the minimum rental commitments under all non-cancelable leases with initial or remaining terms of more than one year and expiring through August 31, 2005 are as follows:

  Year Ending                                                          Minimum
 September 30,                                                           Rent
--------------------------------------------------------------------------------
     1998                                                              $187,000
     1999                                                               190,000
     2000                                                               139,000
     2001                                                               102,000
  Thereafter                                                            197,000
                                                                       --------
                                                                       $815,000
                                                                       ========


The Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and its subsidiaries, in the conduct of their business, are involved in normal litigation matters. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or results of operations of the Company and Subsidiaries.


36
--------------------------------------------------------------------------------

22. Fair Values of Financial Instruments

The carrying amounts and fair values of the corporation's financial instruments are as follows:

                                                                                                  September 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         1997                        1996
                                                                               -----------------------------------------------------
                                                                               Carrying         Fair        Carrying          Fair
                                                                                 Value          Value         Value           Value
                                                                               -----------------------------------------------------
                                                                                                  (In Thousands)
Financial assets
Cash and cash equivalents                                                      $ 13,388       $ 13,388       $  5,102       $  5,102
Investment securities, including available for sale                              70,141         69,953         54,730         53,511
Mortgage-backed securities, including available for sale                         47,878         48,486         54,853         54,917
Loans receivable                                                                153,292        156,083        140,314        140,464
Accrued interest receivable                                                       2,249          2,249          1,789          1,789
Financial liabilities
Deposits                                                                        213,394        214,103        202,884        203,510
Advances and other borrowings                                                    53,000         51,452         33,652         33,486
Commitments
To originate loans                                                                8,565          8,565          7,355          7,355


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


23. Parent Only Financial Information

Financial Bancorp, Inc. operates two wholly owned subsidiaries, Financial Federal Savings Bank and 842 Manhattan Avenue Corp. The earnings of the subsidiaries are recognized by the holding company using the equity method of accounting. Accordingly, earnings of the subsidiaries are recorded as increases in the Company's investment in the subsidiary. The following are the condensed financial statements for Financial Bancorp, Inc. (Parent company only) as of September 30, 1997 and 1996 and for the three-year period ended September 30, 1997.


                                  fifty years of dedication to our community  37
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------


Condensed Statements of Financial Condition

                                                          September 30,
--------------------------------------------------------------------------------
Assets                                                1997               1996
                                                 -------------------------------
Cash and amounts due from depository institution $    396,357       $      6,475
Repurchase agreements                                    --            2,185,000
                                                 -------------------------------
  Cash and cash equivalents                           396,357          2,191,475
Accrued interest receivable                            65,853             75,058
ESOP loan receivable                                1,132,963          1,266,483
Investment in Financial Federal Savings Bank       24,717,432         21,659,540
Investment in 842 Manhattan Avenue Corp.              264,590            232,193
Other assets                                          319,595            401,809
                                                 -------------------------------
  Total assets                                   $ 26,896,790       $ 25,826,558
                                                 ===============================

Liabilities and stockholders' equity
Other liabilities                                $     40,556       $     39,360
Stockholders' equity                               26,856,234         25,787,198
                                                 -------------------------------
  Total liabilities and stockholders' equity     $ 26,896,790       $ 25,826,558
                                                 ===============================


Statements of Income

                                                                                           Year Ended September 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      1997           1996           1995
                                                                              ------------------------------------------------------
Interest income                                                               $    90,849          $   112,031          $   119,883
Equity in undistributed earning of the subsidiaries                             2,583,008            1,211,457            1,262,813
                                                                              ------------------------------------------------------
                                                                                2,673,857            1,323,488            1,382,696
Expenses                                                                          226,680              201,401              226,383
                                                                              ------------------------------------------------------
Income before income taxes                                                      2,447,177            1,122,087            1,156,313
Income tax (benefit)                                                              (57,646)             (30,798)             (49,649)
                                                                              ------------------------------------------------------
Net income                                                                    $ 2,504,823          $ 1,152,885          $ 1,205,962
                                                                              ======================================================


Statements of Cash Flows

                                                                                           Year Ended September 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      1997           1996           1995
                                                                              ------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                  $ 2,504,823          $ 1,152,885          $ 1,205,962
  Adjustments to reconcile net income to net cash used
    in operating activities:
    Equity in undistributed earnings of the subsidiaries                       (2,583,008)          (1,211,457)          (1,262,813)
    Decrease (increase) in accrued interest receivable                              9,205               11,126              (71,367)
    Decrease (increase) in other assets                                            82,214             (315,105)             (80,818)
    Increase (decrease) in other liabilities                                        1,196               39,360               (5,932)
                                                                              ------------------------------------------------------
      Net cash provided by (used in) operating activities                          14,430             (323,191)            (214,968)

Cash flows from investing activities:
  Decrease in ESOP loan receivable                                                133,520              190,184               72,833
  Capital contribution to 842 Manhattan Avenue Corp.                                 --               (236,000)                --
                                                                              ------------------------------------------------------
      Net cash provided by (used in) investing activities                         133,520              (45,816)              72,833

Cash flows from financing activities:
  Acquisition of treasury stock                                                (1,412,789)          (2,522,444)          (2,591,542)
  Payment of dividends on common stock                                           (611,548)            (478,742)            (292,550)
  Payment of conversion expenses                                                     --                   --                (43,099)
  Treasury stock reissued for stock options                                        81,269              103,132                 --
                                                                              ------------------------------------------------------
      Net cash (used in) by financing activities                               (1,943,068)          (2,898,054)          (2,927,191)

Net (decrease) in cash and cash equivalents                                    (1,795,118)          (3,267,061)          (3,069,326)
Cash and cash equivalents--beginning                                            2,191,475            5,458,536            8,527,862
                                                                              ------------------------------------------------------
Cash and cash equivalents--ending                                             $   396,357          $ 2,191,475          $ 5,458,536
                                                                              ======================================================


38
--------------------------------------------------------------------------------

24. Quarterly Financial Data (Unaudited)

                                                                                 First         Second          Third         Fourth
Year Ended September 30, 1997                                                   Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands, except per share data)
Interest income                                                                  $4,912         $4,809         $5,070        $5,281
Interest expense                                                                  2,458          2,330          2,527         2,714
                                                                                 --------------------------------------------------
  Net interest income                                                             2,454          2,479          2,543         2,567
Provision for loan losses                                                           100             96            111           120
Non-interest income                                                                 140            171            175           197
Non-interest expenses                                                             1,384          1,659          1,446         1,376
Income taxes                                                                        517            315            500           597
                                                                                 --------------------------------------------------
Net income                                                                       $  593         $  580         $  661        $  671
                                                                                 ==================================================
Net income per common share and common stock equivalents                         $ 0.35         $ 0.35         $ 0.40        $ 0.40
                                                                                 ==================================================


                                                                                 First         Second          Third         Fourth
Year Ended September 30, 1996                                                   Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands, except per share data)
Interest income                                                                  $4,212         $4,393         $4,532        $4,686
Interest expense                                                                  2,071          2,170          2,131         2,319
                                                                                 --------------------------------------------------
  Net interest income                                                             2,141          2,223          2,401         2,367
Provision for loan losses                                                            54             76            159           254
Non-interest income (loss)                                                           77             92           (110)          117
Non-interest expenses                                                             1,301          1,353          1,332         2,951
Income taxes                                                                        379            391            295          (390)
                                                                                 --------------------------------------------------
Net income (loss)                                                                $  484         $  495         $  505        $ (331)
                                                                                 ==================================================
Net income (loss) per common share and common stock equivalents                  $ 0.26         $ 0.27         $ 0.29        $(0.19)
                                                                                 ==================================================


                                  fifty years of dedication to our community  39
--------------------------------------------------------------------------------

Independent Auditors' Report
--------------------------------------------------------------------------------


To The Board of Directors
Financial Bancorp, Inc.
  and Subsidiaries

We have audited the consolidated statements of financial condition of Financial Bancorp, Inc. (the "Company") and Subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Financial Bancorp, Inc. and Subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-period ended September 30, 1997, in conformity with generally accepted accounting principles.



/s/Radics & Co. LLC

Pine Brook, New Jersey
November 17, 1997


Management Responsibility Statement
--------------------------------------------------------------------------------


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

The Board of Directors, through its Audit Committee of non-management directors, is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the independent certified public accountants. The Audit Committee meets with management, the independent certified public accountants and the internal auditor, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.



/s/Frank S. Latawiec

Frank S. Latawiec
President and
Chief Executive Officer



/s/P. James O'Gorman

P. James O'Gorman
Executive Vice President and
Chief Financial Officer




40
--------------------------------------------------------------------------------

Financial Bancorp, Inc. and Subsidiaries

Corporate & Stockholder Information
--------------------------------------------------------------------------------

Directors
Peter S. Russo, Chairman
Managing Partner, Trio Realty
Corp. and Quad Realty Corp.

Frank S. Latawiec
President and Chief Executive
Officer, Financial Federal Savings
Bank

Dominick L. Segrete
President, Tucci, Segrete & Rosen
Consultants Inc.

Richard J. Hickey, CPA
Partner, Girardi and Hickey

Raymond M. Calamari
Business Consultant


Executive Officers
Frank S. Latawiec
President and Chief Executive
Officer

P. James O'Gorman, CPA
Executive Vice President, Chief
Financial Officer and Treasurer

Robert E. Adamec
Senior Vice President, Corporate
Secretary

Valerie M. Swaya
Vice President, Chief
Administrative Officer


Vice Presidents
Steven D. Trow
Lending

Christine J. Santangelo
Business Development

Laura T. Mazzanti
Systems


Corporate Offices:
Financial Bancorp, Inc.
42-25 Queens Boulevard
Long Island City, New York 11104
(718) 729-5002


Annual Meeting
The annual meeting of stockholders will be held on Thursday, January 22, 1998 at 10:30am, at the La Guardia Marriot, 102-05 Ditmars Boulevard, East Elmhurst, New York. A notice of the meeting, a proxy statement and a proxy form are included with this mailing to stockholders of record on December 5, 1997.


Branch Directory
42-25 Queens Boulevard
Long Island City, New York 11104
(718) 729-5002

45-14 46th Street
Long Island City, New York 11104
(718) 729-4600

75-23 37th Avenue
Jackson Heights, New York 11372
(718) 779-4600

59-23 Main Street
Flushing, New York 11355
(718) 353-3911

814 Manhattan Avenue
Brooklyn, New York 11222
(718) 383-0561


Common Stock Information
Financial Bancorp, Inc. common stock is traded on the Nasdaq National Market under the symbol "FIBC." The table below shows the reported high and low sales price of the common stock during the periods indicated in the fiscal years ended September 1997 and 1996.

                                                  1997
-----------------------------------------------------------------------
                                     High                        Low
-----------------------------------------------------------------------
First Quarter                      15  1/4                       14
Second Quarter                     18  1/2                       15
Third Quarter                      18  1/4                       14 7/8
Fourth Quarter                     23 15/16                      18 1/8

                                                  1996
-----------------------------------------------------------------------
                                     High                        Low
-----------------------------------------------------------------------
First Quarter                      14                            13
Second Quarter                     13 3/4                        12 1/2
Third Quarter                      13 1/2                        12 1/2
Fourth Quarter                     16 1/4                        12 1/2

As of December 5, 1997, the Company had approximately 153 stockholders of record, not including the number of persons or entities holding stock in nominee or street name through broker-dealers and banks. At December 5, 1997, the Company had 1,709,700 shares of common stock outstanding.


Stock Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by contacting:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948


Investor Relations
Stockholder and general inquiries regarding Financial Bancorp, Inc. should be directed to:
Valerie M. Swaya, Vice President
Investor Relations
Financial Bancorp, Inc.
42-25 Queens Boulevard
Long Island City, New York 11104
(718) 729-5002


Annual Report on Form 10-K
A copy of the annual report on form 10-K for the fiscal year ended September 30, 1997, which has been filed with the Securities and Exchange Commission, is available to stockholders (excluding exhibits) at no charge, upon written request to:
Investor Relations Department
Financial Bancorp, Inc.
42-25 Queens Boulevard
Long Island City, New York 11104


Legal Counsel
Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016


Thomas & Graham
5 Dakota Drive
Lake Success, New York 11042

Auditor
Radics & Co., LLC
55 U.S. Highway 46
Pine Brook, New Jersey 07058




Designed by Curran & Connors, Inc.


--------------------------------------------------------------------------------

Corporate Offices:
Financial Bancorp, Inc.
42-25 Queens Boulevard
Long Island City, NY 11104
(718) 729-5002




















                   [GRAPHIC OMITTED] Printed on recycled paper